As filed with the Securities and Exchange Commission on March 14, 2007

Registration No. 333-138824

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FBR CAPITAL MARKETS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Virginia	6211	20-5164223
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1001 Nineteenth Street North, 18th Floor

Arlington, Virginia 22209

(703) 312-9500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

William J. Ginivan

Executive Vice President and General Counsel

FBR Capital Markets Corporation

1001 Nineteenth Street North, 18th Floor

Arlington, Virginia 22209

(703) 469-1140

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Daniel M. LeBey, Esq.

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

(804) 788-8200

(804) 788-8218 (Facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell the securities described in this document until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and neither we nor the selling shareholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED MARCH 14, 2007

PROSPECTUS

FBR Capital Markets Corporation

20,600,000 Shares of Common Stock

We are a full-service capital markets, including investment banking and institutional brokerage and research, and asset management firm with a customer-focused and innovative approach to our clients’ needs. In addition, we make principal investments, including merchant banking investments, with our own capital.

We are an indirect taxable REIT subsidiary of Friedman, Billings, Ramsey Group, Inc., or FBR Group, which beneficially owns approximately     % of the outstanding shares of our common stock as of the date of this prospectus. We were formed in June 2006 to be the holding company for FBR Group’s capital markets, including investment banking and institutional brokerage and research, and asset management businesses.

This prospectus covers the resale of up to 20,600,000 shares of our common stock, including up to 2,600,000 shares that are issuable by us upon exercise of outstanding options previously granted to two affiliates of Crestview Partners, a New York-based private equity firm, that the selling shareholders named in this prospectus may offer for sale from time to time following the effective date of the registration statement of which this prospectus is a part. The registration of the shares of common stock does not necessarily mean that the selling shareholders will offer or sell any of the shares.

The selling shareholders from time to time may offer and resell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the name of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement that will accompany this prospectus. A prospectus supplement also may add, update or change information contained in this prospectus.

No public market currently exists for our common stock. Our common stock is not currently listed or quoted on any national securities exchange or market system. However, in connection with our private offering in July 2006, our common stock became eligible for reporting on The PORTAL MarketSM, or PORTAL, a subsidiary of the NASDAQ Stock Market, Inc. The last reported sale price of our common stock on PORTAL on February 7, 2007 was $15.35 per share.

We intend to apply to have our common stock listed on the NASDAQ Global Market, or Nasdaq, under the symbol “FBCM.” Until such time as our common stock is quoted on Nasdaq, we expect that the selling shareholders will offer and sell their shares at prices between $             and $             per share, if any shares are sold. After our common stock is quoted on Nasdaq, the selling shareholders may offer and sell their shares of common stock from time to time in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices or privately negotiated prices.

We are not offering for sale any shares of our common stock in the registration statement of which this prospectus is a part. We are filing the registration statement pursuant to contractual obligations that exist with the selling shareholders. We will not receive any proceeds from sales of our shares of common stock by the selling shareholders, but we will incur expenses in connection with the registration of these shares.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 16 of this prospectus for a discussion of those risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                         , 2007.

No dealer, salesperson or other individual has been authorized to give any information or make any representations not contained in this prospectus in connection with the offering made by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us, the selling shareholders or any of the underwriters. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of our securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person whom it is unlawful to make such offer or solicitation. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the information set forth in this prospectus or in the affairs of our company since the date hereof.

i

SUMMARY

This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider before making an investment in our common stock. You should read carefully the more detailed information set forth under “Risk Factors” beginning on page 16 of this prospectus for a discussion of the material risks associated with an investment in our common stock and the other information included in this prospectus.

Except where the context suggests otherwise, “we,” “us” and “our” refer to FBR Capital Markets Corporation and its subsidiaries, including Friedman, Billings, Ramsey & Co., Inc., which we sometimes refer to as “FBR & Co.,” Friedman, Billings, Ramsey Investment Management, Inc., which we sometimes refer to as “FBRIM,” FBR Fund Advisers, Inc., which we sometimes refer to as “FBR Fund Advisers,” and Friedman, Billings, Ramsey International, Ltd., which we sometimes refer to as “FBRIL.” Except where the context suggests otherwise, “FBR Group” refers to Friedman, Billings, Ramsey Group, Inc. and its subsidiaries, including us, FBR & Co., FBRIM, FBR Fund Advisers and FBRIL. Unless indicated otherwise, the data in this prospectus with respect to rankings within the investment banking industry have been obtained from Dealogic, an independent information provider to the investment banking industry.

Overview

We are a full-service capital markets, including investment banking and institutional brokerage and research, and asset management firm with a customer-focused and innovative approach to our clients’ needs. In addition, we make principal investments, including merchant banking investments, with our own capital. In the 17 years since our founding, we have grown from a boutique investment bank with primary expertise in financial institutions into a top-ranking U.S. investment bank according to data obtained from Dealogic with broad industry coverage which includes consumer, diversified industrials, energy and natural resources, financial institutions, healthcare, insurance, real estate and technology, media and telecommunications, or TMT.

We are an indirect taxable REIT subsidiary of FBR Group, which beneficially owns approximately     % of the outstanding shares of our common stock as of the date of this prospectus. We were formed in June 2006 to be the holding company for FBR Group’s capital markets, including investment banking and institutional brokerage and research, and asset management businesses. In July 2006, we completed a private offering of our common stock to qualified institutional buyers, non-United States persons and institutional and individual accredited investors. Concurrently, we completed a private placement of our common stock to two affiliates of Crestview Partners, a New York-based private equity firm, or Crestview. These two concurrent transactions, which we refer to collectively as our 2006 private offering, in the aggregate resulted in the sale of $270.0 million of our common stock. Net proceeds to us from our 2006 private offering, after deducting the $5.4 million placement fee payable to Crestview Advisors, L.L.C., an affiliate of Crestview that acted as placement agent in connection with the private placement to Crestview, and offering expenses payable by us, were approximately $259.7 million. We have invested the net proceeds resulting from our 2006 private offering in certain merchant banking investments as well as, mortgage-backed securities, pending implementation of our long-term growth strategy with respect to our capital markets and asset management businesses.

By separating FBR Group’s principal investing and non-conforming mortgage loan origination businesses from the capital markets and asset management businesses contributed to us, we believe that FBR Group and our company will be able to more closely meet the investment objectives of FBR Group’s shareholders, some of which desire to invest in a stand-alone capital markets business and others of which desire to invest in a REIT. In addition, we feel that our shareholders will benefit from our ability to better align employee incentives with the areas of the business in which they have the greatest impact. Our employees will be able to participate in our 2006 Long-Term Incentive Plan and FBR Group employees participate in a similar plan offered by FBR Group. Operationally, the executive management team of FBR Group and our company is identical and the business activities conducted by FBR Group and our company will continue to operate as they have previously.

For the year ended December 31, 2006, we were ranked the number three book-running manager for U.S. issuers with a market capitalization of less than $2 billion of common stock in initial public offerings and Rule 144A offerings on a combined basis based on transaction value. During 2006, we also were ranked as the number one book-running manager for U.S. issuers of common stock with market capitalizations of less than $1 billion based on transaction value. Additionally, for the two- and three-year periods ending December 31, 2006, we ranked as the number one book-running manager on a gross fee per capital raising transaction basis (i.e., the total amount of fees earned by us as a book-running manager in public and private equity offerings across all industries divided by the total number of public and private equity offerings across all industries) and on a net revenue per capital raising transaction basis (i.e., gross fee per capital raising transaction basis less our total expenses). Based on transaction value and number of transactions completed, we believe we are currently a leading underwriter in the financial services, real estate and energy sectors. Using the same expertise and discipline that led to our successes in these core sectors, we expect to be successful in growing our existing equity underwriting franchises in consumer, diversified industrials, healthcare, insurance and TMT, to develop leading positions in those core sectors as well.

We believe two fundamental characteristics of our firm have contributed meaningfully to our success:

•	Our highly effective, differentiated distribution capability based on long-standing relationships with a broad cross-section of institutional capital markets clients; and

•	Adherence to a highly disciplined analytical underwriting process that is the basis for the investment banking advice we provide our corporate clients.

For the five-year period ending December 31, 2006, we raised approximately $54.4 billion in equity for our clients and completed approximately $5.2 billion of merger and acquisition, or M&A, transactions. Our eight core sectors represented approximately 79% of all U.S. equity capital raised and 76% of equity securities traded in the United States in 2006.

We are committed to the success of our clients and shareholders, and have focused our business on providing:

•	Capital raising services, including underwriting and placement of public and private equity and debt;

•	Strategic advisory services, including M&A advisory services, restructuring and strategic alternative assessment and implementation services;

•

Institutional sales and trading services, where we seek to bring significant value to institutional investors as a result of our detailed understanding of the market for securities of our corporate clients in our core sectors;

•	Research coverage through which we communicate our unique perspectives and in-depth knowledge to our clients;

•

Asset management services through a group of proprietary mutual funds, private equity funds, hedge funds and funds of funds, and private wealth management services to high net worth individuals, families, foundations, pension funds, endowments and other private entities; and

•	Proprietary investment returns to our shareholders through merchant banking and other strategic direct investments that we make utilizing our own capital.

Our Structure

We are an indirect taxable REIT subsidiary of FBR Group that was formed in June 2006 to be the holding company for FBR Group’s capital markets and asset management businesses. See “—Our Status as a Taxable REIT Subsidiary of FBR Group” and “Certain Relationships and Related Party Transactions—Our Formation Transactions, Special Dividend and Contribution Agreement.”

The following chart illustrates the structure and ownership of our company as of December 31, 2006:

(1)	Based on 64,000,000 shares of common stock outstanding as of December 31, 2006. Does not include: (i) an aggregate of 437,565 restricted shares of common stock awarded under our 2006 Long-Term Incentive Plan; (ii) an aggregate of 40,715 restricted shares of common stock awarded in connection with our acquisition of certain assets and a team of more than two dozen investment banking professionals from Legacy Partners Group, LLC; and (iii) an aggregate of 163,334 shares of common stock subscribed for by our independent directors upon joining our board pursuant to our board’s plan.
(2)	Does not include 2,600,000 shares of common stock issuable upon exercise of outstanding options granted to Crestview upon completion of our 2006 private offering.
(3)	Our merchant banking subsidiary will be formed prior to the effective date of the registration statement of which this prospectus is a part.

Our Strategy and Growth Opportunities

Our strategy is to foster and maintain relationships with our corporate clients by serving their capital and advisory needs, beginning with their initial access to the institutional capital markets and continuing through their existence as a public company, and to provide insight from our knowledgeable institutional brokerage team to investors active in our core sectors.

We believe that we are positioned to expand our business by pursuing a number of the following initiatives:

•

Undertake new merchant banking activities to capitalize on our proprietary investment opportunities, enabling our shareholders to participate in the potential growth and value creation of our corporate clients;

•	Further build out key investment banking industry groups and expand our investment banking team in our London subsidiary;

•	Opportunistically invest in or acquire businesses with strengths in identified strategic sectors such as M&A advisory, fixed income capital markets and private wealth management;

•	Invest seed capital in new and existing alternative investment vehicles in order to grow our alternative assets under management; and

•	Add new institutional brokers and additional capital to our sales and trading businesses in order to further expand our secondary trading market share.

Our Competitive Strengths

We believe the following factors favorably differentiate us from our competitors and position us for future growth:

•	Detailed industry knowledge in our core sectors combined with capital markets expertise and in-depth research coverage;

•	Creative problem solving capability combined with the capacity to react quickly when needed in order to meet the demands of the rapidly changing marketplace;

•	Significant senior level involvement with corporate and investor clients;

•	An investment banking business focused on middle market companies but with lead-managing capital markets capabilities typically associated with much larger firms; and

•	Strong relationships with both investment banking clients and institutional investors and a solid track record of success that has been developed over a period of nearly two decades.

We believe that an important new strength of our company will be our relationship with Crestview, a New York-based private equity firm, whose senior members have extensive experience and relationships in the investment banking and private equity industries. Thomas S. Murphy, Jr. and Richard M. DeMartini, each of whom is a Managing Director of Crestview, serve on our board of directors. We believe that Messrs. Murphy and DeMartini bring a strategic perspective and insight to our board of directors which we believe will add significant value to our business.

Our Principal Businesses

Our business comprises the following three business segments: (i) capital markets, including investment banking and institutional brokerage (including institutional research), (ii) asset management and private wealth and (iii) principal investing, including merchant banking.

Capital Markets. Our capital markets business is conducted by our investment banking and institutional brokerage and research professionals through FBR & Co. and FBRIL, our broker-dealer subsidiaries. These professionals provide investment banking, including capital raising and strategic advisory services, and institutional brokerage and research services to our institutional clients in the following sectors: consumer, diversified industrials, energy and natural resources, financial institutions, healthcare, insurance, real estate and technology sectors. We believe our capital raising transactions create the types of investment opportunities that our institutional brokerage clients seek, while our institutional brokerage clients’ access to capital gives our investment banking clients the ability to meet their corporate financing needs.

Our investment banking professionals, backed by their industry knowledge and our strong distribution platform, seek to establish and maintain relationships with our corporate clients and to provide them with capital raising and strategic advisory services across our core sectors.

•

Capital Raising. We have developed a strong market presence, primarily in a lead-managing role, as a top-ranking underwriter of equity securities in the United States according to data obtained from Dealogic. We maintain dominant market share in the Rule 144A equity market as a function of our distribution capability and experienced, client-focused investment bankers. During 2005, we were the lead or sole book-running manager of 40 equity offerings and co-managed 33 other equity offerings, raising proceeds of approximately $18.6 billion. During 2006, we lead-managed 32 equity offerings and co-managed 15 other equity offerings, raising aggregate proceeds of approximately $10.8 billion.

•

Strategic Advisory Services. Our strategic advisory practice builds on our capital markets expertise and focuses on assisting clients to assess strategic alternatives, including advice on M&A, mutual conversions, financial restructuring, and strategic partnering transactions. In addition, we provide valuation advice, fairness opinions, market comparable valuation analysis, advice on dividend policies, evaluations of stock repurchase programs, and other advice and services as appropriate. On February 9, 2007, we acquired certain assets and a team of more than two dozen investment banking professionals from Legacy Partners Group, LLC, or Legacy, an independent investment banking and advisory firm, specializing in providing merger and acquisition advisory services and raising private capital. We believe this is a significant step in implementing our strategy to build out our capital markets platform. See “Shares Eligible for Future Sale—Legacy Option Grants and Restricted Stock Awards.”

We focus on providing research and institutional sales and trading services to equity and high-yield investors in the United States, Europe and elsewhere. We execute securities transactions for institutional investors such as banks, mutual funds, insurance companies, hedge funds, money managers and pension and profit-sharing plans. Institutional investors normally purchase and sell securities in large quantities, which requires the special market making and trading expertise that we provide.

•

Institutional Brokerage. Our institutional brokerage professionals are distinguished by their in-depth understanding of the companies and industries in which we focus. Our traders and salespeople are required to develop detailed knowledge and relationships and strive to consistently provide exceptional trade execution and sales and trading services to our client base of more than 700 institutional investor accounts. Many of our institutional clients have been long-standing investors in transactions that we have brought to the capital markets and have continued a close relationship with us as they have grown in size and assets under management.

•

Research. We understand the importance of research and the role quality research plays in the institutional brokerage process, particularly for accounts that do not maintain a large in-house research team. Our research analysts perform independent research on over 580 companies to help our clients understand the dynamics that drive the sectors and companies they cover. We seek to differentiate ourselves through originality of perspective, depth of insight and our ability to uncover industry trends. Our unique viewpoint has helped us develop relationships with investor clients in both our primary distribution and secondary trading businesses.

Asset Management. Our asset management services include private wealth advisory services, private investment partnerships and mutual funds. We seek to leverage our firm’s intellectual capital and the expertise of our portfolio managers to develop and implement investment strategies on behalf of institutional and high net worth investors who have entrusted us with the management of their assets.

We provide private wealth advisory services, including access to our proprietary asset management products, institutional research and new securities issuances, to high net worth individuals and families through FBRIM, an SEC registered adviser. Total gross assets under management were $2.4 billion as of December 31, 2006.

Principal Investing. As of December 31, 2006, our principal investing activity consists of investments in merchant banking investments and investments in hedge and venture funds. From time to time, we also will invest our liquid capital in agency mortgage-backed securities in order to receive a higher risk-adjusted return than investing in other investments with similar liquidity capabilities. These investments will be made with the intention of redeploying this capital into supporting current strategies and new endeavors in capital markets, asset management, and merchant banking as these opportunities present themselves.

We believe our ability to invest alongside our investor clients enables us to build significant value for our shareholders. Historically, merchant banking investments have been made by our parent company, FBR Group. FBR Group’s merchant banking group has invested approximately $545 million in 39 investment banking client companies since January 1, 2001. Investment banking fees associated with the offerings in which FBR Group invested its own capital totaled approximately $522 million during this period. Upon completion of our 2006 private offering, we began evaluating and making merchant banking investments alongside FBR Group in potential or existing investment banking clients. These investments were made directly by us and not by any of our subsidiaries. In the future, we intend to make merchant banking investments through a wholly-owned merchant banking subsidiary that we will form. In connection with our 2006 private offering, we agreed to allocate each merchant banking investment opportunity 50% to FBR Group and 50% to us, subject to the approval of each of our investment committees and, in the case of FBR Group, maintaining its REIT qualification, and, in the case of both FBR Group and our company, maintaining our respective exemptions from the registration requirements of the Investment Company Act of 1940, as amended, or the 1940 Act. Potential merchant banking investments that we expect to evaluate include, among others, preferred or common equity, senior secured and mezzanine loans and interests in proprietary funds. We intend to be long-term investors but typically do not intend to control the companies in which we invest. In most cases, we intend to hold our merchant banking investments for greater than 12 months.

As of December 31, 2006, the total value of our merchant banking portfolio and long-term investments was $32.3 million. Of this total, $5.1 million was held in equity securities of investment banking clients, $11.5 million was held in alternative asset funds and $15.7 million was held in other long-term investments.

From time to time, we also invest in mortgage-backed securities guaranteed as to principal and interest by Fannie Mae, Freddie Mac or Ginnie Mae, which we refer to as agency-backed MBS. However, the market value of our agency-backed MBS is not guaranteed by these companies. We make investments in agency-backed MBS with the intention of redeploying our invested capital at a future time into supporting current strategies and new endeavors with respect to our capital markets, asset management and merchant banking businesses. As of December 31, 2006, we invested in agency-backed MBS having a fair value of $415.3 million. We finance a portion of our agency-backed MBS through repurchase agreements. As of December 31, 2006, agency-backed MBS totaling $194.5 were pledged as collateral under our repurchase agreements.

Summary Risk Factors

You should carefully consider the matters discussed under the heading “Risks Factors” beginning on page 16 of this prospectus prior to deciding whether to invest in shares of our common stock. Some of the most significant risks that we face, include, among others, the following:

•

we depend on relatively few industries to generate a significant percentage of our revenue, which may limit our revenues and net income and may adversely affect our operating results and negatively impact the market price of the our common stock;

•	our financial results may fluctuate substantially from quarter to quarter, which may impair our stock price;

•	we have incurred losses in recent periods and may incur losses in the future;

•

we encounter intense competition for qualified professionals from other investment banking firms and businesses outside the investment banking industry, such as hedge, private equity and venture capital funds, and our failure to hire qualified professionals and retain our existing professionals may materially impede the success and growth of our business;

•	we face strong competition from larger firms, some of which have greater resources and name recognition, which may impede our ability to grow our business;

•	limitations on our access to capital could impair our liquidity and our ability to conduct our businesses;

•	strategic investments or acquisitions and joint ventures may result in additional risks and uncertainties in our business;

•

if we become subject to the registration requirements of the 1940 Act as a result of our principal investing activities, our ability to operate our business as contemplated would be impaired, our operating results would be adversely affected and our stock price would likely decline;

•

we are dependent on FBR Group to provide us with our executive management team, and we may not be able to execute our business plan in the event that FBR Group terminates our management services agreement or members of our executive management team are no longer available to us and we are unable to find suitable replacements for them;

•

we have substantial conflicts of interest in our relationship with FBR Group, its affiliates and our executive officers and directors which may impose certain limitations on our ability to pursue corporate opportunities;

•	because FBR Group controls substantially all the voting power of our common stock, investors will not be able to affect the outcome of any shareholder vote;

•

because FBR Group beneficially owns a majority of the outstanding shares of our common stock, we will be a “controlled company” within the meaning of the Nasdaq marketplace rules and, as a result, we will not be subject to all of the Nasdaq corporate governance requirements;

•

our exposure to legal liability is significant, and damages that we may be required to pay and the reputational harm that could result from legal action against us could materially adversely affect our businesses;

•	currently, there is no public market for our common stock and an active trading market may never develop, which could result in our shareholders being unable to monetize their investment; and

•	certain provisions of Virginia law, our amended and restated articles of incorporation and amended and restated bylaws make a takeover by a third party difficult.

Our Relationship with Friedman, Billings, Ramsey Group, Inc.

We are an indirect taxable REIT subsidiary of FBR Group that was formed in June 2006 to be the holding company for FBR Group’s capital markets and asset management businesses. As of the date of this prospectus, FBR Group beneficially owns approximately 71.2% of the outstanding shares of our common stock. All of our executive officers, three of whom also serve on our board of directors, are also executive officers of FBR Group. See “Management” for more information.

In connection with our 2006 private offering, our board of directors, which at the time consisted of Messrs. Billings, Hendrix and Tonkel, approved the inter-company agreements and other arrangements between our company and FBR Group discussed below. The material terms and conditions of these agreements and arrangements were disclosed to the investors in our 2006 private offering.

Corporate Agreement. We entered into a corporate agreement with FBR Group pursuant to which, among other things, we granted to FBR Group a continuing option to purchase, through FBR TRS Holdings, additional shares of our common stock. Any exercise of this option must occur simultaneously with the issuance by us of any additional shares of our common stock on the same terms as such issuance, but only to the extent necessary to permit FBR Group to maintain its then-existing beneficial ownership percentage of our common stock. This option is not exercisable upon the issuance of stock in connection with employee compensation. FBR Group has agreed in the corporate agreement to indemnify us against any and all liabilities and claims relating to the businesses that were contributed to us prior to completion of our 2006 private offering and that arise out of actions or events that occurred prior to such contribution. FBR Group’s agreement to indemnify us includes indemnification for claims related to existing litigation to which we are a party. The corporate agreement will terminate in the event FBR Group beneficially owns less than 40% of our then-outstanding common stock, except that the indemnification and contribution provisions will survive the termination.

Management Services Agreement. We entered into a management services agreement with FBR Group pursuant to which FBR Group has agreed to provide us with our executive management team. Pursuant to this agreement, we have agreed to pay FBR Group an annual amount equal to 8.0% of the pre-tax earnings of our company, plus an additional amount equal to 3.0% of the pre-tax earnings of the investment banking unit of FBR & Co., in each case before deducting the amount payable to FBR Group. All amounts payable to FBR Group will be allocated to FBR Group’s executive bonus pool under its Key Employee Incentive Plan and represent our share of the executives’ bonus pool. FBR Group pays annual bonuses out of this pool to Eric F. Billings, FBR Group’s Chairman and Chief Executive Officer, J. Rock Tonkel, Jr., FBR Group’s President and Chief Operating Officer, Richard J. Hendrix, FBR Group’s Member of the Office of the Chief Executive, Kurt R. Harrington, FBR Group’s Executive Vice President, Chief Financial Officer and Treasurer, and William J. Ginivan, FBR Group’s Executive Vice President and Chief Legal Officer. Messrs. Billings, Tonkel, Hendrix, Harrington and Ginivan also serve as executive officers of our company. In addition, Messrs. Billings, Tonkel and Hendrix serve as members of our board of directors. The initial term of the management services agreement will expire on December 31, 2007. The term of this agreement, however, automatically extends for an additional one-year period on each December 31, unless we or FBR Group give the other party to the management services agreement 90 days’ prior written notice that its term will not be extended. We and FBR Group may, from time to time, agree to modify the terms of the management services agreement, subject to approval by a majority of the disinterested directors serving on our board of directors.

Services Agreement. We entered into a services agreement with FBR Group pursuant to which we have agreed to provide, or cause one or more of our subsidiaries to provide, to FBR Group the following services:

•	government and corporate affairs services;

•	human resources services;

•	treasury services, including insurance services;

•	financial communications and investor relations services;

•	marketing and media communication services;

•	financial, reporting, research and ledger services;

•	corporate planning and analysis services;

•	risk management services;

•	internal auditing services;

•	information technology services;

•	legal and corporate secretary services;

•	travel, building and conference services; and

•	tax services.

In addition, we also agreed to perform certain administrative services, including calculating and arranging for payment on behalf of FBR Group, certain general expenses, including incentive compensation, long-term incentive compensation, insurance expenses and audit fees.

Under the same services agreement, FBR Group has agreed to provide, or causes to be provided, to us the following services:

•	corporate business development services; and

•	asset management services for merchant banking and other principal investments.

Our company and FBR Group each has the right to terminate any or all of the services under the services agreement by giving the other party written notice at least 12 months in advance of termination. FBR Group has agreed to provide us with reasonable assistance to make an orderly transition to other service providers upon the termination of the services agreement.

Trademark License Agreement. We entered into a trademark license agreement with FBR Group, pursuant to which FBR Group granted to us a non-exclusive, royalty-free license to use the names “Friedman Billings Ramsey” and “FBR” and the related trademarks in the operation of our business. Under this agreement, we have the right to use on a royalty-free basis the “Friedman Billings Ramsey” and “FBR” names and related trademarks for so long as FBR Group beneficially owns at least 5% of our outstanding capital stock.

Tax Sharing Agreement. We entered into a tax sharing agreement with FBR TRS Holdings with respect to tax periods ending prior to the completion of our 2006 private offering, or a prior tax period, pursuant to which we and FBR TRS Holdings will be responsible for our respective portions of the tax liability, and will be entitled to receive the benefit of our respective portions of any tax benefit or refund, that relates to such prior tax periods. Under the tax sharing agreement, FBR TRS Holdings has sole authority to respond to and conduct all income tax proceedings, including tax audits, relating to prior tax periods. This arrangement may result in conflicts of interest between our company and FBR TRS Holdings with respect to prior tax periods. The tax sharing agreement terminates upon the expiration of the statute of limitations for all prior tax periods (or, if later, the expiration of any extension of any such statute of limitations).

Other Relationships Between FBR Group and Us. We expect that FBR Group will provide debt financing to FBR & Co. from time to time on market terms through the $500.0 million uncommitted, unsecured revolving credit agreement that FBR & Co. has with FBR Group. FBR & Co. may provide debt financing to FBR Group from time to time on market terms through the $200.0 million uncommitted line of credit that FBR & Co. provides to FBR Group. We also expect that FBR Group, as part of its merchant banking activities, will continue to invest, directly or indirectly, from time to time in companies for which FBR & Co. serves as underwriter, initial purchaser or placement agent in connection with capital raising transactions by such companies. We expect that we and FBR Group will co-invest from time to time in most merchant banking investment opportunities. Accordingly, the corporate agreement described above gives each of FBR Group and us the right to invest in merchant banking investments that either of us identifies, based on a 50/50 allocation to FBR Group and us, respectively, subject to FBR Group maintaining its status as a REIT and FBR Group and our company maintaining our respective exemptions from the registration requirements of the 1940 Act. Our decision to invest in merchant banking investment opportunities will be made by our investment committee. Our investment committee will be comprised, at least in part, of members of our senior management team who are also officers of FBR Group and members of its investment committee.

Option Grants to Members of Management in Connection With Our 2006 Private Offering. In connection with our 2006 private offering, our board of directors granted to our executive officers, directors and certain key employees options to purchase a total of 4,109,500 shares of our common stock. All of these options were granted under our 2006 Long-Term Incentive Plan, vest on the third anniversary of the closing date of the 2006 private offering and have an exercise price of $15 per share, which was the offering price of our common stock in our 2006 private offering. As of the date of this prospectus, options to purchase 99,000 shares of our common stock that were granted upon completion of our 2006 private offering have been forfeited in accordance with the terms of our 2006 Long-Term Incentive Plan. In addition to the $15 per share exercise price and the three year vesting requirement, vesting of the options to purchase an aggregate of 724,500 shares of our common stock granted to our executive officers, three of whom also serve as our directors, is subject to our company achieving certain performance goals to be determined by our board of directors.

Review, Approval or Ratification of Transactions with FBR Group. Prior to the effective date of the registration statement of which this prospectus is a part, our board of directors will adopt a policy that requires any agreement or arrangement between, or transaction that involves, our company or our affiliates, on the one hand, and FBR Group or its affiliates, on the other hand, be approved by a majority of the disinterested directors serving on our board of directors.

Our Relationship With Crestview

As part of our 2006 private offering, Crestview purchased directly from us, in a private placement, 5,172,813 shares of our common stock, which represented approximately 8.1% of our outstanding shares of common stock upon completion of our 2006 private offering. As of the date of this prospectus, Crestview beneficially owns approximately     % of the outstanding shares of our common stock when including shares issuable upon exercise of the options described below (but not including shares of common stock issuable upon exercise of options granted or approved for grant under our 2006 Long-Term Incentive Plan). Thomas S. Murphy, Jr. and Richard M. DeMartini, each of whom is a Managing Director of Crestview, serve on our board of directors.

In connection with our 2006 private offering, our board of directors, which at the time consisted of Messrs. Billings, Hendrix and Tonkel, approved the agreements and other arrangements described below with Crestview. The material terms and conditions of these agreements and arrangements were disclosed to the investors in our 2006 private offering.

Option Grant to Crestview. In connection with our 2006 private offering, we granted Crestview an option, exercisable for up to six years following the closing date of our 2006 private offering, to purchase directly from us an additional 2,600,000 shares of our common stock with an exercise price equal to $17.14 per share, subject to adjustment under certain circumstances. The exercise price of this option will also be subject to reduction from time to time to the extent we pay dividends to our shareholders (unless dividends are paid on the shares subject to the option and held in trust pending exercise). Additionally, the option will be subject to customary anti-dilution adjustments.

Investment Agreement. Pursuant to the investment agreement, we granted Crestview a contractual right to purchase additional shares of our common stock in order to maintain its then-existing beneficial ownership percentage of our common stock based on the number of shares acquired in our 2006 private offering and upon the exercise of Crestview’s option described above. Any exercise of the right must occur simultaneously with the issuance by us of any additional shares of our common stock and on the same terms as such issuance. This right is not exercisable in connection with employee compensation. This right will remain exercisable for so long as Crestview beneficially owns any shares purchased in our 2006 private offering. Pursuant to the investment agreement, we paid Crestview Advisors, L.L.C., an affiliate of Crestview, a placement fee equal to approximately $5.4 million. In addition, we reimbursed $2.0 million of Crestview’s expenses in connection with our 2006 private offering.

Voting Agreement. Our company, FBR Group and FBR TRS Holdings entered into a voting agreement with Crestview, the material terms of which are summarized below:

•

Board Composition. The voting agreement gives Crestview the right to designate two of its representatives for election or appointment, as the case may be, to our board of directors. The voting agreement also provides FBR Group with the right to designate three of its representatives for election or appointment, as the case may be, to our board of directors and the right to select all of our initial independent directors, so long as each of them is reasonably acceptable to Crestview. Crestview’s right to designate two representatives to serve on our board of directors will terminate with respect to one director when Crestview sells or otherwise transfers one-third or more of the shares purchased by Crestview in our 2006 private offering, and will terminate with respect to the other director when it sells or otherwise transfers a total of two-thirds of the shares purchased. If FBR Group sells or otherwise transfers more than 50% of the shares of our common stock that it beneficially owns as of the closing of our 2006 private offering, FBR Group will no longer have the contractual right to select independent director nominees or appointees, but FBR Group will retain its right to designate three of its representatives for election to our board of directors as long as any one of Messrs. Billings, Hendrix or Tonkel remains with our company as an executive officer.

•

Removal and Replacement of Directors. Each of Crestview and FBR Group has the right to remove any of its designated directors and designate his or her replacement for appointment to our board of directors. Each Crestview director will be removable from our board of directors only for cause (as defined in the voting agreement), and, upon such removal, Crestview will have the right to nominate his or her replacement. For so long as Crestview has the right to designate one of our directors, if a vacancy is created on our board of directors as a result of an independent director’s departure for any reason, any replacement selected by FBR Group must be reasonably acceptable to Crestview. If FBR Group and Crestview cannot reach agreement as to the acceptability of the permanent replacement director within 45 days of the former director’s departure, the remaining independent directors have the right to select the replacement director to fill the vacancy after consulting with FBR Group and Crestview.

•

Continuing Committee Representation. For so long as Crestview has the right to designate one of our directors, each committee of our board of directors will have as a member at least one Crestview director and at least one FBR Group director. To the extent that applicable law or the Nasdaq Marketplace Rules prevent such director from serving as a member of a committee of our board of directors, the Crestview director or the FBR Group director, as the case may be, will have certain observation rights.

•

Composition of Subsidiary Boards. For so long as Crestview has the right to designate one of our directors, Crestview also has the right to designate a representative for election or appointment, as the case may be, to the board of directors of each of our subsidiaries, other than our direct and indirect subsidiaries that are registered as investment advisers under the Investment Advisers Act of 1940.

•

Transfers by FBR Group. If FBR Group sells or otherwise transfers more than 10% of the shares of our common stock that it beneficially owns to any person or group, FBR Group has agreed to cause such person or group to vote in accordance with the terms of the voting agreement.

Governance Agreement. FBR Group and FBR TRS Holdings entered into a governance agreement with Crestview. The governance agreement provides Crestview with, among other things, customary tag-along sale rights after the expiration of a one-year lock-up period beginning on the closing date of our 2006 private offering. During the lock-up period, neither Crestview nor FBR TRS Holdings may transfer any shares of our common stock it owns except in connection with a merger or other business combination involving our company. Crestview has also agreed in the governance agreement that upon the expiration of Crestview’s lock-up period, FBR Group and its affiliates will have a right of first offer with respect to any shares of our common stock that Crestview intends to sell, other than sales in a public offering, pursuant to Rule 144 under the Securities Act (except in a privately negotiated sale to a known counter-party) or to certain permitted transferees, and a right of first refusal with respect to sales by Crestview of any shares of our common stock it holds to certain entities that we have identified.

Professional Services Agreement. In exchange for Crestview’s ongoing strategic advice and assistance, we entered into a professional services agreement with Crestview Advisors, L.L.C., an affiliate of Crestview, pursuant to which we have agreed to pay Crestview Advisors, L.L.C. a $1 million annual strategic advisory fee plus reimbursement of reasonable out-of-pocket expenses as long as Crestview continues to own at least 50% of the shares purchased by Crestview in our 2006 private offering.

Registration Rights Agreement. Pursuant to a registration rights agreement between our company and Crestview, Crestview has customary demand and piggyback registration rights, including demand rights for two underwritten offerings after the expiration of the 365-day lock-up period described above. In no event will Crestview’s registration rights be less favorable than the registration rights granted to the investors in this offering.

Review, Approval or Ratification of Transactions with Crestview. Prior to the effective date of the registration statement of which this prospectus is a part, our board of directors will adopt a policy that requires any agreement or arrangement between, or transaction that investors, our company or our affiliates, on the one hand, and Crestview and its affiliates on the other hand, be approved by a majority of the disinterested directors serving on our board of directors.

Our Status as a Taxable REIT Subsidiary of FBR Group

We are an indirect taxable REIT subsidiary of FBR Group. A taxable REIT subsidiary is a corporation, all or a portion of whose stock is owned by a REIT. As a taxable REIT subsidiary of FBR Group, our net income is fully subject to corporate income tax. We may earn income that would not be qualifying income if earned directly by FBR Group. The tax rules applicable to taxable REIT subsidiaries limit the deductibility of interest paid or accrued by us to FBR Group to assure that we are subject to an appropriate level of corporate taxation. Further, the tax rules applicable to taxable REIT subsidiaries impose a 100% excise tax on certain types of transactions between us and FBR Group that are not on terms that are comparable to the terms that would arise out of an arms-length negotiation between us and a third party. We believe the agreements and transactions between us and FBR Group are on terms that are comparable to the terms that would result from an arms-length negotiation.

Our Principal Office

Our principal executive offices are located at 1001 Nineteenth Street North, Arlington, Virginia 22209. Our telephone number is (703) 312-9500. Our Internet address is                         . The information on or connected to our Internet web site does not and will not constitute a part of, or be deemed to be incorporated into, this prospectus or the registration statement of which it forms a part.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following summary audited and unaudited consolidated financial and other data should be read in conjunction with, and are qualified by reference to, the disclosures in the registration statement set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited and unaudited consolidated financial statements of FBR Capital Markets Corporation and the notes thereto beginning on page F-1.

The summary consolidated statements of operations data for the years ended December 31, 2004, 2005 and 2006 and the selected consolidated balance sheet data as of December 31, 2005 and 2006 are derived from the audited consolidated financial statements of FBR Capital Markets Corporation included elsewhere in this registration statement and should be read in conjunction with those audited consolidated financial statements and notes thereto. The selected consolidated statement of operations data for the year ended December 31, 2003 and the selected consolidated balance sheet data as of December 31, 2004 are derived from audited consolidated financial statements of FBR Capital Markets Corporation not included in this registration statement. The selected consolidated statements of operations data for the years ended December 31, 2002 and the summary consolidated balance sheet data as of December 31, 2002 and 2003, are derived from the unaudited consolidated financial statements of FBR Capital Markets Corporation not included in this registration statement. Historical results are not necessarily indicative of the results of operations to be expected for future periods.

	Year Ended December 31,
	2002	2003	2004	2005	2006
Consolidated Statements of Operations (in thousands):
Revenues:
Investment banking:
Capital raising	$115,306	$256,498	$397,940	$374,658	$190,576
Advisory	19,746	14,815	30,115	17,759	24,148
Institutional brokerage:
Agency commissions and principal transactions	63,096	74,012	109,937	98,531	106,669
Mortgage trading interest income	—	—	—	30,859	51,148
Mortgage trading net investment loss	—	—	—	(3,820)	(3,298)
Asset management:
Base management fees	4,169	11,554	19,045	22,080	19,871
Incentive allocations and fees	—	8,380	10,940	1,929	1,327
Net investment income	8,255	21,880	6,116	4,611	3,372
Interest income	2,086	4,431	6,691	26,006	20,934
Other revenues	760	835	1,613	2,826	3,892

Total revenues	213,418	392,405	582,397	575,439	418,639
Interest expense	471	452	988	42,630	54,543

Revenue, net of interest expense	212,947	391,953	581,409	532,809	364,096

	Year Ended December 31,
	2002	2003	2004	2005	2006
Non-interest expenses:
Compensation and benefits	120,878	206,952	304,984	277,698	225,712
Professional services	10,927	18,685	40,021	53,834	43,712
Business development	12,728	20,531	43,456	39,335	33,772
Clearance and brokerage fees	5,175	6,816	8,894	8,690	11,715
Occupancy and equipment	7,241	8,651	13,743	23,379	30,039
Communications	6,376	8,264	13,044	17,354	20,039
Other operating expenses	5,345	6,156	7,997	18,500	12,219

Total non-interest expenses	168,670	276,055	432,139	438,790	377,208

Net income (loss) before taxes	44,277	115,898	149,270	94,019	(13,112)
Income tax provision (benefit)	17,027	44,474	59,516	45,934	(3,271)

Net income (loss)	$27,250	$71,424	$89,754	$48,085	$(9,841)

Basic and diluted (loss) earnings per share	$0.59	$1.55	$1.95	$1.05	$(0.18)
Basic and diluted weighted-average shares (in thousands)(1)	46,000	46,000	46,000	46,000	54,137
Other Data:
Annualized pre-tax return on average equity	63%	89%	71%	38%	(4)%
Compensation and benefits expense as a percentage of net revenues	57%	53%	52%	52%	62%

(1)	The weighted average shares outstanding used in the calculation of earnings per share is presented assuming the issuance of 1,000 shares associated with our formation and 45,999,000 shares associated with the contribution transaction prior to our 2006 private offering for the years ended December 31, 2002, 2003, 2004 and 2005. The weighted average shares outstanding used in the calculation of earnings per share for the year ended December 31, 2006, is presented assuming the issuance of 46,000,000 shares, previously discussed, as of January 1, 2006 and the effect of 18,000,000 shares issued in our 2006 private offering.

	As of December 31,
	2002	2003	2004	2005	2006
Consolidated Balance Sheet Data (in thousands):
Total assets	$152,784	$359,468	$686,713	$1,682,987	$759,419
Total liabilities	69,157	181,933	441,648	1,434,019	275,031
Shareholders’ equity	83,627	177,535	245,065	248,968	484,388

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before making an investment decision you should carefully consider the following risks and all of the other information contained in this prospectus. If any of the risks, uncertainties, events or developments described below occurs, our business, financial condition or results of operation could be negatively impacted. In that case, the price of our shares of common stock could decline significantly, and you could lose some or all of your investment. In connection with the forward-looking statements that appear in this prospectus, you should also carefully review the cautionary statements included under the caption “Special Note Regarding Forward-Looking Statements.”

Risks Related to Our Business

We depend on relatively few industries to generate a significant percentage of our revenue, which may limit our revenues and net income and may adversely affect our operating results and negatively impact the market price of our common stock.

We are dependent on revenues related to securities issued by companies in specific industry sectors. The consumer, diversified industrials, energy and natural resources, financial institutions, healthcare, insurance, real estate and TMT sectors account for the majority of our investment banking, asset management, institutional trading and research activities. Therefore, any downturn in the market for the securities of companies in these industry sectors, or factors affecting such companies, could adversely affect our operating results and financial condition. Additionally, the frequency and size of securities offerings can vary significantly from industry to industry due to economic, legislative, regulatory and political factors.

Underwriting and other capital raising transactions, strategic advisory engagements and related trading activities in our core sectors represent a significant portion of our businesses. This concentration of activity exposes us to the risk of substantial declines in revenues in the event of downturns in our core sectors. For example, total public equity capital raised in our core sectors fell from $111.6 billion in 2004 to $103.2 billion in 2005, a decrease of 7.5%. The total number of public equity offerings in our core sectors also fell significantly, from 685 transactions in 2004 to 566 transactions in 2005, a decrease of 17.4%. Any future downturns in our core sectors could result in a decrease in the size or number of transactions we complete, which would reduce our investment banking revenues.

We also derive a significant portion of our revenues from institutional sales and trading transactions related to the securities of companies in these sectors. Our revenues from such institutional sales and trading transactions may decline when underwriting activities in these industry sectors decline, the volume of trading on Nasdaq or the NYSE declines, or when industry sectors or individual companies report results below investors’ expectations.

Our financial results may fluctuate substantially from quarter to quarter, which may impair our stock price.

We have experienced, and expect to experience in the future, significant quarterly variations in our revenues and results of operations. These variations may be attributed in part to the fact that our investment banking revenues are typically earned upon the successful completion of a transaction, the timing of which is uncertain and beyond our control. In most cases we receive little or no payment for investment banking engagements that do not result in the successful completion of a transaction. As a result, our business is highly dependent on market conditions as well as the decisions and actions of our clients and interested third parties. For example, a client’s securities offering may be delayed or terminated because of adverse market conditions, failure to obtain necessary regulatory approvals or unexpected financial or other problems in the client’s business. If the parties fail to complete an offering in which we are participating as an underwriter or placement agent, we will earn little or no revenue from the transaction. This risk may be intensified by our focus on early-stage companies in certain sectors, as the market for securities of these companies may experience significant variations in the number and size of equity offerings as well as the after-market trading volume and prices of newly issued securities.

Recently, more companies initiating the process of an initial public offering are simultaneously exploring M&A exit opportunities. Our investment banking revenues would be adversely affected in the event that an initial public offering for which we are acting as an underwriter is preempted by the company’s sale if we are not engaged as a strategic advisor in such sale.

As a result, we are unlikely to achieve steady and predictable earnings on a quarterly basis, which could in turn adversely affect the price of our common stock. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Executive Summary.”

We have incurred losses in recent periods and may incur losses in the future.

We have incurred losses in recent periods. We may incur losses in future periods. If we are unable to raise funds to finance future losses, those losses may have a significant effect on our liquidity as well as our ability to operate. As a result, the market price of our common stock could decline significantly.

In addition, we may incur significant expenses in connection with any expansion of our capital markets and asset management businesses or in connection with strategic acquisitions and investments. Accordingly, we will need to increase our revenues at a rate greater than our expenses to achieve and maintain profitability. If our revenues do not increase sufficiently, or even if our revenues increase but we are unable to manage our expenses, we will not achieve and maintain profitability in future periods.

We encounter intense competition for qualified professionals from other investment banking firms and from businesses outside the investment banking industry, such as hedge, private equity and venture capital funds, and our failure to hire qualified professionals and retain our existing professionals may materially impede the success and growth of our business.

Our people are our most valuable resource. Our ability to secure and maintain investment banking engagements depends upon the reputation, judgment, business generation capabilities and project execution skills of our professionals. Our professionals’ reputations and relationships with our clients are a critical element in obtaining and executing client engagements. Generally, we do not have employment or non-competition agreements with any of our professionals. We encounter intense competition for qualified professionals from other companies in the investment banking industry and from businesses outside the investment banking industry, such as hedge, private equity and venture capital funds. We may experience losses of investment banking, brokerage, research and other professionals and our failure to hire qualified professionals and retain our existing professionals may materially impede our success and growth. The departure or other loss of our key professionals who manage substantial client relationships or who possess substantial experience and expertise, could impair our ability to secure or successfully complete engagements, which could materially adversely affect our business and results of operations. In addition, if any of our investment bankers or members of our executive management team were to join an existing competitor or form a competing company, some of our clients could choose to use the services of that competitor instead of our services. We may not be able to prevent our investment bankers or the members of our executive management team from resigning to join our competitors or from forming a competing company.

Our failure to acquire or internally develop the infrastructure needed to offer a complete range of M&A services could negatively affect the growth of our business.

Our ability to expand our M&A business depends upon acquiring a platform from which to offer a complete range of M&A services or by expanding and enhancing the investment banking services we presently offer. We intend to incur increased costs to expand this business. Our failure to acquire or hire additional M&A professionals to offer additional M&A services or our failure to successfully integrate such M&A services into our existing business could have an adverse impact on our business. Furthermore, our failure to expand our M&A services capabilities to satisfy anticipated near-term demand in our core sectors may harm our growth prospects.

Pricing and other competitive pressures may impair the revenues and profitability of our institutional brokerage business.

We derive a significant portion of our revenues from our institutional brokerage business. Along with other firms, we have experienced intense price competition in this business in recent years. In particular, the ability to execute trades electronically and through alternative trading systems has increased the pressure on trading commissions and spreads. We expect pricing pressures in the business to continue. Decimalization in securities trading, introduced in 2000, has also reduced revenues and lowered margins within the equity sales and trading divisions of many firms, including ours. We believe we may experience competitive pressures in these and other areas in the future as some of our competitors seek to obtain market share by competing on the basis of price or use their own capital to facilitate client trading activities. In addition, we face pressure from our larger competitors, which may be better able to offer a broader range of complementary products and services to clients in order to win their trading business. If we are unable to compete effectively in these areas, the revenues from our sales and trading business may decline, and our business and results of operations may be adversely affected. Our research and institutional brokerage business may be adversely affected by changes in laws and regulations and industry practices.

Changes in laws and regulations governing our institutional brokerage and research activities could also adversely affect our institutional brokerage and research business. For example, in July 2006, the SEC published interpretive guidance regarding the scope of permitted brokerage and research services in connection with “soft dollar” practices (i.e., arrangements under which an investment adviser directs client brokerage transactions to a broker in exchange for research products or services in addition to brokerage services) and solicited further public comment regarding soft dollar practices involving third party providers of research. The July 2006 SEC interpretive guidance may affect our institutional brokerage and research business and laws or regulations may prompt institutional brokerage customers to revisit or alter the manner in which they pay for research or brokerage services.

Changes in industry practices may also adversely affect our results of operations. Historically, our clients have paid us for research through commissions on trades. Recently, Fidelity Investments has entered into arrangements with certain financial institutions of which it is a client, pursuant to which Fidelity Investments agreed to pay separately for trading and research services, a process known as “unbundling.” Previously, Fidelity Investments had, like other fund managers, paid for research from those financial institutions through the commissions that it had paid to those financial institutions for trading services. As a result, the financial institutions that have entered into unbundling arrangements with Fidelity Investments will charge lower commissions per trade but will receive separate compensation for research that they provide to Fidelity Investments. Currently, we are not a party to any unbundling arrangements. However, we cannot assure you that we will not be a party to any unbundling arrangements in the future. It is uncertain whether unbundling arrangements will become an industry trend, and if so, to what extent. Furthermore, we cannot predict the consequences on our business of these arrangements, nor can we predict the impact on our business if unbundling develops as an industry trend. If unbundling becomes prevalent, we cannot assure you that our institutional brokerage clients will also pay us separately for our research, or if they do, that our revenues from these clients will remain the same. If our clients wish to purchase sales and trading and research services separately, we cannot assure you that we will be able to market our services on that basis as effectively as some of our competitors, and our business consequently could be adversely affected.

We face strong competition from larger firms, some of which have greater resources and name recognition, which may impede our ability to grow our business.

The brokerage and investment banking industries are intensely competitive and we expect them to remain so. We compete on the basis of a number of factors, including client relationships, reputation, the abilities of our professionals, market focus and the relative quality and price of our services and products. We have experienced intense price competition in some of our businesses, in particular discounts in large block trades and trading commissions and spreads. In addition, pricing and other competitive pressures in investment banking, including the trends toward multiple book runners, co-managers and multiple financial advisors handling transactions, have continued and could adversely affect our revenues, even as the volume and number of investment banking transactions have started to increase. We believe we may experience competitive pressures in these and other areas in the future as some of our competitors seek to obtain market share by competing on the basis of price.

Many of our competitors in the brokerage and investment banking industries have a broader range of products and services, greater financial and marketing resources, larger customer bases, greater name recognition, more senior professionals to serve their clients’ needs, greater global reach and more established relationships with clients than we have. These larger and better capitalized competitors may be better able to respond to changes in the brokerage and investment banking industries, to compete for skilled professionals, to finance acquisitions, to fund internal growth and to compete for market share generally.

The scale of our competitors has increased in recent years as a result of substantial consolidation among companies in the brokerage and investment banking industries. In addition, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired underwriting or financial advisory practices and broker-dealers or have merged with other financial institutions. These firms have the ability to offer a wider range of products than we do, which may enhance their competitive position. They also have the ability to support investment banking with commercial banking, insurance and other financial services in an effort to gain market share, which has resulted, and could further result, in pricing pressure in our businesses. In particular, the ability to provide financing has become an important advantage for some of our larger competitors and, because we do not provide such financing, we may be unable to compete as effectively for clients in a significant part of the brokerage and investment banking market.

If we are unable to compete effectively with our competitors, our business, financial condition and results of operations will be adversely affected.

Our capital markets and strategic advisory engagements are singular in nature and our failure to capture repeat business from existing clients may harm our operating results.

Our investment banking clients generally retain us on a short-term, engagement-by-engagement basis in connection with specific capital markets or mergers and acquisitions transactions, rather than on a recurring basis under long-term contracts. As these transactions are typically singular in nature and our engagements with these clients may not recur, we must continuously seek out new engagements when our current engagements are successfully completed or are terminated. As a result, high activity levels in any period are not necessarily indicative of continued high levels of activity in any subsequent period. If we are unable to generate a substantial number of new engagements that generate fees from the successful completion of transactions, our business and results of operations would likely be adversely affected.

Larger and more frequent capital commitments in our trading, underwriting and other businesses increases the potential for us to incur significant losses.

There is a trend toward larger and more frequent commitments of capital by financial services firms in many of their activities. For example, in order to win business, investment banks are increasingly committing to purchase large blocks of stock from publicly traded issuers or significant shareholders, instead of the more traditional marketed underwriting process, in which marketing is typically completed before an investment bank commits to purchase securities for resale. With the increased capital available to us from our 2006 private offering, we may undertake more block trades in the future. As a result, we will be subject to increased risk as we commit greater amounts of capital to facilitate primarily client-driven business and, therefore, may suffer losses even when economic and market conditions are generally favorable for others in the industry.

Although we have historically not engaged in proprietary trading, we may engage in proprietary trading in the future to maintain trading positions in the fixed income and equity markets. We may enter into large transactions in which we commit our own capital as part of our client trading activities. The number and size of these large transactions may materially affect our results of operations in a given period. We may also incur significant losses from our trading activities due to market fluctuations and volatility in our results of operations. To the extent that we own assets, i.e., have long positions, in any of those markets, a downturn in the value of those assets or in those markets could result in losses. Conversely, to the extent we have sold assets we do not own, i.e., have short positions, in any of those markets, an upturn in those markets could expose us to potentially large losses as we attempt to cover our short positions by acquiring assets in a rising market.

Limitations on our access to capital could impair our liquidity and our ability to conduct our businesses.

Liquidity, or ready access to funds, is essential to financial services firms. Failures of financial institutions have often been attributable in large part to insufficient liquidity. Liquidity is of particular importance to our trading business and perceived liquidity issues may affect our clients’ and counterparties’ willingness to engage in brokerage transactions with us. Our liquidity could be impaired due to circumstances that we may be unable to control, such as a general market disruption or an operational problem that affects our trading clients, third parties or us. Further, our ability to sell assets may be impaired if other market participants are seeking to sell similar assets at the same time.

FBR & Co., which is a domestic registered broker-dealer, is subject to the net capital requirements of the SEC and various self-regulatory organizations of which it is a member. These requirements typically specify the minimum level of net capital a broker-dealer must maintain and also mandate that a significant part of its assets be kept in relatively liquid form. FBRIL, which is a registered broker-dealer in the United Kingdom, is also subject to the capital requirements of the United Kingdom Financial Services Authority, or FSA. Any failure to comply with these net capital requirements could impair our ability to conduct our core business as a brokerage firm.

Furthermore, FBR & Co. and FBRIL are subject to laws that authorize regulatory bodies to block or reduce the flow of funds from them to us. As a holding company, we will depend on dividends, distributions and other payments from our subsidiaries to fund our obligations, including debt obligations. As a result, regulatory actions could impede access to funds that we need to make payments on our obligations, including debt obligations.

We are highly dependent on communications, information and other systems and third parties, and any systems failures could significantly disrupt our business, which may, in turn, negatively affect the price of our common stock.

Our business is highly dependent on communications, information and other systems, including systems provided by our clearing broker and by and for other third parties. Any failure or interruption of our systems, the systems of our clearing broker or third-party trading or information systems could cause delays or other problems in our securities trading activities, which could have a material adverse effect on our operating results and negatively affect the market price of our common stock. In addition, our clearing broker provides elements of our principal disaster recovery system. We cannot assure you that we or our clearing broker will not suffer any systems failure or interruption, including one caused by a hurricane, earthquake, fire, other natural disaster, power or telecommunications failure, act of God, act of war, terrorist attack, pandemic or other emergency situation, or that our or our clearing broker’s back-up procedures and capabilities in the event of any such failure or interruption will be adequate. The occurrence of any failures or interruptions could significantly harm our business.

Our risk management policies and procedures may leave us exposed to unidentified or unanticipated risk, which could harm our business.

Our risk management strategies and techniques may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk.

We are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure, breach of contract or other reasons. We are also subject to the risk that our rights against third parties may not be enforceable in all circumstances. Although we regularly review credit exposures to specific clients and counterparties and to specific industries and regions that we believe may present credit concerns, default risk may arise from events or circumstances that are difficult to detect or foresee. In addition, concerns about, or a default by, one institution could lead to significant liquidity problems, losses or defaults by other institutions, which in turn could adversely affect us. If any of the variety of instruments, processes and strategies we utilize to manage our exposure to various types of risk are not effective, we may incur losses.

Strategic investments or acquisitions and joint ventures may result in additional risks and uncertainties in our business.

We intend to grow our core businesses through both internal expansion and through strategic investments, acquisitions or joint ventures. To the extent we make strategic investments or acquisitions or enter into joint ventures, we face numerous risks and uncertainties combining or integrating the relevant businesses and systems, including the need to combine accounting and data processing systems and management controls and to integrate relationships with customers and business partners. In the case of joint ventures, we are subject to additional risks and uncertainties in that we may be dependent upon, and subject to liability, losses or reputational damage relating to, systems, controls and personnel that are not under our control. In addition, conflicts or disagreements between us and our joint venture partners may negatively impact our businesses.

To the extent that we pursue business opportunities outside the United States, we will be subject to political, economic, legal, operational and other risks that are inherent in operating in a foreign country, including risks of possible nationalization, expropriation, price controls, capital controls, exchange controls and other restrictive governmental actions, as well as the outbreak of hostilities. In many countries, the laws and regulations applicable to the securities and financial services industries are uncertain and evolving, and it may be difficult for us to determine the exact requirements of local laws in every market. Our inability to remain in compliance with local laws in a particular foreign market could have a significant and negative effect not only on our businesses in that market but also on our reputation generally. We are also subject to the enhanced risk that transactions we structure might not be legally enforceable in the relevant jurisdictions.

Our due diligence may not reveal all of a portfolio company’s liabilities and may not reveal other weaknesses in a portfolio company’s business.

Before we make merchant banking investments, we assess the strength and skills of an entity’s management and other factors that we believe will determine the success of the investment. In making the assessment and otherwise conducting customary due diligence, we rely on the resources available to us and, in some cases, an investigation by third parties. This process is particularly important and subjective with respect to newly-organized entities because there may be little or no information publicly available about the company. We cannot assure you that our due diligence processes will uncover all relevant facts or risks about a company in which we make a merchant banking investment, or that any such investment will be successful. Any unsuccessful merchant banking investments may have a material adverse effect on our financial condition and results of operation.

In any potential merchant banking investment, we depend on management and have limited ability to influence management of portfolio companies.

We generally do not control the management, investment decisions or operations of the enterprises in which we make merchant banking investments. Management of those enterprises may decide to change the nature of their assets or business plan, or management may otherwise change in a manner that is not satisfactory to us. We typically have no ability to affect these management decisions, and as noted below, may have only limited ability to dispose of these investments.

We may make merchant banking investments that have limited liquidity, which may reduce the return on those investments to our shareholders.

The equity securities of a new publicly-held or privately-held entity in which we make a merchant banking investment are likely to be restricted as to resale and may otherwise be highly illiquid. We expect that there will be restrictions on our ability to resell the securities of any private or newly-public company that we acquire for a period of at least one year after we acquire those securities. Thereafter, a public market sale may be subject to volume limitations or dependent upon securing a registration statement for a secondary offering of the securities.

The securities of newly-public entities may trade less frequently and in smaller volume than securities of companies that are more widely held and have more established trading patterns. Sales of these securities may cause their values to fluctuate more sharply. Because we will make merchant banking investments through an affiliate of FBR & Co., a registered broker-dealer in the U.S., and FBRIL, a registered broker-dealer in the United Kingdom, our ability to invest in companies may be constrained by applicable securities laws and regulations and the rules of the NASD and similar self-regulatory organizations. FBR & Co.’s investment and trading activities are regulated by the SEC, the NASD and other governmental authorities, and FBRIL’s investment and trading activities are regulated by similar regulatory authorities in the United Kingdom. As a result, the rules of the SEC, the NASD and other governmental authorities may limit our ability to invest in the securities of companies whose securities are underwritten or privately placed by our broker-dealer affiliates.

Prices of the equity securities of new entities in which we make merchant banking investments may be volatile. We may make merchant banking investments that are significant relative to the portfolio company’s overall capitalization, and resales of significant amounts of these securities might adversely affect the market and the sales price for the securities.

The disposition value of our merchant banking investments is dependent upon general and specific market conditions which could result in a decline of the value of these investments.

Even if we make an appropriate investment decision based on the intrinsic value of an enterprise, we cannot assure you that the market value of the investment will not decline, perhaps materially, as a result of general market conditions. For example, an increase in interest rates, a general decline in the stock markets, or other market conditions adverse to companies of the type in which we invest could result in a decline in the value of our investments.

We may have potential conflicts of interest with our executive officers and employees which could result in decisions that are not in your best interests.

From time to time, our executive officers and employees may invest in private or public companies in which we, or one of our affiliates, is or could potentially be an investor or for which we carry out investment banking assignments, publish research or act as a market maker. In addition, we have in the past and will likely in the future organize businesses, such as our hedge, private equity and venture capital funds, in which our employees may acquire minority interests or profit interests. There are risks that, as a result of such investment or profit interest, an executive officer or employee may have incentives to take actions that would conflict with our best interests. Our board of directors has adopted a code of business conduct and ethics which contains a policy with respect to conflicts of interest. We also believe that we have in place compliance procedures and practices designed to monitor the activities of our executive officers and employees in this regard. However, we cannot guarantee that our code of business conduct and ethics or these procedures and practices will be effective.

Our asset management business is dependent on cash inflows to mutual funds and other pooled investment vehicles, which could result in our experiencing operating losses if cash flows slow.

A slowdown or reversal of cash inflows to mutual funds and other pooled investment vehicles could lead to lower underwriting and brokerage revenues for us since mutual funds and other pooled investment vehicles purchase a significant portion of the securities offered in public offerings underwritten by our broker-dealer subsidiaries and subsequently traded in the secondary markets. Demand for new equity offerings has been driven in part by institutional investors, particularly large mutual funds and hedge funds, seeking to invest on behalf of their investors. The public may redeem mutual funds as a result of a decline in the market generally or as a result of a decline in mutual fund net asset values. To the extent that a decline in cash inflows into mutual funds reduces demand by fund managers for initial public or secondary offerings, our business and results of operations could be materially adversely affected. Moreover, a slowdown in investment activity by mutual funds may have an adverse effect on the securities markets generally. Such environments may adversely affect the market price of our common stock.

Declines in the market values of our mortgage-backed securities and other investments may adversely affect periodic reported results and credit availability, which may reduce our earnings.

A substantial portion of our assets are investments in mortgage-backed securities and other investment securities. Most of those assets are classified for accounting purposes as “available-for-sale.” Changes in the market values of those assets will be directly charged or credited to stockholders’ equity. As a result, a decline in market value of our mortgage-backed securities portfolio and other investment securities may reduce the book value of our assets. Moreover, if the decline in value of an available-for-sale security is other than temporary, such decline will reduce our earnings, as will a decline in the value of securities not classified as available-for-sale for accounting purposes.

A decline in the market value of our assets may adversely affect us particularly in instances where we have borrowed money based on the market value of those assets. If the market value of those assets declines, the lender may require us to post additional collateral to support the loan. If we were unable to post the additional collateral, we would have to sell the assets at a time when we might not otherwise choose to do so. A reduction in credit available may further reduce our earnings.

Use of leverage could adversely affect our operations, particularly with respect to our mortgage-backed securities portfolio.

Using debt to finance the purchase of mortgage-backed securities and other investment securities and origination and acquisition of mortgage loans will expose us to the risk that margin calls will be made and that we will not be able to meet those margin calls. To meet margin calls, we may sell the applicable mortgage-backed securities and such sales could result in realized losses.

While it is not our current policy to leverage our equity securities or loan investments, if we were to leverage these investments, this leverage could expose us to the risk that margin calls will be made and that we will not be able to meet them. A leveraged company’s income and net assets will tend to increase or decrease at a greater rate than if borrowed money were not used.

We enter into repurchase agreements to finance a portion of our mortgage-backed securities, which can amplify the effect of a decline in value resulting from an interest rate increase. For example, assume that we finance $96 million of mortgage-backed securities through repurchase agreements to acquire $100 million of 8% mortgage-backed securities. If prevailing interest rates increase from 8% to 9%, the value of the mortgage-backed securities may decline to a level below the amount required to be maintained under the terms of the repurchase agreements. If the mortgage-backed securities were then sold, we would have to transfer additional assets to secure the borrowings.

Changes in interest rates could negatively affect the value of our mortgage-backed securities, which could result in reduced earnings or losses.

Under a normal yield curve, an investment in mortgage-backed securities will decline in value if long-term interest rates increase. Despite Fannie Mae, Freddie Mac or Ginnie Mae guarantees of the agency-backed MBS we own, those guarantees do not protect us from declines in market value caused by changes in interest rates. Declines in market value may ultimately reduce earnings or result in losses to us, which may negatively affect cash available for distribution to our stockholders.

A significant risk associated with our portfolio of mortgage-backed securities is the risk that both long-term and short-term interest rates will increase significantly. If long-term rates were to increase significantly, the market value of these mortgage-backed securities would decline and the weighted average life of the investments would increase. We could realize a loss in the future if the mortgage-backed securities were sold. At the same time, an increase in short-term interest rates would increase the amount of interest owed on the repurchase agreements we enter into in order to finance the purchase of mortgage-backed securities.

Market values of mortgage-backed securities may decline without any general increase in interest rates for a number of reasons, such as increases in defaults, increases in voluntary prepayments and widening of credit spreads.

In addition, changes in interest rates may impact some our merchant banking equity investments in companies whose business models are sensitive to interest rates.

An increase in our borrowing costs relative to the interest we receive on our mortgage-backed securities may adversely affect our profitability.

As our repurchase agreements and other short-term borrowing instruments mature, we will be required either to enter into new repurchase agreements or to sell a portion of our mortgage-backed securities or other investment securities. An increase in short-term interest rates at the time that we seek to enter into new repurchase agreements would reduce the spread between our returns on our mortgage-backed securities and the cost of our borrowings. This change in interest rates would adversely affect our returns on our mortgage-backed backed securities, which might reduce earnings and adversely affect our profitability.

Prepayment rates could negatively affect the value of our mortgage-backed securities, which could result in reduced earnings or losses.

In the case of residential mortgage loans, there are seldom any restrictions on borrowers’ abilities to prepay their loans. Homeowners tend to prepay mortgage loans faster when interest rates decline. Consequently, owners of the loans have to reinvest the money received from the prepayments at the lower prevailing interest rates. Conversely, homeowners tend not to prepay mortgage loans when interest rates increase. Consequently, owners of the loans are unable to reinvest money that would have otherwise been received from prepayments at the higher prevailing interest rates. This volatility in prepayment rates may affect our ability to maintain targeted amounts of leverage on our mortgage-backed securities and may result in reduced earnings or losses for us and negatively affect the cash available for distribution to our shareholders.

Despite Fannie Mae, Freddie Mac or Ginnie Mae guarantees of principal and interest related to the agency-backed MBS we own, those guarantees do not protect us against prepayment risks.

Rapid changes in the values of our mortgage-backed securities and other real estate assets may make it more difficult for us to maintain our exemption from the 1940 Act.

If the market value or income potential of our mortgage-backed securities and other investment securities such as mezzanine loans declines as a result of increased interest rates, prepayment rates or other factors, we may need to increase our real estate investments and income and/or liquidate our non-qualifying assets in order to maintain our exemption from the 1940 Act. If the decline in real estate asset values and/or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of many of our non-real estate assets.

We may have to make investment decisions that we otherwise would not make absent the 1940 Act considerations.

Hedging against interest rate exposure may adversely affect our earnings, which could adversely affect cash available for distribution to our shareholders.

We may enter into interest rate swap agreements or pursue other hedging strategies. Our hedging activity will vary in scope based on the level and volatility of interest rates and principal prepayments, the type of mortgage-backed securities held, and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability;

•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

•	the party owing money in the hedging transaction may default on its obligation to pay.

We may make merchant banking investments in mezzanine or senior unsecured loans that may have greater risks of loss than secured senior loans and if those losses are realized, it could adversely affect our earnings, which could adversely affect our cash available for distribution to our stockholders.

We may make merchant banking investments in mezzanine or senior unsecured loans that involve a higher degree of risk than long-term senior secured loans. First, the loans may not be secured by mortgages or liens on assets. Even if secured, these loans may have higher loan-to-value ratios than a senior secured loan. Furthermore, our right to payment and the security interest may be subordinated to the payment rights and security interests of the senior lender. Therefore, we may be limited in our ability to enforce our rights to collect these loans and to recover any of the loan balance through a foreclosure of collateral.

Our loans may have an interest only payment schedule, with the principal amount remaining outstanding and at risk until the maturity of the loan. In this case, a borrower’s ability to repay its loan may be dependent upon a liquidity event that will enable the repayment of the loan.

In addition to the above, numerous other factors may affect a company’s ability to repay its loan, including the failure to meet its business plan, a downturn in its industry or negative economic conditions. A deterioration in a company’s financial condition and prospects may be accompanied by deterioration in the collateral for the loan. Losses in our loans could adversely affect our earnings.

Loans that we may make to highly leveraged companies may have a greater risk of loss which, in turn, could adversely affect cash available for distribution to our stockholders.

Leverage may have material adverse consequences to the companies to which we may make loans in connection with our merchant banking business and to us as an investor in these companies. These companies may be subject to restrictive financial and operating covenants. The leverage may impair these companies’ ability to finance their future operations and capital needs. As a result, these companies’ flexibility to respond to changing business and economic conditions and to business opportunities may be limited. A leveraged company’s income and net assets will tend to increase or decrease at a greater rate than if borrowed money were not used. As a result, leveraged companies have a greater risk of loss. Losses on such loans could adversely affect our earnings, which could adversely affect cash available for distribution to our stockholders.

If we become subject to the registration requirements of the 1940 Act as a result of our principal investing activities, our ability to operate our business as contemplated would be impaired, our operating results would be adversely affected and our stock price would likely decline.

The 1940 Act and the rules thereunder contain detailed parameters for the organization and operations of investment companies. Among other things, the 1940 Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, prohibit the issuance of stock options, and impose certain governance requirements. We intend to conduct our operations so that we will not be deemed to be an investment company under 1940 Act. However, if anything were to happen which would cause us to be deemed to be an investment company under the 1940 Act, requirements imposed by the 1940 Act, including limitations on our capital structure, ability to transact business with affiliates (including FBR Group) and ability to compensate key employees, could make it impractical for us to continue our business as currently conducted, impair the agreements and arrangements between and among us, FBR Group and our subsidiary, FBR & Co., or any combination thereof, and materially adversely affect our business, financial condition and results of operations.

Risks Related to Our Relationship with FBR Group

We are dependent on FBR Group to provide us with our executive management team, and we may not be able to execute our business plan in the event that FBR Group terminates our management services agreement or members of our executive management team are no longer available to us and we are unable to find suitable replacements for them.

Pursuant to the management services agreement that we entered into with FBR Group, FBR Group provides us with our executive management team. We are subject to the risk that FBR Group may terminate the management services agreement for any reason. In addition, we have no assurance that, while the agreement is in effect, the services of the executive management team will be available to the full extent of our needs. We believe that our success depends to a significant extent upon the experience of FBR Group’s executive officers, whose continued service is not guaranteed. We and FBR Group may, from time to time, agree to modify the terms of the management services agreement, subject to approval by a majority of the disinterested directors serving on our board of directors. The management services agreement may be terminated by either our company or FBR Group for any reason by providing written notice of non-renewal at least 90 days prior to the end of each calendar year. If FBR Group terminates the management services agreement or certain members of the executive management team provided to us by FBR Group leave FBR Group or are otherwise no longer available to us or are not available to the full extent of our needs, we may not be able to replace them with suitable management and may be unable to execute our business plan.

The compensation that our executive management team receives from FBR Group, which is based in part on the fees that FBR Group earns under the management services agreement between us and FBR Group, could possibly cause our executive management team to make decisions that are intended to generate short-term profits but that are not in our best interest in the long-term.

Under the management services agreement between us and FBR Group, we pay FBR Group an annual amount equal to 8.0% of the consolidated pre-tax net income of our company, plus an additional amount equal to 3.0% of the pre-tax earnings of the investment banking unit of FBR & Co., in each case before payment of such amount, which FBR Group then will allocate to its executive bonus pool. Our executive management team, in their capacities as executive officers of FBR Group, will be paid annual bonuses out of this pool. In evaluating acquisitions, investments and other management strategies, the opportunity to earn higher compensation in the short-term could possibly lead our executive management team to place undue emphasis on the maximization of our company’s pre-tax net income in the short-term at the expense of other criteria, such as our long-term strategic goals. For example, investments with higher yield potential are generally riskier or more speculative and the promise of higher pre-tax earnings in the near-term could possibly induce our executive management team to pursue a speculative strategic acquisition or investment that is not in the best interest of our shareholders or may result in increased risk to our merchant banking portfolio.

We have substantial conflicts of interest in our relationship with FBR Group, its affiliates and our executive officers and directors which may impose certain limitations on our ability to pursue corporate opportunities.

At the time of our formation when our contribution, corporate, tax sharing, management services, services and trademark license agreements and our 2006 Long-Term Incentive Plan and other organizational matters were approved for us, FBR Group, through its affiliate, FBR TRS Holdings, was our sole shareholder. These matters were negotiated when our chairman and chief executive officer, and our other senior executive officers, each served as an executive officer of FBR Group and therefore were not negotiated at arm’s length. The matters covered by our agreements with FBR Group were not approved by a majority of disinterested directors. Therefore, their terms, including fees payable to FBR Group and the consideration paid by us pursuant to the contribution agreement, may not be as favorable to us as if they had been negotiated with an unaffiliated third party or approved by a majority of disinterested directors. In addition, we may enter into transactions in the future with FBR Group and its affiliates. We have also agreed to indemnify FBR Group and its respective directors, officers, employees and persons controlling FBR Group with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their respective duties and performed in good faith.

FBR Group will not be required to offer all potential corporate opportunities to us and there are limitations on our right to pursue investment banking opportunities.

The corporate agreement that we entered into with FBR Group permits FBR Group and our company to:

•	engage in the same or similar business activities as the other party;

•	do business with any customer or client of the other party; and

•	employ or engage any officer or employee of the other party.

In addition, we have agreed with FBR Group that if one of our officers or directors who also serves as an officer or director of FBR Group becomes aware of a corporate opportunity for both FBR Group and us which does not relate to our asset management, investment banking, or institutional brokerage businesses, the officer or director will have a duty to present that opportunity to FBR Group, and FBR Group will have the sole right to pursue the transaction if it so determines. Three of our nine directors also serve as executive officers and/or directors of FBR Group. FBR Group may gain the benefit of corporate opportunities that are presented to these directors. As a result, we may not be able to expand or grow our business.

Because FBR Group controls substantially all the voting power of our common stock, investors will not be able to affect the outcome of any shareholder vote.

As of the date of this prospectus, FBR Group beneficially owns approximately     % of the outstanding shares of our common stock. We have also granted FBR Group an option to purchase, through FBR TRS Holdings, additional shares of our common stock in order to enable FBR Group to maintain its beneficial ownership percentage in our company. Any exercise of the option by FBR Group must occur simultaneously with our issuance of any additional shares of our common stock, but only to the extent necessary to permit FBR Group to maintain its then-existing beneficial ownership percentage of our common stock.

For as long as FBR Group continues to own more than 50% of the outstanding shares of our common stock, it will be able to direct the election of all of the members of our board of directors, other than the two members of our board of directors that Crestview has the right to designate, call a special meeting of shareholders at which our directors may be removed with or without cause and determine the outcome of all matters submitted to a vote of our shareholders, including matters involving mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional shares of common stock or other equity securities and the payment of dividends on common stock. FBR Group currently has and will have the power to prevent or cause a change in control, and could take other actions that might be favorable to FBR Group but not to our other shareholders.

Because FBR Group beneficially owns a majority of the outstanding shares of our common stock, we will be a “controlled company” within the meaning of the Nasdaq marketplace rules and, as a result, we will not be subject to all of the Nasdaq corporate governance requirements.

As of the date of this prospectus, FBR Group beneficially owns approximately     % of the outstanding shares of our common stock. Because FBR Group will hold more than 50% of the voting power of our equity securities, we will be a “controlled company” within the meaning of the Nasdaq Marketplace Rules. Under the Nasdaq Marketplace Rules, a controlled company may elect not to comply with certain Nasdaq corporate governance requirements, including requirements that (1) a majority of the board of directors consist of independent directors, (2) compensation of officers be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee that is composed entirely of independent directors and (3) director nominees be selected or recommended by a majority of the independent directors or by a nominating committee composed solely of independent directors. Because we intend to take advantage of the controlled company exemption to certain Nasdaq corporate governance requirements, our shareholders will not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

A failure of FBR Group to qualify as a REIT for one or more years may expose us to joint and several liability for FBR Group’s past federal income tax liability.

In the event FBR Group failed to qualify as a REIT for any year or years prior to or including the year in which the closing of our 2006 private offering occurs, FBR Group could have a federal tax liability in respect of its income for such years, and any such liability could be substantial. FBR Group’s failure to qualify as a REIT for a given year could cause certain of our subsidiaries to have been part of a consolidated group with FBR Group and its affiliates for federal income tax purposes for a period of one or more years. As a general matter, corporations that are members of a consolidated group have joint and several liability for the federal income tax liability of the entire consolidated group during any tax year for which it is consolidated. As a result, if FBR Group failed to qualify as a REIT for one or more years prior to or including the years in which the closing of our 2006 private offering occurs, certain of our subsidiaries could potentially be subject to joint and several liability with respect to such tax liability.

Our tax sharing agreement may result in conflicts of interest between our company and FBR TRS Holdings.

Under our tax sharing agreement, FBR TRS Holdings has sole authority to respond to and conduct all income tax proceedings, including tax audits, relating to prior tax periods of the consolidated group of which FBR TRS Holdings is the parent corporation. This arrangement may result in conflicts of interest between our company and FBR TRS Holdings with respect to pre-offering taxable years. For example, under the tax sharing agreement, FBR TRS Holdings may choose to contest, compromise, or settle any adjustment or deficiency proposed by the relevant taxing authority in a manner that may be beneficial to FBR TRS Holdings and detrimental to one or more of our subsidiaries and our shareholders (other than FBR TRS Holdings).

Risks Related to Our Relationship with Crestview

We may not be successful in capturing the benefit of our ongoing strategic advisory relationship with an affiliate of Crestview which may impede our growth and negatively impact our operating results.

We have agreed to pay Crestview Advisors, L.L.C., an affiliate of Crestview, a $1.0 million annual strategic advisory fee and reimburse Crestview Advisors, L.L.C. for reasonable out-of-pocket expenses in exchange for ongoing strategic advice and assistance. This fee is payable for as long as Crestview beneficially owns at least 50% of the shares of our common stock that it purchased in our 2006 private offering. Because Crestview Advisors, L.L.C. will not be required to provide specified services to us or our affiliates, we cannot assure you that this agreement will result in increased opportunities for any of our businesses or in the establishment of new relationships with potential clients or investors. To the extent that we do not capture the anticipated benefit of these services, our obligation to pay the $1.0 million annual strategic advisory fee may impede our growth and negatively impact our operating results.

Through certain agreements that FBR Group, FBR TRS Holdings and our company entered into with Crestview, Crestview will have the right to designate two of its representatives to serve on our board of directors and will therefore have the ability to influence any action taken or recommended by our board of directors. If Crestview’s interests are in conflict with the interests of our other shareholders, Crestview’s ability to influence our board of directors could result in a conflict of interest for members of our board.

At the closing of our 2006 private offering, FBR Group, FBR TRS Holdings and our company entered into agreements with Crestview that provide Crestview, among other things, with the right to designate two of its representatives for election to our board of directors. Subject to certain conditions, Crestview also has the right to designate one of its representatives to serve on each of the committees of our board of directors, to the extent permitted by law and the applicable regulations of the Nasdaq (or, if not so permitted, such designee(s) will have certain observation rights). Accordingly, Crestview may have the ability to influence any action taken or recommended by our board of directors. If Crestview’s interests are in conflict with the interests of our other shareholders, Crestview’s ability to influence our board of directors could result in a conflict of interest for members of our board.

Risks Related to Our Industry

Significantly expanded corporate governance and public disclosure requirements may result in fewer initial public offerings and distract existing public companies from engaging in capital market transactions which may reduce the number of investment banking opportunities available to pursue.

Highly-publicized financial scandals in recent years have led to investor concerns over the integrity of the U.S. financial markets, and have prompted Congress, the SEC, the NYSE and Nasdaq to significantly expand corporate governance and public disclosure requirements. To the extent that private companies, in order to avoid becoming subject to these new requirements, decide to forgo initial public offerings, our equity underwriting business may be adversely affected. In addition, provisions of the Sarbanes-Oxley Act of 2002 and the corporate governance rules imposed by self-regulatory organizations have diverted many companies’ attention away from capital market transactions, including securities offerings and acquisition and disposition transactions. In particular, companies that are or are planning to be public are incurring significant expenses in complying with the SEC and accounting standards relating to internal control over financial reporting, and companies that disclose material weaknesses in such controls under the new standards may have greater difficulty accessing the capital markets. These factors, in addition to adopted or proposed accounting and disclosure changes, may have an adverse effect on our business.

Financial services firms have been subject to increased scrutiny over the last several years, increasing the risk of financial liability and reputational harm resulting from adverse regulatory actions.

Firms in the financial services industry have been operating in a difficult regulatory environment. The industry has experienced increased scrutiny from a variety of regulators, including the SEC, the NYSE, the NASD and state attorneys general. Penalties and fines sought by regulatory authorities have increased substantially over the last several years. This regulatory and enforcement environment has created uncertainty with respect to a number of transactions that had historically been entered into by financial services firms and that were generally believed to be permissible and appropriate. We may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. We also may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other United States or foreign governmental regulatory authorities or self-regulatory organizations that supervise the financial markets. Among other things, we could be fined, prohibited from engaging in some of our business activities or subject to limitations or conditions on our business activities. Substantial legal liability or significant regulatory action against us could have material adverse financial effects or cause significant reputational harm to us, which could seriously harm our business prospects.

In addition, financial services firms are subject to numerous conflicts of interests or perceived conflicts. The SEC and other federal and state regulators have increased their scrutiny of potential conflicts of interest. We have adopted various policies, controls and procedures to address or limit actual or perceived conflicts and regularly seek to review and update our policies, controls and procedures. However, appropriately dealing with conflicts of interest is complex and difficult and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with conflicts of interest. Our policies and procedures to address or limit actual or perceived conflicts may also result in increased costs, additional operational personnel and increased regulatory risk. Failure to adhere to these policies and procedures may result in regulatory sanctions or client litigation. For example, the research areas of investment banks have been and remain the subject of heightened regulatory scrutiny which has led to increased restrictions on the interaction between equity research analysts and investment banking personnel at securities firms.

Our exposure to legal liability is significant, and damages that we may be required to pay and the reputational harm that could result from legal action against us could materially adversely affect our businesses.

We face significant legal risks in our businesses and, in recent years, the volume of claims and amount of damages sought in litigation and regulatory proceedings against financial institutions have been increasing. These risks include potential liability under securities or other laws for materially false or misleading statements made in connection with securities offerings and other transactions, potential liability for “fairness opinions” and other advice we provide to participants in strategic transactions and disputes over the terms and conditions of complex trading arrangements. We are also subject to claims arising from disputes with employees for alleged discrimination or harassment, among other things.

As a brokerage and investment banking firm, we depend to a large extent on our reputation for integrity and high-caliber professional services to attract and retain clients. As a result, if a client is not satisfied with our services, it may be more damaging in our business than in other businesses. Moreover, our role as advisor to our clients on important underwriting or mergers and acquisitions transactions involves complex analysis and the exercise of professional judgment, including rendering “fairness opinions” in connection with mergers and other transactions. Therefore, our activities may subject us to the risk of significant legal liabilities to our clients and aggrieved third parties, including shareholders of our clients who could bring securities class actions against us. Our investment banking engagements typically include broad indemnities from our clients and provisions to limit our exposure to legal claims relating to our services, but these provisions may not protect us or may not be enforceable in all cases. As a result, we may incur significant legal and other expenses in defending against litigation and may be required to pay substantial damages for settlements and adverse judgments. Substantial legal liability or significant regulatory action against us could have a material adverse effect on our results of operations or cause significant reputational harm to us, which could seriously harm our business and prospects.

Employee misconduct could harm us and is difficult to detect and deter.

There have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry in recent years, and we run the risk that employee misconduct could occur at our company. For example, misconduct by employees could involve the improper use or disclosure of confidential information, which could result in regulatory sanctions and serious reputational or financial harm. It is not always possible to deter employee misconduct and the precautions we take to detect and prevent this activity may not be effective in all cases, and we may suffer significant reputational harm for any misconduct by our employees.

Risks Related to this Offering and Our Shares

Currently, there is no public market for our common stock and an active trading market may never develop, which could result in our shareholders being unable to monetize their investment.

Currently, there is no public trading market for our common stock. We intend to apply to have our common stock listed on the Nasdaq prior to the effective date of the registration statement of which this prospectus forms a part, but we cannot assure you that an active trading market for our common stock will develop, or if it develops that it will continue. We intend to file the necessary documentation to allow our common stock to be traded in various states in accordance with each state’s securities laws, but an active trading market for our common stock may never develop or be sustained. Our common stock is eligible for reporting on PORTAL, which permits secondary sales of eligible securities to qualified institutional buyers in accordance with Rule 144A under the Securities Act. The last reported sale price of our common stock on PORTAL on February 7, 2007 was $15.35 per share. Individuals and institutions that sell our common stock are not obligated to report their sales to PORTAL. Therefore, the last sale that was reported on PORTAL may not be reflective of sales of our common stock that have occurred and were not reported and may not be indicative of the prices at which our shares of common stock may trade in the future. Accordingly, no assurance can be given as to:

•	the likelihood that an active trading market for our common stock will develop;

•	the liquidity of any such market;

•	the ability of our shareholders to sell their shares of common stock; or

•	the price that our shareholders may obtain for their shares of common stock.

Even if an active trading market develops, the market price for our common stock may be highly volatile and may decline substantially after this offering. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above your purchase price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our stock price include:

•	actual or anticipated variations in our quarterly operating results;

•	publication of research reports about us or the industry in which we operate;

•	changes in applicable laws or regulations, court rulings and enforcement and legal actions;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key personnel;

•	actions by institutional shareholders;

•	speculation in the press or investment community; and

•	general market and economic conditions.

Your interest in our company may be diluted if we issue additional shares of common stock.

In general, selling shareholders and potential investors do not have anti-dilution or preemptive rights with respect to any common stock issued by us in the future. Therefore, you may experience dilution of your equity investment if we issue additional shares of common stock in the future, including shares issuable under our 2006 Long-Term Incentive Plan, our 2007 Employee Stock Purchase Plan, which was adopted by our board of directors on December 15, 2006, subject to shareholder approval, or any other equity compensation or incentive plan adopted by our board of directors or if we issue securities that are convertible into shares of our common stock.

Future offerings of debt securities, which would rank senior to our common stock upon our liquidation may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making offerings of debt, including commercial paper, medium-term notes, and senior or subordinated notes. Upon liquidation, holders of our debt securities and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk of our future offerings reducing the market price of our common stock.

Future sales of our common stock, including sales of shares of our common stock registered pursuant to the registration statement of which this prospectus is a part, could have an adverse effect on our stock price.

As of the date of this prospectus, we have:

•

                 outstanding shares of common stock (excluding (i) an aggregate of 176,584 restricted shares of common stock that we have agreed to award in connection with the Legacy acquisition and (ii) an aggregate of 2,600,000 shares issuable upon exercise of currently exercisable options granted to Crestview upon completion of our 2006 private offering);

•	shares of common stock issuable upon exercise of outstanding options;

•	shares of common stock available for future awards under our 2006 Long-Term Incentive Plan; and

•

1,000,000 shares of common stock available for future issuance under our 2007 Employee Stock Purchase Plan, which was adopted by our board of directors on December 15, 2006, subject to shareholder approval.

We cannot predict the effect, if any, of future sales of common stock, or the availability of shares for future sales, on the market price of the common stock. Sales of substantial amounts of common stock, or the perception that such sales could occur, may adversely affect prevailing market prices for shares of our common stock. In addition, the sale of these shares could impair our ability to raise capital through a sale of additional equity securities. We also may issue from time to time additional common stock in connection with acquisitions or investments and we may grant additional registration rights in connection with such issuances.

We do not expect to pay any cash dividends in the foreseeable future.

We intend to retain any future earnings to fund the operation and expansion of our business and, therefore, we do not anticipate paying cash dividends in the foreseeable future. Accordingly, you must rely on sales of your shares of common stock after price appreciation, which may never occur, as the only way to realize any future gains on your investment. Investors seeking cash dividends should not purchase our common stock.

Certain provisions of Virginia law, our articles of incorporation and bylaws make a takeover by a third party difficult.

Certain provisions of Virginia law, the state in which we are incorporated, and our articles of incorporation and bylaws could prevent or discourage a third party from acquiring us or from attempting to acquire control of us. These provisions include:

•

a provision allowing our board of directors to issue preferred stock with rights senior to those of the common stock without any vote or action by the holders of our common stock. The issuance of the preferred stock could adversely affect the rights and powers, including voting rights, of the holders of the common stock; and

•	the requirement in our bylaws that shareholders provide advance notice when nominating directors for election at annual meetings of our shareholders.

These provisions could also limit the price that certain investors might be willing to pay in the future for shares of our common stock. See “Description of Capital Stock.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors,” “Use of Proceeds,” “Dividend Policy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” “Our Business” and other statements included elsewhere in this prospectus constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “goal,” “objective,” “potential,” “project,” “should,” “will” and “would” or the negative of these terms or other comparable terminology.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account information known to us as of the date of this prospectus. These beliefs, assumptions and expectations may change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed, anticipated or contemplated in our forward-looking statements. You should carefully consider these risks before you invest in our common stock, along with the following factors that could cause actual results to vary from our forward-looking statements:

•	the risks referenced in this prospectus, including those set forth under the section captioned “Risk Factors”;

•	general volatility of the capital markets and the lack of a public market for our common stock prior to the registration pursuant to the registration statement of which this prospectus is a part;

•	deterioration in the business environment in the specific sectors of the economy in which we focus or a decline in the market for securities of companies within these sectors;

•	substantial fluctuations in our financial results;

•	our ability to retain our senior professionals;

•	pricing and other competitive pressures;

•	changes in laws and regulations and industry practices that adversely affect our sales and trading business;

•	incurrence of losses in the future;

•	the singular nature of our capital markets and strategic advisory engagements;

•	competition among financial services firms for business and personnel;

•	larger and more frequent capital commitments in our trading and underwriting businesses;

•	limitations on our access to capital;

•	malfunctioning or failure in our operations and infrastructure;

•	risks from strategic investments or acquisitions and joint ventures or our entry into new business areas;

•	failure to achieve and maintain effective internal controls;

•	declines in the market value of our principal investments;

•	the loss of our exemption from registration as an investment company under the Investment Company Act of 1940, as amended;

•	the overall environment for interest rates;

•	changes in our business strategy; and

•	availability, terms and deployment of capital.

When considering forward-looking statements, you should keep in mind the risks and other cautionary statements set forth in this prospectus. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views as of the date of this prospectus. The risks and other cautionary statements noted throughout this prospectus could cause our actual results to differ significantly from those contained in any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the selling shareholders under this prospectus. We have agreed to pay expenses relating to the registration of the shares of our common stock under applicable securities laws.

DIVIDEND POLICY

We do not anticipate that we will pay any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and growth of our business.

SELLING SHAREHOLDERS

Each of the shareholders named below or their pledgees, donees, transferees or other successors in interest, who we collectively refer to in this prospectus as “selling shareholders,” may from time to time offer and sell any and all of the common stock registered pursuant to the registration statement of which this prospectus forms a part. The shares of common stock were acquired by the selling shareholders directly from us in a transaction exempt from the registration requirements of the Securities Act or from FBR & Co., as initial purchaser, in a transaction exempt from the registration requirements of the Securities Act. In addition, the selling shareholder may have acquired the shares in a transaction exempt from the registration requirements of the Securities Act from a shareholder who acquired the shares in our 2006 private offering or from such shareholder’s transferee.

The following table sets forth information as of                         , 2007, with respect to each selling shareholder who may sell shares pursuant to this prospectus and presents information with respect to each such selling shareholder’s beneficial ownership of our shares. Except as noted below, none of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with us or any of our affiliates. We do not know which (if any) of the shareholders named below actually will offer to sell shares pursuant to this prospectus, or the number of shares that each of them will offer. We will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act upon being notified by any of the selling shareholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. This supplement will disclose:

•	the name of the selling shareholders and of participating brokers and dealers;

•	the number of shares involved;

•	the price at which the shares are to be sold;

•	the commissions paid or the discounts or concessions allowed to the broker-dealers, where applicable;

•	that the broker-dealers did not conduct any investigation to verify the information set out in this prospectus; and

•	other facts material to the transaction.

Any selling shareholder that is identified as a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling shareholder obtained the stock as compensation for services. In addition, any affiliate of a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling shareholder purchased in the ordinary course of business and, at the time of its purchase of the stock, did not have any agreements or understandings, directly or indirectly, with any person to distribute the stock. As a result, any profits on the sale of the common stock by selling shareholders who are deemed to be “underwriters” and any discounts, commissions or concessions received by any such broker-dealers who are deemed to be “underwriters” will be deemed to be underwriting discounts and commissions under the Securities Act. Selling shareholders who are deemed to be “underwriters” will be subject to prospectus delivery requirements of the Securities Act and to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

For purposes of the table below, beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if that person has or shares voting power or investment power with respect to those shares, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.

The selling shareholders may offer all, some or none of the shares of common stock shown in the table. Because the selling shareholders may offer all or some portion of the shares, we have assumed for purposes of completing the last column in the table that all shares offered hereby will have been sold by the selling shareholders upon termination of sales pursuant to this prospectus is a part.

Information concerning the selling shareholders may change from time to time, and any changed information will be set forth in prospectus supplements or post-effective amendments, as may be appropriate.

	Shares of Common Stock Beneficially Owned as of , 2007		Shares of Common Stock Being Registered Hereby	Shares of Common Stock Beneficially Owned After Resale
Selling Shareholder	Number	Percent		Number	Percent

The selling shareholders listed in the above table may have sold or transferred, in transactions pursuant to this prospectus or exempt from the registration requirements of the Securities Act, some or all of their shares since the date as of which the information is presented in the above table.

PRICE RANGE OF SHARES OF OUR COMMON STOCK

No public trading market currently exists for our common stock. Shares of our common stock issued in connection with our 2006 private offering became eligible for resale to qualified institutional buyers in accordance with Rule 144A under the Securities Act and for reporting on PORTAL. The following table shows the high and low sale price known by us for shares of our common stock for each quarterly period that our common stock was eligible for reporting on PORTAL:

Quarter	High Sale Price	Low Sale Price
July 20, 2006 to September 30, 2006	$—	$—
October 1, 2006 to December 31, 2006	$—	$—
January 1, 2007 to , 2007

The last reported sale price of our common stock on PORTAL on February 7, 2007 was $15.35 per share. The information above regarding PORTAL prices may not be complete because we have access only to information regarding trades reported to PORTAL, which may not include all trades because institutions and individuals are not required to report all trades to PORTAL. Therefore, the last sale price that was reported on PORTAL may not be reflective of the price at which recent sales of our common stock have occurred and were not reported on PORTAL and may not be indicative of the price at which our shares of common stock will trade after the effective date of the registration statement of which this prospectus is a part. As of the date of this prospectus, we had                      shares of our common stock issued and outstanding which were held by                      holders of record.

SELECTED CONDENSED CONSOLIDATED

FINANCIAL AND OTHER DATA

The following selected audited and unaudited condensed consolidated financial and other data should be read in conjunction with, and are qualified by reference to, the disclosures in the registration statement set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements of FBR Capital Markets Corporation and the notes thereto beginning on page F-1.

The selected consolidated statements of operations data for the years ended December 31, 2004, 2005 and 2006 and the selected consolidated balance sheet data as of December 31, 2005 and 2006 are derived from the audited consolidated financial statements of FBR Capital Markets Corporation included elsewhere in this registration statement and should be read in conjunction with those audited consolidated financial statements and notes thereto. The selected consolidated statement of operations data for the year ended December 31, 2003 and the selected consolidated balance sheet data as of December 31, 2004 are derived from audited consolidated financial statements of FBR Capital Markets Corporation not included in this registration statement. The selected consolidated statements of operations data for the year ended December 31, 2002 and the selected consolidated balance sheet data as of December 31, 2002 and 2003, are derived from the unaudited consolidated financial statements of FBR Capital Markets Corporation not included in this registration statement.

	Year Ended December 31,
	2002	2003	2004	2005	2006
Consolidated Statements of Operations (in thousands):
Revenues:
Investment banking:
Capital raising	$115,306	$256,498	$397,940	$374,658	$190,576
Advisory	19,746	14,815	30,115	17,759	24,148
Institutional brokerage:
Principal transactions	27,512	23,964	20,445	15,980	5,814
Agency commissions	35,584	50,048	89,492	82,551	100,855
Mortgage trading interest income	—	—	—	30,859	51,148
Mortgage trading net investment loss	—	—	—	(3,820)	(3,298)
Asset management:
Base management fees	4,169	11,554	19,045	22,080	19,871
Incentive allocations and fees	—	8,380	10,940	1,929	1,327
Net investment income	8,255	21,880	6,116	4,611	3,372
Interest income	2,086	4,431	6,691	26,006	20,934
Other revenues	760	835	1,613	2,826	3,892

Total revenues	213,418	392,405	582,397	575,439	418,639
Interest expense	471	452	988	42,630	54,543

Revenue, net of interest expense	212,947	391,953	581,409	532,809	364,096

Non-interest expenses:
Compensation and benefits	120,878	206,952	304,984	277,698	225,712
Professional services	10,927	18,685	40,021	53,834	43,712
Business development	12,728	20,531	43,456	39,335	33,772
Clearance and brokerage fees	5,175	6,816	8,894	8,690	11,715
Occupancy and equipment	7,241	8,651	13,743	23,379	30,039
Communications	6,376	8,264	13,044	17,354	20,039
Other operating expenses	5,345	6,156	7,997	18,500	12,219

Total non-interest expenses	168,670	276,055	432,139	438,790	377,208

Net income (loss) before taxes	44,277	115,898	149,270	94,019	(13,112)
Income tax provision (benefit)	17,027	44,474	59,516	45,934	(3,271)

Net income (loss)	$27,250	$71,424	$89,754	$48,085	$(9,841)

Basic and diluted earnings (loss) per share	$0.59	$1.55	$1.95	$1.05	$(0.18)
Basic and diluted weighted-average shares (in thousands)(1)	46,000	46,000	46,000	46,000	54,137

	As of December 31,
	2002	2003	2004	2005	2006
Consolidated Balance Sheet Data (in thousands):
Assets:
Cash and cash equivalents	$65,733	$61,041	$199,111	$162,434	$151,417
Restricted cash	—	—	7,156	6,082	—
Mortgage-backed securities	—	—	—	—	415,391
Trading securities, at fair value	8,298	4,932	7,744	1,034,388	18,180
Reverse repurchase agreements	—	—	183,375	283,825	—
Long-term investments	10,206	65,347	50,595	34,456	32,343
Other	68,547	228,148	238,732	161,802	142,088

Total assets	$152,784	$359,468	$686,713	$1,682,987	$759,419

Liabilities:
Trading account securities sold but not yet purchased, at fair value	$19,932	$9,525	$17,176	$150,547	$202
Commercial paper	—	—	183,644	136,016	—
Repurchase agreements	—	—	—	929,363	189,155
Accounts payable and other liabilities	49,225	172,408	240,828	218,093	85,674

Total liabilities	69,157	181,933	441,648	1,434,019	275,031

Shareholders’ equity	83,627	177,535	245,065	248,968	484,388

Total liabilities and shareholders’ equity	$152,784	$359,468	$686,713	$1,682,987	$759,419

	Year ended December 31,
	2002	2003	2004	2005	2006
Statistical Data:
Total employees(2)	418	473	664	761	702
Net revenue per employee	$509	$829	$876	$700	$519
Annualized pre-tax return on average equity	63%	89%	71%	38%	(4)%
Compensation and benefits expense as a percentage of net revenues	57%	53%	52%	52%	62%

(1)

The weighted average shares outstanding used in the calculation of earnings per share is presented assuming the issuance of 1,000 shares associated with our formation transactions and 45,999,000 shares associated with the contribution transaction prior to our 2006 private offering for the years ended December 31, 2002, 2003, 2004 and 2005. The weighted average shares outstanding used in the calculation of earnings per share for the year ended December 31, 2006, is presented assuming the issuance of 46,000,000 shares, previously discussed, as of January 1, 2006, and the effect of 18,000,000 shares issued in our 2006 private offering.

(2)	As of end of the period reported.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATION

Executive Summary of Segment Results

We are a full-service capital markets, including investment banking and institutional brokerage and research, and asset management firm with a customer-focused and innovative approach to our clients’ needs. We are an indirect majority-owned taxable REIT subsidiary of Friedman, Billings Ramsey Group, Inc. (FBR Group). On July 20, 2006, we closed a private offering of 18,000,000 shares of common equity, including a concurrent private placement to two affiliates of Crestview Partners, a New York-based private equity firm (Crestview). These transactions in the aggregate resulted in the sale of $270 million in common equity. Cash proceeds to us after deducting a placement fee payable to an affiliate of Crestview with respect to the shares purchased by the Crestview affiliates and other costs were $259.7 million. In connection with these transactions, FBR Group completed the contribution to us of its investment banking, research and institutional brokerage and asset management businesses, including its subsidiaries Friedman, Billings, Ramsey & Co. (FBR & Co.), Friedman, Billings, Ramsey International, Ltd. (FBRIL), FBR Investment Management, Inc. and FBR Fund Advisors, Inc. Subsequent to these transactions and as of December 31, 2006, FBR Group retains a 71.9% beneficial ownership interest in FBR Capital Markets.

For the year ended December 31, 2005, our total net revenues were $532.8 million and our net income was $48.1 million, compared to total net revenues of $364.1 million and net loss of $9.8 million for the year ended December 31, 2006.

The following is an analysis of our operating results for the years ended December 31, 2005 and 2006.

Our business is comprised of the following three business segments: (i) capital markets, including investment banking and institutional brokerage (including institutional research); (ii) asset management, including private wealth management and (iii) principal investing, including merchant banking. Prior to the July 2006 private offering, we reported our business in two segments, capital markets and asset management. Subsequent to the July 2006 private offering, the Company initiated certain principal investing activities. In conjunction with the initiation of principal investing activities, the Company allocated its long-term investments, including equity securities and fund investments previously included in capital markets and asset management, respectively, to the principal investing segment. Accordingly, segment information for prior years has been revised to conform to the current presentation.

Capital Markets

Our capital markets segment includes investment banking and institutional brokerage (including institutional research). These businesses operate as a single integrated unit to deliver capital raising, advisory and sales and trading services to corporate and institutional clients. Our investment banking and institutional brokerage businesses are focused on the consumer, diversified industrials, energy and natural resources, financial institutions, healthcare, insurance, real estate and technology sectors. Historically, we have focused on small and mid-cap stocks, although our research coverage and associated brokerage activities increasingly involve larger-cap stocks. By their nature, our business activities are highly competitive and are subject to general market conditions, volatile trading markets, and fluctuations in the volume of market activity, as well as to the conditions affecting the companies and markets in our areas of focus. As a result, our capital markets revenues and profits can be subject to significant volatility from period to period. The following table provides a summary of our results within the capital markets segment (dollars in thousands).

	Year ended December 31,
	2004	2005	2006
Revenues, net of interest expense	$537,730	$503,429	$332,244
Total expenses	404,073	408,750	346,467
Pre-tax income (loss)	133,657	94,679	(14,223)

The pre-tax income (loss) from our capital markets activities decreased from pre-tax income of $94.7 million in 2005 to a pre-tax loss of $14.2 million in 2006. This decrease is primarily attributable to a 45%, or $177.7 million, decrease in investment banking revenues during 2006, as a result of the Company completing fewer private equity placements and initial public offerings in 2006 as compared to 2005. This decrease reflects a lower volume of capital raising activity in our financial institutions and real estate sectors due primarily to the adverse effects of a continued inverted yield curve during 2006. Our institutional brokerage net revenues increased by 8%, or $8.2 million during 2006, which is primarily attributable to a 22% increase in agency commissions offset by a decrease in revenues from principal transactions. Compensation and benefits costs within our capital markets segment decreased 19%, or $51.1 million during 2006, and other non-interest expenses in this segment decreased 8%, or $11.2 million, both primarily as result of the decreased capital markets revenues.

The pre-tax income from our capital markets activities decreased from $133.7 million in 2004 to $94.7 million in 2005. This decrease in pre-tax income is due to the decrease in capital raising and advisory revenues of 8% or $35.6 million. This decrease is associated with a decrease in revenues from capital raising transactions in our real estate and financial institutions sectors offset by a significant increase in revenues from sole-managed private equity placements in the energy sector. In conjunction with the decrease in capital raising and advisory revenues, compensation and benefits expense decreased by 9% or 25.3 million. However, other non-interest operating expenses increased 26% or $30.0 million in 2005. This increase is attributable to the $7.5 million proposed settlement with SEC and NASD, which have since been accepted by the SEC and NASD, and related legal costs and occupancy and equipment expenses increased in 2005 as the Company made major investments in the expansion and upgrade of its facilities to accommodate an increase in employees for growth in the Company’s investment banking verticals and sales and trading personnel.

Investment Banking

Our investment banking activities consist of a broad range of services, including underwritings, public and private capital raising transactions that include a wide variety of securities, and financial advisory services in merger, acquisition, restructuring and strategic partnering transactions. In 2006, revenues from our investment banking operations totaled $214.7 million, representing a decrease of 45% from the prior year. In 2006, our investment banking team executed 87 banking assignments with a total transaction value of over $16.1 billion, including more than $5.2 billion in lead-managed equity capital raising transactions. Highlights for lead-managed equity capital raising transactions include:

•	$ 634.9 million in four initial public offerings;

•	$ 3.1 billion in 15 (sole-managed) private placements; and

•	$ 1.2 billion in 12 follow-on and secondary equity offerings.

In addition, during 2006 we advised on 28 successful mergers, acquisitions and advisory transactions representing $400.5 million in aggregate transaction value.

We earned the following investment banking rankings for 20061:

•	#1 book-running manager of all common stock offerings for U.S. companies with a market capitalization of $1 billion or less;

•	#7 book-running manager for U.S. IPOs and 144A equity placements combined;

•	#1 book-running manager of all common stock offerings for domestic mining, oil and gas, utility an energy companies with a market capitalization of $1 billion or less; and

•	#1 book-running manager of all common stock offerings for U.S. and Bermuda finance and insurance companies with a market capitalization of $1 billion or less.

[1]	Source: Dealogic

The following table shows details of our investment banking revenues for the periods indicated (dollars in thousands):

	Year Ended December 31,
	2004	2005	2006
Revenues:
Capital raising:
Institutional private equity placements	$165,163	$225,489	$139,276
Initial public offerings	162,927	69,493	13,727
Secondary (follow-on) public offerings	55,819	50,459	34,999
High yield debt & preferred	10,673	2,822	122
Asset-backed securities	3,358	26,395	2,452

Total Capital raising	397,940	374,658	190,576
Advisory services	30,115	17,759	24,148

Total Investment Banking	$428,055	$392,417	$214,724

Institutional Brokerage

In addition to our investment banking activities, we also offer institutional brokerage services to customers. In a rapidly changing trading environment characterized by continuing pressure on commission rates, revenue from institutional brokerage (principal transactions and agency commissions) was up 8.3% on a year-to-year basis, increasing from $98.5 million in 2005 to $106.7 million in 2006.

In May 2005, we initiated certain fixed income trading activities, primarily related to mortgage-backed, asset-backed and other structured securities. These trading activities continued through October 2006. During the third quarter 2006, we made a decision to sell our trading positions. At present, we do not expect to redeploy capital to this fixed income trading activity. The net revenue from our mortgage sales and trading activities remained consistent during the periods reflecting interest spread compression during 2006 as a result of the inverted yield curve. The increase in interest income, reflecting higher average investment balances during 2006 was offset by the increase in interest expense, reflecting higher average borrowings and an increased cost of funds. Revenues, net of related interest expense related to institutional brokerage activities are (dollars in thousands):

	Year Ended December 31,
	2004	2005	2006
Total principal transactions	$20,445	$15,980	$5,814
Agency commissions	89,492	82,551	100,855
Mortgage trading interest and net investment loss	—	27,039	47,850

	109,937	125,570	154,519
Interest expense	—	23,743	44,472

Institutional brokerage revenues, net of interest expense	$109,937	$101,827	$110,047

Asset Management

Our asset management activities consist of managing a broad range of pooled investment vehicles, including mutual funds, hedge funds, venture capital and private equity funds and separate accounts. Our total net assets under management were $2.4 billion at both December 31, 2006 and 2005. However, the mix of net assets changed during 2006 with hedge and offshore funds decreasing during 2006 based on fund closures and equity mutual funds increasing based on fund performance. The following table provides a summary of our results within the asset management segment (dollars in thousands).

	Year ended December 31,
	2004	2005	2006
Revenues, net of interest expense	$36,737	$25,804	$22,716
Total expenses	27,791	29,619	30,593
Pre-tax income (loss)	8,946	(3,815)	(7,877)

The pre-tax loss from our asset management activities increased from pre-tax loss of $3.8 million in 2005 to a pre-tax loss of $7.9 million in 2006. The increase in pre-tax loss is primarily attributable to a decrease in net revenues of 12% or $3.1 million during 2006 as a result of a decrease in average assets under management during 2006 as compared to 2005 and the fees earned from those assets. The decrease in the average assets under management related principally to the closure of six hedge funds and offshore funds during 2005 and 2006.

The pre-tax income from our asset management activities decreased from pre-tax income of $8.9 million in 2004 to a pre-tax loss of $3.8 million in 2005. This decrease is primarily attributed to a decrease in incentive allocations and fees of $9.0 million. Incentive allocations decreased due to fund performance and the reversal of incentive allocations from certain investment funds during 2005. In addition, commissions earned from our asset management services also decreased by $4.6 million which was offset by an increase in management fees as the average assets under management in our mutual funds for the year were higher than in the previous year. In addition, operating expenses increased 7% or $1.9 million primarily attributable to investments in the expansion and upgrade of facilities and technology.

We generate fees from our asset management activity for services provided in the management of investment vehicles or accounts and administration of mutual funds. Base management fees are earned on our net assets under management and are determined based on a percentage of actual or committed capital, excluding, in some cases, our own direct investments and certain other affiliated capital. The percentages used to determine our base fee vary from vehicle to vehicle.

We recorded $19.9 million in base management fees (including mutual fund administrative fees) for the year ended December 31, 2006. Our annualized effective fee during the fourth quarter of 2006 on the year end net assets under management was 86 basis points.

The incentive allocations and gains (losses) in our managed investment partnerships are determined, in part, by the value of securities held by those partnerships. To the extent that these partnerships hold securities of public companies that are restricted as to resale due to contractual lock-ups, regulatory requirements (including Rule 144 holding periods), or for other reasons, these securities are generally valued by reference to the public market price, subject to discounts to reflect the restrictions on liquidity. These discounts are sometimes referred to as haircuts. As the restriction period runs, the amount of the discount is generally reduced. We review these valuations and discounts quarterly.

The following provides detail relating to our assets under management:

Assets Under Management

(dollars in millions)

	December 31, 2006
	Gross(1)	Net(2)
Managed accounts	$259.9	$259.9
Hedge and offshore funds	97.5	96.4
Mutual funds
Equity	1,749.6	1,743.4
Fixed income and money market	212.3	211.3
Private equity funds	42.2	40.5

Total	$2,361.5	$2,351.5

	December 31, 2005
	Gross(1)	Net(2)
Managed accounts	$463.4	$329.5
Hedge and offshore funds	154.3	150.5
Mutual funds
Equity	1,585.5	1,576.2
Fixed income and money market	297.8	296.6
Private equity funds	56.2	46.8

Total	$2,557.2	$2,399.6

(1)	Gross assets under management represent the amount of actual gross assets of our proprietary investment partnerships and mutual funds, including leverage.
(2)	Net assets under management represent gross assets under management, net of any repurchase agreement debt, margin loans, securities sold but not yet purchased, lines of credit, and any other liabilities.

Our asset management revenues and net income are subject to fluctuations due to a variety of factors that are unpredictable, including the overall condition of the economy and the securities markets as a whole and our core sectors. These conditions can have a material effect on the inflows and outflows of assets under management, and the performance of our asset management funds. For example, a significant portion of the performance-based or incentive revenues that we recognize from our hedge fund, venture capital and private equity activities are based on the value of securities held in the funds we manage. The value of these securities includes unrealized gains or losses that may change from one period to another.

Principal Investing

As of December 31, 2006, our principal investing activity consists of investments in merchant banking investments and investments in hedge and venture funds. From time to time, we also will invest our liquid capital in agency mortgage-backed securities in order to receive a higher risk-adjusted return than investing in other investments with similar liquidity capabilities. These investments will be made with the intention of redeploying this capital into supporting current strategies and new endeavors in capital markets, asset management, and merchant banking as these opportunities present themselves.

Merchant Banking

The total value of our merchant banking portfolio and other long-term investments was $32.3 million as of December 31, 2006. Of this total, $5.1 million was held in the merchant banking portfolio, $11.5 million was held in alternative asset funds, and $15.7 million was held in other long-term investments.

The following table provides additional detail regarding the our merchant banking and other long-term investments as of December 31, 2006 (dollars in thousands):

Merchant Banking and Other Long-Term Investments

	December 31, 2006
Merchant Banking Investments	Shares	Cost Basis	Fair Value/ Carrying Value
Cypress Holdings(1)	268,802	$2,500	$2,500
Horsehead Holdings(1)	8,791	107	107
NNN Realty Advisors(1)	268,817	2,500	2,500

Total merchant banking investments		$5,107	$5,107

Investment funds			11,474
Investment securities—marked to market			12,622
Other investments			3,140

Total long-term investments			$32,343

(1)	As of December 31, 2006, these shares cannot be traded in a public market (e.g., NYSE or Nasdaq) but may be sold in private transactions.

Mortgage-Backed Securities and Liquid Capital

Since our July 2006 private offering, we have invested in short-term liquid investments as well as agency-backed mortgage-backed securities. Our mortgage-backed securities investment strategy is based on investing in hybrid-ARM mortgage-backed securities financed partially by repurchase agreement borrowings. We recorded net interest income of $5.9 million from these investments including $2.4 million from mortgage-backed securities held in our principal investment portfolio during 2006. See “—Quantitative and Qualitative Disclosure about Market Risk” for information regarding market risk, including interest rate risk. These investments consisted of the following as of December 31, 2006 (dollars in thousands).

	Face Amount	Fair Value
Agency-backed:
Fannie Mae	$232,860	$235,287
Freddie Mac	178,989	180,104

Total	$411,849	$415,391

Results of Operations

Revenues

Our revenues consist primarily of capital raising and advisory fees in investment banking; agency commissions, principal transactions and mortgage trading interest and net investment income in institutional brokerage; base management fees and incentive allocations and fees in asset management, and with respect to principal investing activities, net investment income, including realized gains or losses, and dividends from merchant banking investments, earnings from investment funds, and net interest income from principal investing activities.

Revenue from capital raising transactions is substantially dependent on the market for public and private offerings of equity and debt securities within the core sectors in which we focus. Agency commissions are dependent on the level of overall market trading volume and penetration of our institutional client base by our research, sales and trading staff. Principal brokerage transactions are dependent on these same factors and on trading volume and spreads in the securities of such companies; net trading gains and losses are dependent on the market performance of securities held, as well as our decisions as to the level of market exposure we accept in these securities. Asset management revenues are dependent on the level of the capital on which our base management fees are calculated and the amount and performance of capital on which we have the potential to generate incentive income. Our asset management vehicles are subject to market risk caused by illiquidity and volatility in the markets in which they would seek to sell or buy financial instruments. Revenue earned from these activities, including unrealized gains that are included in the incentive income portion of our asset management revenues and in net investment income, may fluctuate as a result. Accordingly, our revenues in these areas have fluctuated in the past, and we anticipate that they are likely to continue to fluctuate in the future, based on these factors.

In our principal investing activities, merchant banking and other long-term investment are subject to market risk caused by illiquidity, due to selling restrictions on our investment or lack of trading volume, and volatility in the markets in which we would seek to sell these investments. As a result, net investment income and dividends generated from these investments, may fluctuate as a result. Also, mortgage-backed securities that are financed by repurchase agreement borrowings are interest sensitive financial instruments. We are exposed to interest rate risk that fluctuates based on changes in the level or volatility of interest rates and mortgage prepayments and in the shape and slope of the yield curve.

Investment Banking

Capital raising revenue consists of underwriting discounts, selling concessions, management fees and reimbursed expenses associated with underwriting activities and Rule 144A institutional equity placements. We act in varying capacities in our underwriting activities, which, based on the underlying economics of each transaction, determine our ultimate revenues from these activities. When we are engaged as lead-manager of an underwriting, we generally bear more risk and earn higher revenues than if engaged as a co-manager, an underwriter (syndicate member) or a broker-dealer included in the selling group.

Advisory revenue consists primarily of advisory fees and reimbursed expenses associated with such activities. Advisory fees have fluctuated in the past, and are likely to continue to fluctuate, based on the number and size of our completed transactions.

Institutional Brokerage

Principal transactions consist of a portion of dealer spreads attributed to the securities trading activities of FBR & Co. as principal in listed and other equity securities, and are primarily derived from FBR & Co.’s activities as a market-maker. Trading gains and losses on equity securities are combined and reported on a net basis as part of principal transactions. Gains and losses result primarily from market price fluctuations that occur while holding positions in FBR & Co.’s trading security inventory.

Agency commissions consist of revenue resulting from the execution of exchange-listed securities and other transactions as agent.

Mortgage trading activities include buying and selling mortgage-backed securities and other structured securities in various financial transactions (which may include forward trades, dollar rolls and reverse repurchase transactions). We manage market risk associated with these securities positions primarily through forward purchases and sales of such securities. These transactions result in interest income and net investment gain/loss.

Asset Management

We receive asset management revenue in our capacity as the investment manager to advisory clients, including our mutual funds, as general partner of several hedge, private equity and venture capital investment partnerships and as administrator to mutual funds. Management fees and incentive income on investment partnerships have been earned from entities that have invested primarily in the securities of companies engaged in the financial services, real estate and technology sectors. Incentive income is likely to fluctuate with the performance of securities of these sectors.

Net Investment Income

Net investment income includes net realized gains or losses on sale of equity securities, unrealized gains and losses on investments held at FBR & Co., and income from investment funds.

We record allocations for our proportionate share of the earnings or losses of the hedge, private equity and venture funds and other partnerships in which we have made investments. Income or loss allocations are recorded in net investment income in our statements of operations.

Net investment income also includes unrealized gains and losses on investments held at FBR & Co. In connection with certain capital raising transactions, we have received and hold warrants for the stock of the issuing companies, which are generally exercisable at the respective offering price of the transaction. Similarly, we may receive and hold shares of the issuing companies. For restricted warrants and shares, including private company warrants and shares, we carry the securities at fair value based on internal valuation models and estimates made by management. Due to the restrictions on the warrants and the underlying securities, and the subjectivity of these valuations, these warrants may have nominal values. We value warrants to purchase publicly traded stocks, where the restriction periods have lapsed, using an option valuation model.

Interest Income

Interest income unrelated to brokerage activities includes interest earned on reverse repurchase agreements issued to mortgage originators through our warehouse lending facility, treasury management investments which includes mortgage-backed securities, and other interest-bearing accounts, and borrowing arrangements with affiliates.

Other Revenue

Other revenue primarily includes miscellaneous dividends and fees.

Expenses

Interest expense includes the costs of our repurchase agreement borrowings and commercial paper borrowings, as well as costs of subordinated credit lines and other financings.

Compensation and benefits expense includes base salaries as well as incentive compensation. Incentive compensation varies primarily based on revenue production and net income. Salaries, payroll taxes and employee benefits are relatively fixed in nature. In addition, compensation and benefits includes non-cash expenses associated with all stock-based awards granted to employees.

Professional services expenses include legal and consulting fees, recruiting fees and asset management sub-advisory fees. Many of these expenses, such as legal fees associated with investment banking transactions and sub-advisory fees are, to a large extent, variable with revenue.

Business development expenses include travel and entertainment expenses related to investment banking transactions, costs of conferences, sponsorships and advertising, including costs associated with the sponsorship of the PGA TOUR’s FBR Open. Expenses that are directly related to investment banking transactions are variable with revenue.

Clearing and brokerage fees include trade processing expense that we pay to our clearing brokers, and execution fees that we pay to floor brokers and electronic communication networks. These expenses are almost entirely variable based on our revenue.

Occupancy and equipment includes rental costs for our facilities, depreciation and amortization of equipment, software and leasehold improvements and expenses. These expenses are largely fixed in nature.

Communications expenses include voice, data and Internet service fees, and data processing costs. While variable in nature, these do not tend to vary with revenue.

Other operating expenses include amortization of certain intangible assets, professional liability and property insurance, printing and copying, business licenses and taxes, offices supplies, charitable contributions and other miscellaneous office expenses.

The following table sets forth financial data as a percentage of net revenues for the years presented:

Financial Data as a Percentage of Net Revenue

	For the Year Ended December 31,
	2004	2005	2006
Revenues:
Investment banking:
Capital raising	68.4%	70.3%	52.3%
Advisory	5.2%	3.3%	6.6%

Subtotal	73.6%	73.6%	58.9%

Institutional brokerage:
Principal transactions	3.5%	3.0%	1.6%
Agency commissions	15.4%	15.5%	27.7%
Mortgage trading interest	—	5.8%	14.1%
Mortgage trading net investment loss	—	(0.7)%	(0.9)%

Subtotal	18.9%	23.6%	42.5%

Asset management:
Base management fees	3.3%	4.1%	5.5%
Incentive allocations and fees	1.9%	0.4%	0.4%

Subtotal	5.2%	4.5%	5.9%

Net investment income	1.1%	0.9%	0.9%
Interest income	1.2%	4.9%	5.7%
Other	0.2%	0.5%	1.1%

Total revenues	100.2%	108.0%	115.0%
Interest expense	0.2%	8.0%	15.0%

Revenues, net of interest expense	100.0%	100.0%	100.0%

Non-interest expenses:
Compensation and benefits	52.5%	52.1%	62.0%
Professional services	6.9%	10.1%	12.0%
Business development	7.5%	7.4%	9.3%
Clearance and brokerage fees	1.5%	1.6%	3.2%
Occupancy and equipment	2.3%	4.4%	8.3%
Communications	2.2%	3.3%	5.5%
Other operating expenses	1.4%	3.5%	3.3%

Total non-interest expenses	74.3%	82.4%	103.6%

Net income (loss) before income taxes	25.7%	17.6%	(3.6)%

Comparison of the Year Ended December 31, 2006 to the Year Ended December 31, 2005

Net income decreased from $48.1 million during the 2005 to a loss of $9.8 million during 2006. This decrease reflects a significant reduction in capital raising revenues in 2006 as compared to 2005. This decrease in revenue is offset by a decrease in expenses from 2005 to 2006 which is primarily attributable to the variable nature of certain expenses related to investment banking activities and that the Company’s 2005 results include $7.5 million of expenses relating to proposed settlements with the SEC and the NASD, which have since been accepted by the SEC and NASD, relating to a transaction we completed in 2001 (see Note 10 to our consolidated financial statements). The 2006 net loss also includes a $3.3 million income tax benefit as compared to a $45.9 million income tax provision recorded in 2005.

In addition, effective January 1, 2006, the Company adopted SFAS No. 123(R), “Share-Based Payment” (SFAS 123R). Pursuant to the provisions of SFAS 123R, we recorded $3.9 million of compensation relating to certain share-based payments.

Our company’s net revenues decreased 31.7% from $532.8 million in 2005 to $364.1 million in 2006 due to the following changes in revenues and interest expense.

Capital raising revenue decreased 49.1% from $374.7 million in 2005 to $190.6 million in 2006. The decrease is attributable to a decrease in amounts raised in private placement transactions as well as fewer lead- or co-lead-managed transactions completed in 2006 as compared to 2005. The lower volume of capital raising activity related primarily to our financial institutions and real estate sections which were adversely affected by the continued inverted yield curve during 2006. We completed 17 private equity placements during 2006 generating $139.3 million in revenues compared to 16 private equity placements in 2005 generating $225.5 million in revenues. The average capital raised on sole-managed private equity placements decreased from $237.4 million per transaction in 2005 on 15 transactions to $209.7 million per transaction in 2006 on 15 transactions. In addition, during 2006 we managed 35 public equity offerings raising $7.7 billion, compared to 60 public equity offerings raising $15.5 billion in 2005.

Advisory revenue increased 35.4% from $17.8 million in 2005 to $24.1 million in 2006 due primarily to an increase in the average revenues generated from each transaction.

Institutional brokerage revenue from agency commissions and principal transactions increased 8.3% from $98.5 million in 2005 to $106.7 million in 2006, as a result of increases in trading volume due to our expansion of sales and trading personnel from 2005 to 2006 offset by a decrease in trading gains. In addition, in 2006, our mortgage sales and trading activities contributed revenues net of interest expense of $3.3 million, reflecting $51.1 million in interest income, a net investment loss of $3.3 million and $44.5 million of interest expense compared to revenues net of interest expense of $3.4 million in 2005. The net revenue from our mortgage sales and trading activities remained consistent during the periods reflecting interest spread compression during 2006 as a result of the inverted yield curve.

Asset management base management fees decreased 10.0% from $22.1 million in 2005 to $19.9 million in 2006. The decrease is primarily attributable to the decrease in average net assets under management in 2006 as compared to 2005, due in large part to the closure and liquidation of certain hedge and offshore funds during the third and fourth quarters of 2005, as well as a decrease in mutual fund administrative fees due to a decrease in average mutual fund assets under management. Asset management incentive allocations and fees decreased 31.6% from $1.9 million in 2005 to $1.3 million in 2006 primarily as a result of fund performance during the period.

Net investment income includes income from investment funds reflecting our allocated earnings/losses from investments in proprietary investment partnerships and other managed investments and gains and losses on marked-to-market investment securities received in connection with capital raising activities. The decrease in net investment income from $4.6 million in 2005 to $3.4 million in 2006 is due to losses on investment securities and investment funds.

Arlington Funding, LLC, or Arlington Funding, is a special purpose Delaware limited liability company, organized for the purpose of issuing extendable commercial paper notes in the asset backed commercial paper market and providing warehouse financing in the form of reverse repurchase agreements to mortgage originators with which we have a relationship. We serve as administrator and provide collateral for Arlington Funding’s commercial paper program. Through these arrangements, we are the primary beneficiary of Arlington Funding and consolidate this entity for financial reporting purposes. Currently, other affiliates may also be required to provide collateral in connection with Arlington Funding’s commercial paper program. During 2006, we earned $9.1 million of interest income from our reverse repurchase agreement assets and incurred $8.7 million of interest expense from the related commercial paper liabilities. During 2005, we earned $18.5 million of interest income from our reverse repurchase agreement assets and incurred $16.5 million of interest expense from the related commercial paper liabilities. As of December 31, 2006, the Company had no outstanding commercial paper liabilities and held no reverse repurchase agreement assets.

Interest income unrelated to our brokerage activities and Arlington Funding primarily relates to interest earned on mortgage-backed securities and interest-bearing bank accounts and borrowing arrangements with affiliates. This interest income increased 57.3% from $7.5 million in 2005 to $11.8 million in 2006 due to the increase in the average cash balance as a result of the private offering and investment in mortgage-backed securities during the fourth quarter offset by a lower average balance of funds loaned to affiliates. See “—Quantitative and Qualitative Disclosures about Market Risk” for information regarding market risk, including interest rate risk.

Other revenues increased 39.3% from $2.8 million in 2005 to $3.9 million in 2006 primarily due to the increase in dividends related to certain investments held at the broker-dealer.

Total non-interest expenses decreased 14.0% from $438.8 million in 2005 to $377.2 million in 2006. This decrease was caused by the following fluctuations in non-interest expenses:

Compensation and benefits expense decreased 18.7% from $277.7 million in 2005 to $225.7 million in 2006. This decrease is due to a $54.5 million decrease in variable compensation associated primarily with decreased investment banking revenues offset by the $3.9 million of compensation expense recorded pursuant to SFAS 123R.

Professional services expenses decreased 18.8% from $53.8 million in 2005 to $43.7 million in 2006 primarily due to decreased investment banking activities.

Business development expenses decreased 14.0% from $39.3 million in 2005 to $33.8 million in 2006. This decrease is primarily due to a decrease in advertising costs and other costs associated with our sponsorship of the PGA TOUR’s FBR Open, as well as costs associated with investor conferences. In addition, the change reflects decreased costs associated with capital raising activities consistent with the decrease in investment banking revenue.

Clearing and brokerage fees increased 34.5% from $8.7 million in 2005 to $11.7 million in 2006. The increase is due to increased equity trading volumes as well as mortgage trading activity.

Occupancy and equipment expense increased 28.2% from $23.4 million in 2005 to $30.0 million in 2006, including an increase of $1.6 million in depreciation expense from $6.2 million in 2005 to $7.8 million in 2006. This overall increase is primarily due to the investments made in upgrading office space at our Arlington facilities, along with upgrades of technology.

Communications expense increased 14.9% from $17.4 million in 2005 to $20.0 million in 2006 primarily due to increased costs related to market data and customer trading services.

Other operating expenses decreased 34.1% from $18.5 million in 2005 to $12.2 million in 2006. This change reflects the $7.5 million incurred in 2005 relating to the proposed settlements with the SEC and the NASD, which have since been accepted by the SEC and NASD, discussed above, offset by costs incurred in 2006 in settlement of certain claims and disputes associated with the Company’s operating activities.

The total income tax provision changed from a $45.9 million tax expense in 2005 to a tax benefit of $3.3 million in 2006 due to current year losses. Our annualized effective tax rate was 24.9% for the year ended December 31, 2006 compared to 48.9% in 2005. The disparity between the effective tax rates is due primarily to the adoption of FAS 123R in 2006 and the nondeductible nature of the $7.5 million in expenses recorded in relation to the proposed settlements with the SEC and NASD, which have since been accepted by the SEC and NASD.

Comparison of the Year Ended December 31, 2005 to the Year Ended December 31, 2004

Net income decreased from $89.8 million in 2004 to $48.1 million in 2005. This decrease is primarily due to decreased net revenues, including lower investment banking revenues in our capital markets segment and incentive allocations in our asset management segment. In addition, the decrease reflects $7.5 million of expenses recognized in the first quarter of 2005 relating to proposed settlements with the SEC and the NASD, which have since been accepted by the SEC and NASD, relating to a transaction we completed in 2001 (see Note 10 to our consolidated financial statements). Our 2005 results reflect a $45.9 million income tax provision as compared to a $59.5 million tax provision recorded in 2004.

Our gross revenues decreased 1.2% from $582.4 million in 2004 to $575.4 million in 2005 due primarily to lower capital market revenues offset by interest revenues associated with mortgage trading activities initiated in 2005 and interest revenues associated with our commercial paper conduit Arlington Funding. Within capital markets, our investment banking revenue decreased $35.6 million, or 8.3%, and institutional brokerage revenue, including gross revenue from mortgage trading activities, increased $15.6 million, or 14.2%, in 2005 as compared to 2004.

Capital raising revenue decreased 5.8% from $397.9 million in 2004 to $374.7 million in 2005. The decrease is attributable to a fewer number of transactions in 2005. During 2005, we managed 89 public offerings, of which we lead-managed 45, raising $36.2 billion and generating $149.2 million in revenues. During 2004, we managed 93 public offerings, of which we lead-managed 51, raising $22.7 billion and generating $232.8 million in revenues. This decrease was offset by an increase in revenues from private equity placements of $60.3 million.

Advisory revenue decreased 40.9% from $30.1 million in 2004 to $17.8 million in 2005 due primarily to the completion of fewer M&A transactions. We completed 13 M&A transactions in 2004, of which four transactions accounted for $17.8 million of our total fees, compared to 11 in 2005.

Institutional brokerage revenue from principal transactions decreased 21.6% from $20.4 million in 2004 to $16.0 million in 2005 and agency commissions decreased 7.7% from $89.5 million in 2004 to $82.6 million in 2005 primarily due to lower trading volume.

In addition, during 2005 we initiated mortgage sales and trading activity. These activities contributed revenues net of interest expense of $3.4 million, reflecting $30.9 million of interest income, a net investment loss of $3.8 million and $23.7 million of interest expense.

Asset management base management fees increased 16.3% from $19.0 million in 2004 to $22.1 million in 2005 due to the increase in mutual fund administrative fees as a result of increased average assets under management. Asset management incentive allocations and fees decreased 82.6% from $10.9 million in 2004 to $1.9 million in 2005 primarily a result of fund performance and the reversal of incentive allocations from certain investment partnerships during 2005.

Net investment income includes income from investment funds reflecting our allocated earnings/losses from investments in proprietary investment partnerships and other managed investments and gains and losses on marked-to-market investment securities received in connection with capital raising activities. The decrease in net investment income from $6.1 million in 2004 to $4.6 million in 2005 is due to lower gains on investment securities and investment funds.

Arlington Funding is a special purpose Delaware limited liability company, organized for the purpose of issuing extendable commercial paper notes in the asset backed commercial paper market and providing warehouse financing in the form of reverse repurchase agreements to mortgage originators with which we have a relationship. We serve as administrator and provide collateral for Arlington Funding’s commercial paper program. Through these arrangements, we are the primary beneficiary of Arlington Funding and consolidate this entity for financial reporting purposes. Currently, other affiliates may also be required to provide collateral in connection with Arlington Funding’s commercial paper program. During 2005, we earned $18.5 million of interest income from its reverse repurchase agreement assets and incurred $16.5 million of interest expense from the related commercial paper liabilities. Arlington Funding was formed during the fourth quarter of 2004, and its activity during 2004 was limited.

Interest income unrelated to our brokerage activities and Arlington Funding primarily relates to borrowing arrangements with affiliates and interest earned on interest-bearing bank accounts. This interest income increased from $6.7 million in 2004 to $7.5 million in 2005 due to increased cash and securities held in interest-bearing accounts offset by a lower average balance of funds loaned to affiliates.

Other revenues increased from $1.6 million in 2004 to $2.8 million in 2005 primarily due to the increase in dividends related to investments.

Interest expense unrelated to our brokerage activities and Arlington Funding primarily relates to borrowing arrangements with affiliates. These costs increased from $1.0 million in 2004 to $2.4 million in 2005 due to increased borrowings under such arrangements.

Total non-interest expenses increased 1.6% from $432.1 million in 2004 to $438.8 million in 2005. This increase was caused by the following fluctuations in non-interest expenses:

Compensation and benefits expense decreased 9.0% from $305.0 million in 2004 to $277.7 million in 2005. This decrease is primarily due to decreased variable compensation in 2005 as compared to 2004 as a result of lower investment banking revenues and a reduction in executive bonuses. As a percentage of net revenues, compensation and benefits expense decreased slightly from 52.5% in 2004 to 52.1% in 2005.

Professional services expense increased 34.5% from $40.0 million in 2004 to $53.8 million in 2005. This increase is primarily due to legal costs associated with the proposed settlements with the SEC and NASD discussed above, sub-advisory fees, as well as costs associated with technology enhancements.

Business development expenses decreased 9.7% from $43.5 million in 2004 to $39.3 million in 2005. This decrease reflects a reduction in travel costs relating to capital raising activities due to fewer transactions and lower revenues in 2005 as compared to 2004.

Clearing and brokerage fees decreased 2.2% from $8.9 million in 2004 to $8.7 million in 2005 primarily due to lower equity trading volume. As a percentage of institutional brokerage net revenue, clearing and brokerage fees increased from 8.1% in 2004 to 8.5% in 2005.

Occupancy and equipment expense increased 70.8% from $13.7 million in 2004 to $23.4 million in 2005. The increase is attributable primarily to investments made in upgrading technology and expansions at our Arlington, New York and Boston facilities. Office and equipment rental and depreciation expense increased $4.4 million and $2.4 million, respectively, associated with these activities. Total employees were 761 as of December 31, 2005 as compared to 664 as of December 31, 2004.

Communications expense increased 33.8% from $13.0 million in 2004 to $17.4 million in 2005. The increase is primarily due to increased market data costs in support of capital raising activities and increased costs related to mortgage sales and trading activities, as well as costs associated with the increase in employees.

Other operating expenses increased 131.3% from $8.0 million in 2004 to $18.5 million in 2005. This change is due primarily to costs associated with the proposed settlements with the SEC and the NASD of $7.5 million, which have since been accepted by the SEC and NASD, discussed above, and an increase in various office operations and administrative expense items.

The total income tax provision decreased from $59.5 million in 2004 to $45.9 million in 2005 due to decreased taxable income in 2005 as compared to 2004. Our effective tax rate was 49% in 2005 as compared to 40% in 2004. The increase in the effective tax rate is due to an increase in our state taxes due to changes in state apportionment and due to the non-deductible nature of the $7.5 million charge recorded in the first quarter 2005 relating to our proposed settlements with the SEC and the NASD, which have since been accepted by the SEC and NASD (see Note 10 to our audited consolidated financial statements).

Liquidity and Capital Resources

Liquidity is a measurement of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund investments and for other general business purposes. In addition, regulatory requirements applicable to our broker-dealer subsidiaries require minimum capital levels for these entities. The primary sources of funds for liquidity consist of borrowings under repurchase agreements, commercial paper borrowings, dividends on equity securities, proceeds from sales of securities, internally generated funds, equity capital contributions, and credit provided by banks, clearing brokers, and affiliates of our principal clearing broker. Our potential future sources of liquidity include existing cash balances, internally generated funds, borrowing capacity through margin accounts and under corporate lines of credit, and future issuances of common stock, preferred stock, or debt securities.

Cash Flows

As of December 31, 2006, the Company’s cash and cash equivalents totaled $151.4 million representing a net decrease in the balance of $11.0 million for the year ended December 31, 2006. The decrease is attributable to a use of cash of $244.5 million in investing activities offset by cash provided by operating activities of $29.2 million and financing activities of $204.3 million.

The cash provided by operating activities primarily relates to our decision to sell our trading positions on our mortgage-backed securities trading desk in which the cash inflow from the sale of the securities and amounts received from the clearing broker was offset by the payment of repurchase agreements associated with these securities. This net cash inflow was offset by the net loss generated from the significant reduction in capital raising revenues for the year ended December 31, 2006.

The cash used in investing activities primarily relates to the purchase of $420.5 million in mortgage-backed securities for temporary investment purposes as we assess the deployment of the capital received in the private offering in support of current strategies and new endeavors as these opportunities present themselves. This use of cash was offset by the reduction in activity of the warehouse lending facility in which we received $135.9 million in proceeds and proceeds from the sale of long-term investment of $35.2 million.

The cash provided by financing activities primarily relates to the proceeds received from the private offering on July 20, 2006 and the financing of a portion of the mortgage-backed securities with repurchase agreements. These cash inflows were offset by the repayment of the temporary subordinated loan of $75.0 million that was outstanding as of December 31, 2005 and the repayments of commercial paper borrowings of $136.0 million associated with the reduction in activities of the warehouse lending facility, noted above.

As of December 31, 2005, the Company’s cash and cash equivalents totaled $162.4 million representing a net decrease in the balance of $36.7 million for the year then ended. The decrease reflects cash used in operating activities of $119.1 million, cash provided by investing activities of $118.5 million and cash used in financing activities of $36.1 million. Cash used in operating activities primarily reflects the effects of our initiating mortgage-trading activities during 2005 and the decrease in net revenues of $48.6 million. Cash provided by investing activities includes $77.0 million of net loan repayments from FBR Group and $47.5 million of cash provided by the decrease in reverse repurchase agreements. Cash used in financing activities reflects $50 million of distributions to the Company’s parent offset by a net increase in cash provided by short-term borrowings.

Sources of Funding

We believe that our existing cash balances, cash flows from operations, borrowing capacity, other sources of liquidity and execution of our financing strategies should be sufficient to meet our cash requirements for the foreseeable future. We have obtained, and believe we will be able to continue to obtain, short-term financing in amounts and at interest rates consistent with our financing objectives. We may, however, seek debt or equity financings, in public or private transactions, to provide capital for corporate purposes and/or strategic business opportunities, including possible acquisitions, joint ventures, alliances, or other business arrangements which could require substantial capital outlays. Our policy is to evaluate strategic business opportunities, including acquisitions and divestitures, as they arise. There can be no assurance that we will be able to raise sufficient debt or equity on acceptable terms, to take advantage of investment opportunities that become available. Should our needs ever exceed these sources of liquidity, we believe that most of our investments could be sold, in most circumstances, to provide cash.

As of December 31, 2005 and December 31, 2006, our indebtedness totaled $1.4 billion and $0.3 billion, respectively, which resulted in a leverage ratio of 5.8 to 1 and 0.6 to 1, respectively. In addition to trading account securities sold short and other payables and accrued expenses, our indebtedness consisted of repurchase agreements with several financial institutions. The decrease in our total assets, as of December 31, 2006, reflects the effects of our decision during 2006 to sell our mortgage trading positions and repay the related repurchase agreement borrowings. These trading position sales and related borrowings were partially offset by purchases of available-for-sale mortgage-backed securities in a non-broker-dealer entity. These investments made during the fourth quarter of 2006 were partially funded by repurchase agreement borrowings.

As of December 31, 2006, we had an unsecured revolving subordinated loan agreement with FBR Group with a $500 million available credit line and an expiration date of March 31, 2007. As of December 31, 2005 and 2006 there were no outstanding balances under this line of credit. Proceeds from these borrowings would be allowable in computing net capital under the SEC’s Uniform Net Capital Rule. The Company expects to renew this credit line upon expiration.

As of December 31, 2005, we had $75 million outstanding under a temporary subordinated loan from a subsidiary of our clearing broker. Proceeds of this borrowing were available for net capital purposes and in connection with regulatory capital requirements to support underwriting activity. Interest on this loan accrued at an annual rate of three-month LIBOR plus 4% (8.37% as of December 31, 2005). This temporary subordinated loan has a maximum term of 45 days. We initiated this borrowing on December 14, 2005 and it was repaid in full on January 6, 2006.

Arlington Funding is a special purpose Delaware limited liability company, organized for the purpose of issuing extendable commercial paper notes in the asset-backed commercial paper market and providing warehouse financing in the form of reverse repurchase agreements to us and its affiliates and to mortgage originators with which we have a relationship. We serve as administrator and provide collateral for Arlington Funding’s commercial paper program. Through these arrangements, we are the primary beneficiary of Arlington Funding and consolidate this entity for financial reporting purposes. Currently, other affiliates may also be required to provide collateral in connection with Arlington Funding’s commercial paper program. The extendable commercial paper notes issued by Arlington Funding are rated A1+/P1 by Standard & Poor’s and Moody’s

Investors Service, respectively. Our financing capacity through Arlington Funding is $5 billion. There were no outstanding borrowings as of December 31, 2006.

Our repurchase agreements include provisions contained in the standard master repurchase agreement as published by the Bond Market Association and may be amended and supplemented in accordance with industry standards for repurchase facilities. Our repurchase agreements include financial covenants, with which the failure to comply would represent an event of default under the applicable repurchase agreement. Similarly, each repurchase agreement includes events of default for events of insolvency and events of default on other indebtedness. As provided in the standard master repurchase agreement as typically amended, upon the occurrence of an event of default or termination event the applicable counterparty has the option to terminate all repurchase transactions under such counterparty’s repurchase agreement and to demand immediate payment of any amount due from us to the counterparty.

Under our repurchase agreements, we may be required to pledge additional assets to our repurchase agreement counterparties in the event the estimated fair value of the existing pledged collateral under such agreements declines and such lenders demand additional collateral (i.e., margin call), which may take the form of additional securities or cash. Margin calls on repurchase agreements collateralized by our mortgage trading investments primarily result from events such as declines in the value of the underlying mortgage collateral caused by factors such as rising interest rates or prepayments.

To date, we have not had any margin calls on our repurchase agreements that we were not able to satisfy with either cash or additional pledged collateral.

The following table provides information regarding our outstanding commercial paper and repurchase agreement borrowings as of December 31, 2005 and 2006 (dollars in thousands).

	December 31, 2005		December 31, 2006
	Commercial Paper	Repurchase Agreements	Commercial Paper	Repurchase Agreements

Outstanding balance	$136,016	$929,363	$—	$189,155
Weighted-average rate	4.41%	4.40%	—	5.31%
Weighted-average term to maturity	20.0 days	20.4 days	—	21.3 days

Assets

Our principal assets consist of cash and cash equivalents, receivables, securities held for trading purposes and mortgage-backed securities and long-term investments. As of December 31, 2005 and December 31, 2006, liquid assets consisted primarily of cash and cash equivalents of $162.4 million and $151.4 million, respectively. In addition, we held $1.0 billion and $18.2 million in trading securities, $–0– and $415.4 million of available-for-sale mortgage backed securities and receivables due from our clearing broker of $70.9 million and $28.7 million at December 31, 2005 and December 31, 2006, respectively. The decrease in our total assets, as of December 31, 2006, reflects the effects of our decision during 2006 to sell our mortgage trading positions and repay the related repurchase agreement borrowings. These trading position sales and related borrowings were partially offset by purchases of available-for-sale mortgage-backed securities in a non-broker-dealer entity. These investments made during the fourth quarter of 2006 were partially funded by repurchase agreement borrowings.

As of December 31, 2006, our mortgage-backed securities portfolio was comprised entirely of agency-backed hybrid-ARM securities. Excluding principal receivable, which totaled $1.0 million, the total fair value of the portfolio was $415.4 million. As of December 31, 2006, the weighted-average coupon of the portfolio was 5.95%.

Non-MBS investments primarily consist of investments in marketable equity and non-public equity securities, managed partnerships (including hedge, private equity, and venture capital funds), in which we serve as managing partner and our investment in RNR II (QP), LP and RNR II (FBR Employees), LP (partnerships we do not manage). Although our investments in hedge, private equity and venture capital funds are mostly illiquid, the underlying investments of such entities are, in the aggregate, mostly publicly-traded, liquid equity and debt securities, some of which may be restricted due to contractual “lock-up” requirements.

Our investment portfolio is exposed to potential future downturns in the markets and private equity securities are exposed to deterioration of credit quality, defaults, and downward valuations. On a quarterly basis, we review the valuations of our private equity investments. If and when we determine that the net realizable value of these investments is less than our carrying value, we will reflect the reduction as an investment loss. Similarly, we review our portfolio of marketable equity securities on a quarterly basis. If we determine that a decline in value of an investment in a marketable equity security accounted for as available-for-sale below our cost basis is “other than temporary,” the loss will be recognized in the statement of operations during the period in which the liquidation or determination is made.

Regulatory Capital

FBR & Co., a U.S. broker-dealer, is registered with the SEC and is a member of the NASD. Additionally, FBRIL, our U.K. broker-dealer, is registered with the FSA. As such, they are subject to the minimum net capital requirements promulgated by the SEC and FSA, respectively. As of December 31, 2005, FBR & Co. had total regulatory net capital of $128.4 million, which exceeded its required net capital of $8.4 million by $120 million. As of December 31, 2006, FBR & Co. had total regulatory net capital of $94.6 million, which exceeded its required net capital of $4.5 million by $90.1 million. In addition, FBRIL had regulatory capital as defined in excess of required amounts at both December 31, 2005 and 2006. Regulatory net capital requirements increase when the broker-dealers are involved in underwriting activities based upon a percentage of the amount being underwritten.

Distributions and Contributions

In advance of the merger between FBR Group and FBR Asset Investment Corporation in March 2003, FBR Group contributed certain non-REIT qualifying assets comprised of general partner, managing member and limited partnership interests in various hedge and private equity funds, as well as certain other assets and liabilities, with a total value of $17.5 million to us. FBR Group’s investments in the applicable hedge and private equity funds were funded with cash. Through these contributions we established FBRIM, a registered investment advisor. FBRIM is the successor to an entity previously owned by FBR Group that engaged in similar investment advisory activities, including management of FBR Asset Investment Corporation.

During the year ended December 31, 2005, to support FBR Group dividend payments, we distributed cash and equity securities valued at $50.5 million to FBR Group. During the year ended December 31, 2005, in order to consolidate FBR Group’s mutual fund management contracts in one entity, FBR TRS Holdings contributed $9.4 million of management contract intangibles and certain other related assets to us. During the year ended December 31, 2004, to support FBR Group dividend payments, we distributed equity securities and warrants valued at $27.6 million to FBR Group, and received equity securities valued at $1.9 million from FBR Group.

As part of the formation of our Company and in connection with our July 2006 private equity offering, in June 2006, FBRIM distributed $6.0 million of investment securities to FBR TRS Holdings. In July 2006, FBR & Co. and FBR Fund Advisors distributed cash of $8.9 and $5.0 million, respectively, to FBR TRS Holdings.

Contractual Obligations

We have contractual obligations to make future payments in connection with long-term debt and non-cancelable lease agreements and other contractual commitments as well as uncalled capital commitments to various investment partnerships that may be called over the next ten years. The following table sets forth these contractual obligations by fiscal year (in thousands):

	2007	2008	2009	2010	2011	Thereafter	Total
Minimum rental commitments	$2,577	$2,569	$2,595	$2,559	$2,860	$11,709	$24,869
Related party commitments(1)	13,123	13,214	7,535	7,763	7,670	22,834	72,139
Capital commitments(2)	—	—	—	—	—	—	—

Total Contractual Obligations	$15,700	$15,783	$10,130	$10,322	$10,530	$34,543	$97,008

(1)	These commitments include contractual obligations to FBR Group and annual payments on multiple facilities leased by FBR Group that are maintained by us.
(2)	The table above excludes $6.0 million of uncalled capital commitments to various investment partnerships that may be called over the next ten years. This amount was excluded because we cannot currently determine when, if ever, the commitments will be called.

We also had short-term repurchase agreement borrowings of $189.1 million as of December 31, 2006. See the discussion above under the subheading “—Sources of Funding” and Note 7 to our consolidated financial statements for further information relating to these borrowings.

Quantitative and Qualitative Disclosures about Market Risk

Market risk generally represents the risk of loss through a change in realizable value that can result from a change in the prices of equity securities, a change in the value of financial instruments as a result of changes in interest rates, a change in the volatility of interest rates or a change in the credit rating of an issuer. We are exposed to the following market risks as a result of our investments in mortgage-backed securities and equity investments. Except for trading securities held by FBR & Co., none of these investments is held for trading purposes.

We monitor market and business risk, including credit risk, operations, liquidity, compliance, legal, reputational and equity ownership risk through a number of control procedures designed to identify and evaluate the various risks to which our businesses and investments are exposed. We have established various committees to assess and to manage risk associated with our investment banking, merchant banking and other activities. We review, among other things, business and transactional risks associated with investment banking potential clients and engagements. We seek to manage the risks associated with our investment banking and merchant banking activities by review and approval of transactions by the relevant committee, prior to accepting an engagement or pursuing a material investment transaction.

We believe that our primary risk exposure is to equity and debt price changes and the resulting impact on our marketable trading and long-term investments and unrealized incentive income. Direct market risk exposure to changes in foreign exchange rates is not currently material to our business. Equity and debt price risk is managed primarily through the monitoring and reporting of capital exposure to various issuers.

We generally attempt to limit exposure to market risk on securities held as a result of our daily trading activities by limiting our intra-day and overnight inventory of equity trading securities to that needed to provide the appropriate level of liquidity in the securities for which we are a market maker.

Our broker-dealer subsidiaries clear all of their securities transactions through a clearing broker on a fully disclosed basis. Pursuant to the terms of the agreements between our broker-dealer subsidiaries and the clearing broker, the clearing broker has the right to charge us for losses that result from a counterparty’s failure to fulfill its contractual obligations.

As the right to charge us has no maximum amount and applies to all trades executed through the clearing broker, we believe there is no maximum amount assignable to this right. At December 31, 2005 and 2006, we have recorded no liabilities with regard to the right. During the years ended December 31, 2004, 2005 and 2006, we paid the clearing broker a total less than twenty thousand dollars related to these guarantees.

In addition, we have the right to pursue collection of performance from the counterparties who do not perform under their contractual obligations. We monitor the credit standing of the clearing broker and all counterparties with which we conduct business.

The securities industry is subject to numerous risks, including the risk of loss associated with the underwriting, ownership, and trading of securities, and the risk of reduced revenues in periods of reduced demand for security offerings and activity in secondary trading markets. Changing economic and market trends may negatively impact the liquidity and value of our investments and the level of security offerings underwritten by us, which may adversely affect our revenues and profitability.

Interest Rate Risk

Leveraged MBS

The Company is subject to interest-rate risk as a result of its investment in mortgage-backed securities. From time to time the Company invests in mortgage-backed securities and finances those investments with repurchase agreements, which are sensitive to interest rate changes. The Company is exposed to interest rate risk that fluctuates based on changes in the level or volatility of interest rates and mortgage prepayments and in the shape and slope of the yield curve.

The Company’s primary risk is related to changes in both short and long term interest rates, which affect the Company in several ways. As interest rates increase, the market value of the mortgage-backed securities it holds may be expected to decline, prepayment rates may be expected to go down, and duration may be expected to extend. If interest rates decline, the reverse is true for mortgage-backed securities.

The expected change in fair value for the Company’s mortgage-backed securities balance of $415.4 million at December 31, 2006 under a 100 basis point increase and a 100 basis point decrease in interest rates are a decrease of $5.2 million (1.25%) and an increase of $5.6 million (1.35%), respectively. Changes in value are measured as percentage changes from the value reported as of December 31, 2006. Actual results could differ significantly from these estimates. These investments are held in a non-broker dealer entity and are accounted for available-for-sale investments under SFAS 115. As of December 31, 2006, the Company holds no mortgage-backed securities or reverse repurchase agreements in its broker-dealer subsidiaries.

Interest rates are defined by the U.S. Treasury yield curve. The changes in rates are assumed to occur instantaneously. It is further assumed that the changes in rates occur uniformly across the yield curve and that the level of LIBOR changes by the same amount as the yield curve. These estimated changes are based on duration of 1.00 in a rising interest rate environment and 1.60 in declining interest rate environment. Actual changes in market conditions are likely to be different from these assumptions.

The effective durations are based on observed market value changes, as well as management’s own estimate of the effect of interest rate changes on the fair value of the investments including assumptions regarding prepayments based, in part, on age of and interest rate on the mortgages underlying the mortgage-backed securities, prior exposure to refinancing opportunities, and an overall analysis of historical prepayment patterns under a variety of past interest rate conditions. Actual results could differ significantly from management’s assumptions and estimates.

Other

The value of our direct investments in other companies is also likely to be affected by significant changes in interest rates. For example, certain of the companies are exposed to risks similar to those identified above as being applicable to our own investments in mortgage-backed securities. Additionally, changes in interest rates often affect market prices of equity securities. Because each of the companies in which we invest has its own interest rate risk management process, it is not feasible for us to quantify the potential impact that interest rate changes would have on the stock price or the future dividend payments by any of the companies in which we have invested.

Equity Price Risk

The Company is exposed to equity price risk as a result of its investments in marketable equity securities, investment partnerships, and trading securities. Equity price risk changes as the volatility of equity prices changes or the values of corresponding equity indices change.

While it is impossible to exactly project what factors may affect the prices of equity sectors and how much the effect might be, the impact a ten percent increase and a ten percent decrease in the price of the equities held by the Company would have on the value of the trading portfolio of $18.2 million are $20.0 million and $16.4 million and long-term investment portfolio of $32.3 million are $35.6 million and $29.1 million as of December 31, 2006, respectively.

Except to the extent that the Company sells its marketable equity securities or other long-term investments, or a decrease in their market value is deemed to be other than temporary, an increase or decrease in the market value of those assets will not directly affect the Company’s earnings, however an increase or decrease in the value of equity method investments, investment securities-marked to market, as well as trading securities will directly effect the Company’s earnings.

Off-Balance Sheet Arrangements

Through indemnification provisions in agreements with clearing organizations, customer activities may expose us to off-balance-sheet credit risk. Financial instruments may have to be purchased or sold at prevailing market prices in the event a customer fails to settle a trade on its original terms or in the event cash and securities in customer margin accounts are not sufficient to fully cover customer obligations. We seek to manage the risks associated with customer activities through customer screening and selection procedures as well as through requirements on customers to maintain margin collateral in compliance with various regulations and clearing organization policies.

High Yield and Non-Investment Grade Debt and Preferred Securities

From time to time, we may underwrite, trade, invest in, and make markets in high-yield corporate debt securities and preferred stock of below investment grade-rated companies. For purposes of this discussion, non-investment grade securities are defined as preferred securities or debt rated BB+ or lower, or equivalent ratings, by recognized credit rating agencies, as well as non-rated securities or debt. Investments in non-investment grade securities generally involve greater risks than investment grade securities due to the issuer’s creditworthiness and the comparative illiquidity of the market for such securities. To date, we have not underwritten, traded, invested in or made a market in a material amount of these securities.

General Partner and Managing Member Interests

The hedge funds and other partnerships that we manage through subsidiaries as general partner or managing member had $2.8 million of liabilities as of December 31, 2006, primarily margin debt, not reflected on our balance sheet. We believe that our maximum potential exposure to a catastrophic loss (defined for these purposes as a 40% decline in the asset value of each partnership) would not exceed the value of our investment in these entities.

Critical Accounting Policies and Estimates

Our financial statements are prepared in conformity with U.S. Generally Accepted Accounting Principles (GAAP) and follow general practices within the industries in which it operates. The preparation of our financial statements requires us to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although we base our estimates and assumptions on historical experience, when available, and on various other factors that we believe to be reasonable under the circumstances, management exercises significant judgment in the final determination of our estimates. Actual results may differ from these estimates.

Our significant accounting policies are presented in Note 2 to our consolidated financial statements. Our most critical policies that are both very important to the portrayal of our financial condition and results of operations and require management’s most difficult, subjective or complex judgments or estimates are discussed below.

Valuation of Private and Restricted Public Company Investments and Trading Securities

The private investment funds that we manage record their investments in securities at fair value. Certain investments consist of equity investments in securities of development-stage and early-stage privately and publicly held companies. The disposition of these investments may be restricted due to the lack of a ready market (in the case of privately held companies) or due to contractual or regulatory restrictions on disposition (in the case of publicly held companies). In addition, these securities may represent significant portions of the issuer’s equity and carry special contractual privileges not available to other security holders. As a result of these factors, precise valuation for the restricted public securities and private company securities is a matter of judgment, and the determination of fair value must be considered only an approximation and may vary significantly from the amounts that could be realized if the investment were sold. The Company’s total investment in these private investment funds totaled $11.5 million as of December 31, 2006. Prospectively, this investment value will be adjusted to reflect our proportionate share of the funds’ income or loss, including realized and unrealized gains and losses on the funds’ underlying investments.

Substantially all financial instruments used in our trading and investing activities are carried at fair value or amounts that approximate fair value. Fair value is based generally on listed market prices or broker-dealer price quotations. The fair values reported reflect estimates and may not necessarily be indicative of the amounts we could realize in a current market transaction. To the extent that prices are not readily available, fair value is based on internal valuation models and estimates made by management, as discussed below.

In connection with certain capital raising transactions, the Company has received and holds warrants for the stock of the issuing companies, which are generally exercisable at the respective offering price of the transaction. Similarly, the Company may receive and hold shares of the issuing companies. For restricted warrants and shares, including private company warrants and shares, these investments by their nature, have limited or no price transparency. Such investments are initially carried at cost as an approximation of fair value. Adjustments to carrying value may be made if there are third-party transactions evidencing a change in value. Downward adjustments also may be made, in the absence of third-party transactions, if the Company determines based on valuation models and estimates that the expected realizable value of the investment is less than the carrying value. In reaching that determination, the Company may consider factors such as, but not limited to, the financial performance of the companies relative to projections, trends within sectors, underlying business models and expected exit timing and strategy. Due to the restrictions on the warrants and the underlying securities, and the subjectivity of these valuations, these warrants may have nominal values. The Company values warrants to purchase publicly traded stocks, where the restriction periods have lapsed, using an option valuation model. As a result of these factors precise valuation of these financial instruments is a matter of judgment, and the determination of fair value must be considered only an approximation and may vary significantly from the amounts that could be realized if the investment were sold. As of December 31, 2006, the Company’s investments in non-public equity securities included in long-term investments and trading securities, totaled $20.9 million and its investments in stock warrants totaled $1.4 million.

Long-Term Investments

We account for our long-term investments in marketable equity securities that are held in non-broker dealer entities under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” SFAS 115 requires that investments in debt securities be designated at the time of acquisition as “held-to-maturity,” “available-for-sale” or “trading,” and investments in equity securities be designated as either “available-for-sale” or “trading.” Nearly all of our long-term marketable equity securities are designated as available-for-sale and are carried at their estimated fair values with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income or loss, a component of shareholders’ equity.

We evaluate available-for-sale securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. The value of our long-term investments in marketable equity securities can fluctuate significantly. In evaluating these investments for other than temporary impairment, consideration is given to (1) the length of time and the extent to which the fair value has been lower than carrying value, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and our ability to retain our investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. If it is determined that an investment impairment is other than temporary then the amount that the fair value is below its current basis is recorded as an impairment charge and recorded through earnings as opposed to through other comprehensive income, as other temporary changes in fair value would be.

For unrealized losses that are determined to be temporary, we continue to evaluate these at each reporting date. If we determine at a future date that an impairment is other than temporary, the applicable unrealized loss will be reclassified from accumulated other comprehensive income and recorded as a realized loss at the time the determination is made.

To date, we have not maintained a significant portfolio of long-term investments accounted for under SFAS 115. However, subsequent to our July 2006 private offering, we initiated a principal investing business segment where we expect to conduct such investing activities in the future.

Intangible Assets

We account for our intangible assets consisting of acquired mutual fund management contracts (see Note 6 to our consolidated financial statements) in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” Under SFAS 142, the values of the acquired management contracts are amortized in proportion to their expected economic benefit of 15 years and tested for impairment by comparing expected future gross cash flows to the asset’s carrying amount. If the expected gross cash flows are less than the carrying amount, the asset is impaired and is written-down to its fair value. The net value of these intangible assets was $11.0 million as of December 31, 2006. To date, there have been no significant indicators of impairment relating to the mutual fund management contracts underlying this value.

Incentive Allocations

We receive incentive allocations based on the operating results of our managed partnerships. Incentive allocations represent a share of the gains in the partnerships, and are based on our partnership capital account, assuming the partnership was terminated on the balance sheet date. Incentive allocations may be based on unrealized and realized gains and losses, and could vary significantly in the future based upon the ultimate realization of the gains or losses. We may, therefore, reverse previously recognized incentive allocations in future periods. As of December 31, 2006, $35 thousand of incentive allocations was subject to such potential future reversal.

Accounting for Taxes

Deferred tax assets and liabilities represent the differences between the financial statement and income tax bases of assets and liabilities using enacted tax rates. The measurement of net deferred tax assets is adjusted by a valuation allowance if, based on our evaluation, it is more likely than not that they will not be realized. As of December 31, 2006, our net deferred tax assets totaled $7.8 million, and consisted primarily of accrued compensation. Based on our evaluation, considering the Company’s history of taxable earnings, the Company did not maintain a valuation allowance for its deferred tax assets as of December 31, 2006.

Recently Issued Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments an amendment of FASB Statements No. 133 and 140”. This Statement will be effective beginning in the first quarter of 2007. Earlier adoption is permitted. The statement permits interests in hybrid financial assets that contain an embedded derivative that would require bifurcation to be accounted for as a single financial instrument at fair value with changes in fair value recognized in earnings. This election is permitted on an instrument-by-instrument basis for all hybrid financial instruments held, obtained, or issued as of the adoption date. Based on its current activities, the Company does not expect that adoption of SFAS 155 will have a material effect on the consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. This statement clarifies the definition of fair value, establishes a framework and hierarchy of fair value measurements, and expands disclosures about fair value measurements. This statement emphasizes that companies should use a market-based approach using similar assumptions that market participants would use in their assessment of the fair value of an asset or liability. These assumptions should include, but are not limited to, risks associated with the asset or liability and restrictions on the sale or use of the asset. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently assessing the impact of adoption of SFAS 157.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115”. Under SFAS 159, entities will be permitted to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis (the fair value option). This Statement is effective for the fiscal years beginning after November 15, 2007 with early adoption permitted. The Company is currently assessing the impact of adoption of SFAS 159.

In July 2006, the FASB released FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109”. FIN 48 clarifies the accounting and reporting for income taxes where interpretation of the tax law may be uncertain. FIN 48 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of income tax uncertainties with respect to positions taken or expected to be taken in income tax returns. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company is currently assessing the impact of adoption of FIN 48.

In June 2005, the FASB ratified the consensus reached by the EITF on Issue 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights”. EITF 04-5 presumes that a general partner controls a limited partnership, and should therefore consolidate a limited partnership, unless the limited partners have the substantive ability to remove the general partner without cause based on a simple majority vote or can otherwise dissolve the limited partnership, or unless the limited partners have substantive participating rights over decision making. Adoption of this guidance did not have an impact on the consolidated financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin (SAB) No. 108. Due to diversity in practice among registrants, SAB 108 expresses SEC staff views regarding the process by which misstatements in financial statements are evaluated for purposes of determining whether financial statement restatement is necessary. SAB 108 is effective for fiscal years ending after November 15, 2006, and early application is encouraged. The implementation of SAB 108 did not have an impact on the consolidated financial statements.

Accounting For Related Party Contractual Arrangements Between Us, FBR Group and Crestview

In connection with our 2006 private offering, we entered into various inter-company and other contractual arrangements with FBR Group and Crestview, including a services agreement and a management services agreement and other related party contractual arrangements.

Management Services Agreement

Under the management services agreement with FBR Group, FBR Group will provide us with our executive management team, each member of which will be responsible for performing, subject to the oversight of our board of directors, the services and activities customarily performed by persons holding the positions that each such member of our executive management team will hold with us or as otherwise requested by our board of directors from time to time. Pursuant to this agreement, we will pay FBR Group an amount equal to 8.0% of our consolidated pre-tax earnings, plus an additional amount equal to 3.0% of the pre-tax earnings of the investment banking unit of FBR & Co., in each case before deducting the amount payable to FBR Group. This amount will represent our share of the executives’ bonus pool, and all amounts payable to FBR Group will be allocated to its executive bonus pool under its Key Employee Incentive Plan. FBR Group pays annual bonuses out of this pool to the members of its executive management team, all of whom are also members of our executive management team and three of whom are members of our board of directors. We and FBR Group may, from time to time, agree to modify the terms of the management services agreement. The results of operations as reported for the year ended December 31, 2006 would not differ had this contract been effective as of January 1, 2006 due to the pre-tax loss incurred by the Company in the current year.

Services Agreement

Under the services agreement with FBR Group, we will provide, or cause one or more of our subsidiaries to provide, to FBR Group certain services for fees based on costs incurred by us and our subsidiaries in providing the services. Similarly, FBR Group will agree to provide to us and our subsidiaries under the same services agreement certain services for fees based on costs incurred by FBR Group in providing the services.

The services that we will provide, or cause one or more of our subsidiaries to provide, to FBR Group include the following:

•	government and corporate affairs services;

•	human resources services;

•	treasury services, including insurance services;

•	financial communications and investor relations services;

•	marketing and media communications services;

•	financial, reporting, research and ledger services;

•	corporate planning and analysis services;

•	risk management services;

•	internal auditing services;

•	information technology services;

•	legal and corporate secretary services;

•	travel, building and conference services; and

•	tax services.

In addition, we will perform certain administrative services, including calculating and arranging for payment on behalf of FBR Group certain general expenses, including incentive compensation, long-term incentive compensation, insurance expenses and audit fees.

FBR Group will agree to provide, or cause to be provided, to us under the same services agreement the following services:

•	corporate business development services; and

•	asset management services for merchant banking and other principal investments.

We will recognize fees we receive for the services we provided or caused to be provided to FBR Group and its subsidiaries as a reduction of other operating expenses, and we will recognize expenses equal to the costs we incurred in providing these services. Because the fees we charge for the services will be based on our cost, we do not expect these fees and expenses to have any material impact on our pre-tax earnings. Prior to this agreement, we allocated overhead costs related to these shared services across all entities based on the same methodologies used in the Shared Services Agreement. Therefore, the statement of operations for the year ended December 31, 2006, presents the results of operations as if this contract had been executed on January 1, 2006.

Line of Credit from FBR Group to FBR & Co.

FBR & Co., our wholly-owned subsidiary, has an uncommitted, unsecured revolving subordinated loan agreement with FBR Group. Under this loan agreement, FBR Group provides FBR & Co. with a $500 million line of credit. The line of credit expires on March 31, 2007. As of December 31, 2006, there was no outstanding principal balance under this line of credit. Advances bear interest at a rate equal to the broker call rate as published daily in the Wall Street Journal plus 0.2%. Any future borrowings by FBR & Co. under this loan agreement will appear as a liability on our consolidated balance sheet.

Line of Credit from FBR & Co. to FBR Group

FBR & Co. also has an uncommitted revolving credit agreement with FBR Group. Under this loan agreement, FBR & Co. provides FBR Group with a $200 million line of credit. From time to time, FBR Group borrows funds from FBR & Co. under this agreement in order to provide for its working capital needs. This line of credit is collateralized and as of December 31, 2006 there were no outstanding borrowings. Any future borrowings by FBR Group under this loan agreement will appear as an asset on our consolidated balance sheet.

Strategic Advisory Fee Payable to Crestview Affiliate

In exchange for Crestview’s ongoing strategic advice and assistance, we will pay an affiliate of Crestview a $1 million annual strategic advisory fee plus reasonable out-of-pocket expenses as long as Crestview continues to own at least 50% of the shares purchased in the concurrent private placement.

OUR BUSINESS

Overview

We are a full-service capital markets, including investment banking and institutional brokerage and research, and asset management firm with a customer-focused and innovative approach to our clients’ needs. In addition, we make principal investments, including merchant banking investments with our own capital. In the 17 years since our founding, we have grown from a boutique investment bank with primary expertise in financial institutions into a top-ranking U.S. investment bank according to data obtained from Dealogic with broad industry coverage which includes consumer, diversified industrials, energy and natural resources, financial institutions, healthcare, insurance, real estate and TMT.

We are an indirect subsidiary of FBR Group, which beneficially owns approximately     % of the outstanding shares of our common stock as of the date of this prospectus. We were formed in June 2006 to be the holding company for FBR Group’s capital markets, including investment banking, institutional brokerage and research, and asset management businesses. In July 2006, we completed a private offering of our common stock to qualified institutional buyers, non-United States persons and institutional and individual accredited investors. Concurrently, we completed a private placement of our common stock to two affiliates of Crestview Partners, a New York-based private equity firm. These two concurrent transactions, which we collectively refer to as our 2006 private offering, in the aggregate resulted in the sale of $270.0 million of our common stock. Net proceeds to us from our 2006 private offering, after deducting the $5.4 million placement fee payable to Crestview Advisors, L.L.C., an affiliate of Crestview that acted as placement agent in connection with the private placement to Crestview, and offering expenses payable by us, were approximately $259.7 million. We have invested the net proceeds resulting from our 2006 private offering in certain merchant banking investments as well as mortgage securities, pending implementation of our long-term growth strategy with respect to our capital markets and asset management businesses.

By separating FBR Group’s principal investing and non-conforming mortgage loan origination businesses from the capital markets and asset management businesses contributed to us, we believe that FBR Group and our company will be able to more closely meet the investment objectives of FBR Group’s shareholders, some of which desire to invest in a stand-alone capital markets business and others of which desire to invest in a REIT. In addition, we feel that our shareholders will benefit from our ability to better align employee incentives with the areas of the business in which they have the greatest impact. Our employees will be able to participate in our 2006 Long-Term Incentive Plan and FBR Group employees participate in a similar plan offered by FBR Group. Operationally, the executive management team of FBR Group and our company is identical and the business activities conducted by FBR Group and our company will continue to operate as they have previously.

For the year ended December 31, 2006, we were ranked the number three book-running manager for U.S. issuers with market capitalizations of less than $2 billion of common stock in initial public offerings and Rule 144A offerings on a combined basis based on transaction value. During 2006, we also were ranked the number one book-running manager for common stock offerings of U.S. issuers with market capitalizations of less than $1 billion based on transaction value. Additionally, for the two- and three-year periods ending on December 31, 2006, we ranked number one on a gross fee per capital raising transaction basis (i.e., the total amount of fees earned by us as a book-running manager in public and private equity offerings across all industries divided by the total number of public and private equity offerings across all industries) and on a net revenue per capital raising transaction basis (i.e., gross fee per capital raising transaction basis less our total expenses).

Over the last 17 years, we have broadened our industry focus to include consumer, diversified industrials, energy and natural resources, financial institutions, healthcare, insurance, real estate and TMT. Based on transaction value and number of transactions completed, we believe we are currently a leading underwriter in the financial services, real estate and energy sectors. Using the same expertise and discipline that led to our successes in those core sectors, we believe we will grow our existing equity underwriting franchises in consumer, diversified industrials, healthcare, insurance and TMT, to develop leading positions in those core sectors as well. We expect to be successful in growing our position as a leading equity underwriter, which we believe provides us with a significant opportunity to further develop our complementary product offerings in areas such as fixed income and advisory services and enhance our sales and trading capability. In addition, we believe our asset management track record provides us with an opportunity to increase our assets under management. We believe that the capital raised in this offering will enable us to more rapidly achieve these objectives, further strengthening our relationships with existing clients while enhancing our ability to attract new clients.

We believe two fundamental characteristics of our firm have contributed meaningfully to our success:

•	Our highly effective, differentiated distribution capability based on long-standing relationships with a broad cross-section of institutional capital markets clients; and

•	Adherence to a highly disciplined analytical underwriting process that is the basis for the investment banking advice we provide our corporate clients.

Nearly two decades of substantial growth with a stable base of senior professionals have enabled us to successfully build long-term partnerships with the companies and investors that we serve. Our investor and corporate clients have come to expect that we will bring a distinctive level of insight and senior attention to the transactions in which we participate.

For the five-year period ending December 31, 2006, we raised approximately $54.4 billion in equity for our clients and completed approximately $5.2 billion in mergers and acquisitions. Our eight core sectors represented approximately 79% of all U.S. equity capital raised and 76% of equity securities traded in the United States in 2006.

We are committed to the success of our clients and shareholders, and have focused our business on providing:

•	Capital raising services, including underwriting and placement of public and private equity and debt;

•	Strategic advisory services, including M&A advisory services, restructuring and strategic alternative assessment and implementation services;

•

Institutional sales and trading services, where we seek to bring significant value to institutional investors as a result of our detailed understanding of the market for securities of our corporate clients in our core sectors;

•	Research coverage, through which we communicate our unique perspectives and in-depth knowledge to our clients;

•

Asset management services through a group of proprietary mutual funds, private equity funds, hedge funds and funds of funds, and private wealth management services to high net worth individuals, families, foundations, pension funds, endowments and other private entities; and

•	Proprietary investment returns to our shareholders through merchant banking and other strategic direct investments that we make utilizing our own capital.

During 2006, our investment banking group raised approximately $11.3 billion of equity for corporate clients and participated in 22 advisory assignments. Our institutional sales and trading group makes markets in more than 870 securities and provides sales and trading services to more than 700 institutional clients in the Unites States, Canada and Europe. Currently, our research team provides coverage of more than 580 companies, including approximately 28% of the Standard & Poor’s 500 by number, or approximately 38% of the Standard & Poor’s 500 by market capitalization.

Our asset management division offers clients a broad array of managed investment products and services, as well as the management of institutional, individual and partnership assets on a separate account basis. We also manage alternative investment products and had $1.95 billion in mutual fund assets under management as of December 31, 2006. In addition, we provide comprehensive wealth management services to high net worth individuals, families and institutions through our registered investment adviser, FBRIM. We provide our clients with customized financial solutions and access to select investment management and brokerage products and services.

Historically merchant banking investments have been made by our parent company, FBR Group. We intend to invest our own capital alongside that of our parent and our investor clients. By doing so, we will enable our shareholders to participate in the potential growth and value creation of our corporate clients.

Our core sector focus and knowledge enable us to identify rapidly changing or misunderstood industries along with solid businesses or management teams that may be insufficiently capitalized. We believe that by enabling our clients to capitalize on our expertise, we have and will continue to position our company for significant growth.

Our Strategy and Growth Opportunities

Our strategy is to foster and maintain relationships with our corporate clients by serving their capital and advisory needs, beginning with their initial access to the institutional capital markets and continuing through their existence as a public company, and to provide insight from our knowledgeable institutional brokerage team to investors active in our core sectors. We believe that the “bulge bracket” investment banks focus primarily on companies with larger market capitalizations and lack our innovative approach, while most regional investment banks lack our track-record and our focus on lead-managing complex equity issuances. Our success in completing capital raising transactions, our approach to understanding our core industry sectors, the knowledgeable advice we offer, and the access to the capital markets that we are able to provide have helped us to consistently grow our client base and transaction volumes.

As a result of our leadership position in initial equity capital raises, many opportunities exist for us to expand the services we provide to our existing base of clients. We believe that by doing so, we can capture more repeat business as these corporate clients develop and their demand for broader investment banking services grows. At the same time, broadening the product reach of our firm should enable us to attract new clients who may be at different points along the corporate lifecycle than many of our first time issuers.

We believe that we are positioned to expand our business by pursuing a number of the following initiatives:

•

Undertake new merchant banking activities to capitalize on our proprietary investment opportunities, enabling our shareholders to participate in the potential growth and value creation of our corporate clients;

•	Further build out key investment banking industry groups and expand our investment banking team in our London subsidiary;

•	Opportunistically invest in or acquire businesses with strengths in identified strategic sectors such as M&A advisory, fixed income capital markets and private wealth management;

•	Invest seed capital in new and existing alternative investment vehicles in order to grow our alternative assets under management; and

•	Add new institutional brokers and additional capital to our sales and trading businesses in order to further expand our secondary trading market share.

In addition, we intend to continue to prudently expand our research coverage. Research has been and continues to be an important part of the service that we offer to our clients, and while some competitors have reduced the number of companies that they cover, it is our intention to maintain the quality of our research coverage in order to continue to add significant value for our clients within the investment banking and institutional brokerage businesses.

Our Competitive Strengths

We believe the following factors favorably differentiate us from our competitors and position us for future growth:

•	Detailed industry knowledge in our core sectors combined with capital markets expertise and in-depth research coverage;

•	Creative problem solving capability combined with the capacity to react quickly when needed in order to meet the demands of the rapidly changing marketplace;

•	Significant senior level involvement with corporate and investor clients;

•	An investment banking business focused on middle market companies but with lead-managing capital markets capabilities typically associated with much larger firms; and

•	Strong relationships with both investment banking clients and institutional investors and a solid track record of success that has been developed over a period of nearly two decades.

These strengths, when combined, enable us to recognize value creation opportunities and introduce these opportunities to sophisticated investors, acquirers or strategic partners.

We believe that an important new strength of our company will be our relationship with Crestview, a New York-based private equity firm, whose senior members have extensive experience and relationships in the investment banking and private equity industries. Thomas S. Murphy, Jr. and Richard M. DeMartini, each of whom is a Managing Director of Crestview, serve on our board of directors. We believe Messrs. Murphy and DeMartini bring a strategic perspective and insight to our board of directors which we believe will add significant value to our business.

Our Principal Businesses

Our business comprises the following three business segments: (i) capital markets, including investment banking and institutional brokerage (including institutional research), (ii) asset management and private wealth and (iii) principal investing, including merchant banking.

Capital Markets

Our capital markets business is conducted by our investment banking and institutional brokerage and research professionals through FBR & Co. and FBRIL, our broker-dealer subsidiaries. These professionals provide investment banking, including capital raising and strategic advisory, and institutional brokerage and research services to our institutional clients in the following sectors: consumer, diversified industrials, energy and natural resources, financial institutions, healthcare, insurance, real estate and technology sectors. We believe our capital raising transactions create the types of investment opportunities that our institutional brokerage clients seek, while our institutional brokerage clients’ access to capital gives our investment banking clients the ability to meet their corporate financing needs.

Investment Banking. Our investment banking professionals, backed by their industry knowledge and our strong distribution platform, seek to establish and maintain relationships with our corporate clients and to provide them with capital raising and strategic advisory services. We provide these services in the following broad industry sectors that we believe offer significant business opportunities: consumer, diversified industrials, energy and natural resources, financial institutions, healthcare, insurance, real estate and TMT. We have continued to strengthen our business by adding coverage of new industry sectors in both institutional brokerage and investment banking, adding new products and services that benefit from our knowledge of each sector and building a wider customer base.

As an investment bank with a merchant banking capability, we believe it is important for us to be involved with companies early in their formation in order to establish relationships that will provide us with ongoing revenues as these companies’ corporate finance and financial advisory needs grow. We seek to provide our corporate clients with the financing and advisory services that they will need at all stages of their corporate lifecycle.

We have developed a strong market presence, primarily in a lead-managing role, as a top-ranking underwriter of equity securities in the United States according to data obtained from Dealogic. We maintain dominant market share in the Rule 144A equity market as a function of our distribution capability and experienced, client-focused investment bankers. During 2005, we were the lead or sole book-running manager of 40 equity offerings and co-managed 33 other equity offerings, raising proceeds of approximately $18.6 billion. During 2006, we lead-managed 32 equity offerings and co-managed 15 other equity offerings raising aggregate proceeds of approximately $10.8 billion.

During 2005, we achieved the following rankings:

•	#1 book-running manager for U.S. issuers of common stock in initial public offerings and Rule 144A offerings on a combined basis (based on transaction value);

•	#1 book-running manager for U.S. issuers of common stock with market capitalizations of less than $1 billion (based on transaction value); and

•	#1 in net revenue per capital raising transaction.

During 2006, we achieved the following rankings:

•	#1 book-running manager of all common stock offerings, which includes private placements, for U.S. issuers with market capitalizations of less than $1 billion (based on transaction value);

•

#3 book-running manager for U.S. issuers with market capitalizations of less than $2 billion of common stock in initial public offerings and Rule 144A offerings, on a combined basis (based on transaction value);

•	#10 book-running manager of common stock offerings, which includes private placements, for issuers in the insurance industry on a global basis (based on transaction value);

•

#2 book-running manager of common stock offerings, which includes private placements, for U.S. issuers with market capitalizations of less than $1 billion in the finance industry (based on transaction value);

•

#3 book-running manager of common stock offerings, which includes private placements, for U.S. issuers with market capitalizations of less than $1 billion in the real estate industry (based on transaction value); and

•

#1 book-running manager of common stock offerings, which includes private placements, for U.S. issuers with market capitalizations of less than $1 billion in the energy sector (based on transaction value).

We base our decision to underwrite an offering of a client’s securities on company and industry fundamentals, management’s track record, historical financial results and financial projections all backed by extensive due diligence. We underwrite for corporate clients that we believe will be able to execute long-term strategies that deliver significant returns to investors. We offer a wide range of financial products designed to serve the needs of our investment banking clients, including initial offerings, follow-on and secondary offerings, equity-linked offerings, public debt offerings, asset backed securitizations, and private placements of debt and equity. We seek to introduce companies desiring to raise capital to investors that we believe will be long-term investors.

The chart below demonstrates the diversity of our completed transactions among the sectors on which we focus.

Our strategic advisory practice builds on our capital markets expertise and focuses on helping clients to assess strategic alternatives, including advice on M&A, mutual conversions, financial restructuring, and strategic partnering transactions. In addition, we provide valuation advice, fairness opinions, market comparable valuation analysis, advice on dividend policies, evaluations of stock repurchase programs, and other advice and services as appropriate. On February 9, 2007, we acquired certain assets and a team of more than two dozen investment banking professionals from Legacy Partners Group, LLC, or Legacy, an independent investment banking and advisory firm, specializing in providing merger and acquisition advisory services and raising private capital. We believe this is a significant step in implementing our strategy to build out our capital markets platform. See “Shares Eligible for Future Sale—Legacy Option Grants and Restricted Stock Awards.”

We believe that our activities and reputation have created a network of relationships that enables us to quickly identify and execute mutually beneficial business combinations. We work with our corporate clients to develop strategies and ideas customized to meet their needs and objectives by utilizing our thorough knowledge of our target industries and the relationships that we have developed over the years. Our in-depth research, secondary market experience, and innovative thought processes enable us to recommend and evaluate value creating strategies for our clients.

Institutional Brokerage and Research

We focus on providing research and institutional sales and trading services to equity and high-yield investors in the United States, Europe and elsewhere. We execute securities transactions for institutional investors such as banks, mutual funds, insurance companies, hedge funds, money managers and pension and profit-sharing plans. Institutional investors normally purchase and sell securities in large quantities, which requires the special market making and trading expertise that we provide.

Our institutional brokerage professionals are distinguished by their in-depth understanding of the companies and industries in which we focus. Our traders and salespeople are required to develop detailed knowledge and relationships and strive to consistently provide exceptional trade execution and sales and trading services to our client base of more than 700 institutional investor accounts. Many of our institutional clients have been long-standing investors in transactions that we have brought to the capital markets and have continued a close relationship with us as they have grown in size and assets under management.

Our sales professionals work closely with our research analysts and our trading desk to provide the most up-to-date information to our institutional clients. Our sales, trading and research professionals work together to maintain regular contact with the specialized portfolio managers and buy-side analysts of each institutional client. Our trading professionals facilitate trading in equity and high-yield securities. We make markets in Nasdaq and other securities, trade-listed securities and service the trading desks of major institutions in the United States, Europe and elsewhere.

We understand the importance of research and the role quality research plays in the institutional brokerage process, particularly for accounts that do not maintain a large in-house research team. Our research analysts perform independent research on over 580 companies to help our clients understand the dynamics that drive the sectors and companies they cover. We seek to differentiate ourselves through originality of perspective, depth of insight and our ability to uncover industry trends. Our unique viewpoint has helped us develop relationships with investor clients in both our primary distribution and secondary trading businesses.

Our research analysts operate under three guiding principles: (i) to provide objective, independent analysis of securities, their issuers, and their place in the capital markets; (ii) to identify undervalued investment opportunities in the capital markets, and (iii) to communicate effectively the fundamentals of these investment opportunities to potential investors. To achieve these objectives, we believe that industry specialization is necessary and, as a result, we organize our research staff along industry lines. Each industry team works together to identify and evaluate industry trends and developments. Within industry groups, analysts are further subdivided into specific areas of focus so that they can maintain and apply specific industry knowledge to each investment opportunity they address.

After initiating coverage on a company, our analysts seek to maintain a long-term relationship with that company and a long-term commitment to ensure that new developments are effectively communicated to our sales force and institutional investors. Our research team analyzes major trends, publishes original research on new areas of growth, provides fundamental, company-specific coverage and works with our institutional clients to identify and evaluate public equity investment opportunities.

Asset Management

Our asset management business currently offers three main services: mutual funds, alternative asset management and private wealth advisory. We are focused on expanding our asset management business and strive, where appropriate, to utilize our intellectual capital, relationships and other resources, to achieve this goal. We believe our overall asset management business provides us with a unique opportunity to leverage our strengths to grow our asset management business.

At December 31, 2006, our mutual funds had over $1.95 billion of assets under management. Our mutual fund offerings include the FBR Pegasus Fund, the FBR Small Cap Financial Fund, the FBR Large Cap Financial Fund, the FBR Small Cap Fund, the FBR Gas Utility Index Fund, the FBR Small Cap Technology Fund and the FBR Large Cap Technology Fund. We also manage a money-market fund, the FBR Fund for Government Investors. At November 30, 2006 year-end 2005, according to the Investment Company Institute, a trade association of U.S. investment companies, the mutual fund industry’s total assets under management were $10.3 trillion, a 15.7% increase over year-end 2005. For the twelve months ended November 30, 2006, long-term funds had inflows of $206.5 billion. We believe that, given the size of the mutual fund market and the level of investor demand for mutual funds, we have a significant opportunity for growth and expansion.

The mutual funds we currently manage, other than our index or money market funds, seek to achieve returns through a fundamental, research-based investment selection approach that relies on many of the principles used throughout our company as the basis for investment advice. Of our four equity mutual funds that have at least a five-year performance history, two have a Morningstar rating of five stars for the five-year period ending December 31, 2006. We believe that coupling an expanded marketing effort with our current track record presents us with an opportunity to significantly increase our assets under management and generate additional asset management fees.

Our alternative asset management group currently manages hedge funds, including funds of funds, as well as private equity and venture capital funds. In recent years, there has been a significant expansion in both hedge fund and private equity assets. According to Hedge Fund Research, Inc., an alternative investment research firm, hedge fund assets have more than doubled, from $539 billion at the end of 2001 to more than $1.4 trillion at year-end 2006. Private equity funds raised, including venture capital, grew from a total of $28.7 billion in 2002 to $131.5 billion in 2006, according to Thomson Venture Economics and the National Venture Capital Association, both industry trade groups. We seek to expand our presence in these and related alternative asset segments by using our industry knowledge to identify strategies and managers, within our company and externally. We also intend to invest our own capital in certain of these strategies. By doing so, we believe we can grow our alternative asset management business.

Our private wealth advisory practice intends to capture a larger market share of the increasing number of high net worth individuals in the U.S. According to Merrill Lynch/Capgemini’s World Wealth Report 2005, the number of individuals with at least $1.0 million in investable assets, grew 6.8% in 2005 over 2004. From an investment advisory perspective, this segment of the high net worth market is highly fragmented, and there is no single dominant provider of investment services to the wealthy.

Our company’s primary private wealth advisory focus is on understanding each client’s complete financial profile. This knowledge is the foundation of our ability to create comprehensive investment strategies specifically tailored to each client. We rely on a “building blocks approach” in constructing effective, risk-managed investment strategies for clients. These strategies can include access to elite, “best of breed” managers, alternative investments, including our investment banking transactions, and other proprietary FBR investment ideas. We are confident that providing clients access to differentiated, proprietary investment ideas and strategies is attractive and sets FBR apart from other banks, brokerages and trust companies. In addition, we believe that our access to distinctive proprietary investments will also be attractive to potential new private wealth manager hires, as we seek to expand our practice.

The following table sets forth information regarding our hedge, private equity, venture capital and mutual funds currently under management by our affiliates. The following does not constitute an offer to sell or the solicitation of an offer to purchase the securities of any of the funds listed in the table below.

Summary of Hedge Funds, Fund of Funds, Venture Capital and Private Equity Funds and Mutual Funds

(as of and for the Year Ended December 31, 2006 unless otherwise noted)

	IRR (1)		NAV	Amount of FBR CMC Equity Investment	Registered/ Unregistered under the Investment Advisers Act of 1940	Affiliated Entity as General Partner (“GP”) or Investment Advisor (“IA”)	Management, Advisory & Admin. Fees	Incentive Allocations
Hedge funds
FBR Special Situations Fund, LP	6.2%		$3,180,115	$402,857	Unregistered	GP	$48,445	$—
FBR Weston, LP	13.6	(2)	—	—	Unregistered	GP	287,612	4,506
FBR Wolf Brook, LP	5.6	(2)	38,778,769	3,000,682	Unregistered	GP	84,366	12,941

Total hedge funds	N/A		41,958,884	3,403,539			420,423	17,447

Fund of funds
FBR Pegasus Fund of Funds, LLC	6.8		45,174,148	1,806,362	Unregistered	GP	456,009	395,980

Total fund of funds	N/A		45,174,148	1,806,362			456,009	395,980

Venture capital and private equity funds
FBR CoMotion Venture Capital I, LP	-33.2	(3)	4,248,121	—	Unregistered	N/A(4)	602,021	—
FBR Financial Services Partners, LP	-6.5	(3)	6,750,893	—	Unregistered	GP	306,301	—
FBR Future Financial, LP	23.2	(3)	558,125	246,970	Unregistered	GP	1,615	14,516
FBR Technology Venture Partners II	-38.6	(3)	4,905,070	395,732	Unregistered	GP	—	—
FBR Technology Venture Partners, LP	146.7	(3)	45,120	7,952	Unregistered	GP	—	20,743
ETP/FBR Genomic Fund, LP	-20.0	(3)	13,901,244	70,070	Unregistered	N/A(4)	—	—
Bioscience Ventures II (QP), LP	-10.1	(3)	10,101,839	—	Unregistered	N/A(4)	36,351	—

Total venture capital and private equity funds	N/A		40,510,412	720,724			946,288	35,259

Total investments in limited partnerships	N/A		127,643,444	5,930,625			1,822,720	448,686

Mutual funds
FBR Large Cap Technology Fund (FBRTX)	8.6		42,368,351	1,498,650	Registered	IA	245,651	—
FBR Small Cap Technology Fund (FBRCX)	5.6		3,789,911	1,175,547	Registered	IA	1,930	—
FBR Large Cap Financial (FBRFX)	11.6		26,492,133	—	Registered	IA	258,439	—
FBR Small Cap Financial (FBRSX)	16.3		321,808,635	—	Registered	IA	3,496,879	—
FBR Small Cap (FBRVX)	17.9		1,049,398,903	—	Registered	IA	8,422,042	—
FBR Gas Utility Index (GASFX)	10.3		284,772,597	—	Registered	IA	1,237,765	—
FBR Fund for Govt. Investors (FUSXX)	N/A		211,266,658	—	Registered	IA	1,291,977	—
FBR Pegasus Fund (FBRPX)	18.8%		14,777,982	1,214,439	Registered	IA	54,465	—

			1,954,675,170	3,888,636			15,009,148	—

Total long term investments	N/A		$2,082,318,614	$9,819,261			$16,831,868	$448,686

(1)	Internal rate of return (“IRR”) is calculated based on actual dates on which cash inflows and outflows occur during the period in question and the ending net asset value is assumed to be the liquidation value as of the date the IRR is calculated.
(2)	IRR for FBR Weston, LP is from inception through September 30, 2006. As of October 1, 2006, FBR Weston, LP was renamed FBR Wolf Brook, LP. IRR for FBR Wolf Brook, LP is for the period October 1, 2006 through December 31, 2006.
(3)	IRR for each of the venture capital and private equity funds is performed on an annual basis in conjunction with the respective fund’s year-end audit, which have not yet been completed. As a result, the IRR calculations for each of the venture capital funds and private equity funds covers the period from inception through December 31, 2005.
(4)	Reflects a minority, non-controlling position in the general partner of the funds indicated.

Principal Investing

As of December 31, 2006, our principal investing activity consists of investments in merchant banking investments and investments in hedge and venture funds. From time to time, we also will invest our liquid capital in agency mortgage-backed securities in order to receive a higher risk-adjusted return than investing in other investments with similar liquidity capabilities. These investments will be made with the intention of redeploying this capital into supporting current strategies and new endeavors in capital markets, asset management, and merchant banking as these opportunities present themselves.

Merchant Banking. We believe our ability to invest alongside our investor clients enables us to build significant value for our shareholders. Historically, merchant banking investments have been made by our parent company, FBR Group. FBR Group’s merchant banking group has invested approximately $545 million in 39 investment banking client companies since January 1, 2001. Investment banking fees associated with the offerings in which FBR Group invested its own capital totaled approximately $522 million during this period. Upon completion of our 2006 private offering, we began evaluating and making merchant banking investments alongside FBR Group in potential or existing investment banking clients. These investments were made directly by us and not by any of our subsidiaries. In the future, we intend to make merchant banking investments through a wholly-owned merchant banking subsidiary that we will form. In connection with our 2006 private offering, we agreed to allocate each merchant banking investment opportunity 50% to FBR Group and 50% to us, subject to the approval of each of our investment committees and, in the case of FBR Group, maintaining its REIT qualification, and, in the case of both FBR Group and our company, maintaining our respective exemptions from the registration requirements of the 1940 Act. Potential merchant banking investments that we expect to evaluate include, among others, preferred or common equity, senior secured and mezzanine loans and interests in proprietary funds.

Our merchant banking investment strategy is to invest in companies that compete in industries where we have investment expertise and a contextual understanding of industry dynamics. We rely on our investment banking group to provide us with potential investment opportunities. Although all of our merchant banking investment decisions are driven by a fundamental value-oriented approach and not as part of a strategy to generate investment banking business, almost all of our investments will be in companies that are or will become investment banking clients of our company. We believe that our willingness to invest in client businesses also aids in our ability to win new investment banking engagements and introduce new long-term investors to our corporate clients.

Although merchant banking investments generally focus on equities, we evaluate, and from time to time may invest in, short to medium-term mezzanine and senior loans that may have a higher credit risk profile and yield higher returns than the typical senior loan made by a commercial bank or other traditional lending institution. These types of investments will be allocated between FBR Group and us on the same terms as described above. In addition to the above considerations for an equity investment, we also consider the structural characteristics of mezzanine or senior loan investments. These loans may or may not be secured, may or may not be subordinated, have a variety of repayment structures and sources, and typically compensate for the higher risk profile through higher interest rates rather than equity features.

We are long-term investors but do not seek to control the companies in which we invest. In most cases, we intend to hold our merchant banking investments for greater than 12 months. We follow a fundamental value-oriented investment approach and focus on the anticipated future cash flows to be generated by the underlying business, discounted by an appropriate rate to reflect both the risk of achieving those cash flows and the alternative uses for the capital to be invested. We also consider factors such as: strength of management; liquidity of the investment; underlying value of the assets owned by the issuer; and prices of similar or comparable securities and/or companies. Because of our broker-dealer affiliation, many of our investments in companies that are investment banking clients are subject to lock-up restrictions which limit our ability to sell securities for a period of time.

As of December 31, 2006, the total value of our merchant banking portfolio and long-term investments was $32.3 million. Of this total, $5.1 million was held in equity securities of investment banking clients, $11.5 million was held in alternative asset funds and $15.7 million was held in other long-term investments.

Mortgage-Backed Securities. From time to time, we also invest in mortgage-backed securities guaranteed as to principal and interest by Fannie Mae, Freddie Mac or Ginnie Mae, which we refer to as agency-backed MBS. However, the market value of our agency-backed MBS is not guaranteed by these companies. We make investments in agency-backed MBS with the intention of redeploying our invested capital at a future time into supporting current strategies and new endeavors with respect to our capital markets, asset management and merchant banking businesses. As of December 31, 2006, we invested in agency-backed MBS having a fair value of $415.3 million. We finance a portion of our agency-backed MBS through repurchase agreements. As of December 31, 2006, agency-backed MBS totaling $194.5 were pledged as collateral under our repurchase agreements.

Industry Opportunity

We believe that current industry dynamics have created additional opportunities for us to strengthen our core business offerings.

Capital Markets

We believe that there is and will continue to be considerable demand for the investment banking services we provide. We focus on sectors which we believe cover a large majority of the U.S. economy and have significant growth potential. Our target industries include: consumer, diversified industrials, energy and natural resources, financial institutions, healthcare, insurance, real estate, and technology, media and telecommunications. Total capital raised in these sectors through initial public offerings and follow-on equity offerings exceeded $530 billion in the U.S. from 2001 through 2002. M&A advisory transactions for companies in our key industry segments totaled over $5.3 trillion during the same time period. We believe that companies in our core sectors will continue to require significant capital investment and strategic financings to fund their growth and operations in addition to the strategic advisory services that businesses in changing industries typically require.

We believe that our market position is differentiated from other providers of investment banking, research and institutional brokerage services. We have a leading market position among underwriters of small cap companies. During 2005, we were ranked the number one book-running manager for U.S. issuers of common stock in initial public offerings and Rule 144A offerings on a combined basis based on transaction value. During 2006, we were ranked the number three book-running manager for U.S. issuers with market capitalizations of less than $2 billion of common stock in initial public offerings and Rule 144A offerings on a combined basis based on transaction value. During 2005 and 2006, we were ranked as the number one and number eight book-running manager for U.S. issuers of common stock in initial public offerings and Rule 144A offerings on a combined basis, respectively, based on transaction value. We believe that our leading market position will allow us to broaden our investment banking services to both current and new clients in both size and type of transaction. We believe that “bulge bracket” firms focus a majority of their attention on lead-managing transactions for companies with significantly larger market capitalizations and/or are unable to dedicate senior level attention to issuers with smaller capitalizations. In contrast to “bulge bracket” firms, the smaller boutique investment banking firms typically focus on providing niche products and services and act as a co-manager rather than a book-running manager of equity transactions. As a leading book-running manager of small-cap equity offerings, we believe that we are uniquely suited to expand our lead-managed investment banking offerings and other investment banking products and services. In addition, the combination of our investment banking and institutional brokerage services, coupled with our direct senior management involvement, allows us to structure and complete complex equity transactions that in many cases are initially overlooked by the “bulge bracket” investment banks or exceed the capabilities of smaller boutique investment banks.

In addition, we believe there are significant opportunities to develop our relationships with and provide additional investment banking and advisory services to private equity firms. In 2006, private equity firms raised more than $131.5 billion according to Thomson Venture Economics and The National Venture Capital Association, for their affiliated funds. As a result of their control position in multiple companies, these firms have the ability to allocate to investment banking firms a substantial amount of business and fees in the areas of capital raising and strategic advisory engagement, including mergers and acquisition transactions. We believe that private equity firms will continue to direct fees to investment banks that provide creative transaction ideas and structures and demonstrate differentiated and proven distribution capabilities. We believe that our ability to structure and execute complex transactions, often in a short time period, gives us the opportunity to develop and sustain value-added investment banking relationships with financial sponsors or private equity firms. We have established an investment banking group focused on establishing, maintaining and expanding relationships with these types of investors and have had recent success in completing transactions for many private equity firms.

Our core sectors represent 78% of all companies listed on Nasdaq and the NYSE and 79% of all the NYSE and Nasdaq companies with a market capitalization of less than $5 billion as of December 31, 2006. We believe institutional investors in our core sectors will continue to demand high quality, value-added brokerage services within these sectors.

Many large investment banks have responded to lower margins within their equity brokerage divisions by reducing research coverage, particularly for smaller companies, consolidating sales and trading services, and reducing headcount of more experienced sales and trading professionals in order to transition to a low-touch brokerage model focused increasingly on large market capitalization companies.

We have sought to maintain and enhance our brokerage revenues by continuing to provide “high-touch” brokerage services to investors in our core sectors. We intend to continue to provide the value-added research upon which the firm was founded, as we believe that many large institutional investors, and smaller investment firms with fewer resources, will continue to highly value this research.

Asset Management

We believe that we have a scalable business model in our asset management business and expect that margins will increase as we grow our assets under management. Across our asset management product offerings, we believe our track record in finding attractive investment opportunities will continue to draw investors to our asset management offerings. Additionally, we believe there are positive market factors influencing our goal to grow our asset management business. The number of high net worth individuals is increasing along with the number of baby boomers saving for retirement and seeking managers for their retirement assets. According to the U.S. Census Bureau, there are approximately 69 million Americans over age 55 in 2006 and this number is expected to grow to approximately 97 million by 2020. According to the Investment Company Institute, at November 26, 2006, the mutual fund industry’s total assets under management were $10.3 trillion, a 15.5% increase over year-end 2005. With an expanding population saving for retirement, we believe our targeted marketing and current track record will allow us to grow our assets under management. The demand for hedge fund products has also grown extensively in the past 5 years. Fund assets have more than doubled in this period from $539 billion in 2001 to more than $1.4 trillion under management in 2006, according to Hedge Fund Research, Inc. We believe this combination of market trends and our investment opportunities will allow us to continue to build our assets under management.

Principal Investing

Opportunities for merchant banking investments have increased alongside our investment banking business, in particular with the growth of our Rule 144A equity private placements. In many cases, we invest alongside our institutional clients in private transactions where companies plan to file an initial public offering within a short time frame. Our opportunities to co-invest in client companies continue to expand, and we consistently have a significant backlog of businesses which we evaluate for investment potential.

About Friedman, Billings, Ramsey Group, Inc.

Our parent, FBR Group, is listed on the NYSE under the ticker symbol “FBR.” FBR Group is a REIT that invests as a principal in mortgage-backed securities, or MBS, non-conforming residential mortgages and other mortgage related assets. FBR Group also makes merchant banking investments for its own account and originates non-conforming residential mortgage loans through its mortgage origination subsidiary, First NLC Financial Services, LLC, or First NLC. As of the date of this prospectus, FBR Group beneficially owns approximately     % of the outstanding shares of our common stock.

About Crestview Partners

Crestview Partners is a New York-based private equity firm with $1.5 billion in committed funds and a global mandate. Crestview Partners was founded in 2004 by a group of former Goldman Sachs partners and colleagues who had served in leadership roles in the firm’s senior management and private equity business. Crestview Partners’ senior management includes:

•

Richard M. DeMartini, a former President of Bank of America’s Asset Management Group, a former Chairman and Chief Executive Officer of the International Private Client Group and a former President of Individual Asset Management at Morgan Stanley Dean Witter, a former member of the Management Committee at Morgan Stanley Dean Witter and former Co-President of Dean Witter & Company, Inc.

•	Robert J. Hurst, a former Vice Chairman of Goldman Sachs and a former Head of its Investment Banking Division.

•	Jeffrey A. Marcus, the founder and Chief Executive Officer of Marcus Cable and a director and former President and Chief Executive Officer of AMFM, Inc. (formerly Chancellor Media Corporation).

•	Thomas S. Murphy, Jr., the Co-Founder and former Head of Goldman Sachs’ Financial Sponsors Group.

•	Barry S. Volpert, a former Head of Goldman Sachs’ Merchant Banking Division in Europe and the former Co-Chief Operating Officer of Goldman Sachs’ principal investment area worldwide.

Upon completion of our 2006 private offering, Messrs. Murphy and DeMartini joined our board of directors. As of the date of this prospectus, Crestview beneficially owns approximately     % of the outstanding shares of our common stock.

Competition

As a full-service investment banking, institutional brokerage and asset management firm, all aspects of our business are intensely competitive. Our competitors are other brokerage firms, investment banking firms, merchant banks and financial advisory firms. We compete with some of our competitors nationally and with others on a regional, product or business line basis. Many of our competitors have substantially greater capital and resources than we do and offer a broader range of financial products. We believe that the principal factors affecting competition in our business include client relationships, reputation, the abilities of our professionals, market focus and the relative quality and price of our services and products.

We have experienced intense price competition in some of our businesses, in particular discounts in large block trades and trading commissions and spreads. The ability to execute trades electronically, through the Internet and through other alternative trading systems, has increased the pressure on trading commissions and spreads. We believe that this trend toward alternative trading systems will continue. In addition, the trend, particularly in the equity underwriting business, toward multiple book runners and co-managers has increased the competitive pressure in the investment banking industry, and may lead to lower average transaction fees. We may experience competitive pressures in these and other areas in the future as some of our competitors seek to increase market share by reducing prices.

In our asset management business we compete with many of the same firms as we do in the investment banking and brokerage businesses as well as with venture capital firms, large mutual fund companies, commercial banks and smaller niche players including private hedge funds. We believe that our unique perspective on the industries we serve affords an opportunity to grow our assets under management and intend to invest our own capital alongside that of our fund investors.

Competition is also intense for the recruitment and retention of qualified professionals. Our ability to continue to compete effectively in our businesses will depend upon our continued ability to attract new professionals and retain and motivate our existing professionals.

Regulation

Our business, as well as the financial services industry generally, is subject to extensive regulation in the United States and elsewhere. As a matter of public policy, regulatory bodies in the United States and the rest of the world are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets. In the United States, the SEC is the federal agency responsible for the administration of the federal securities laws. FBR & Co. is registered as a broker-dealer with the SEC and the NASD and in all 50 states, Puerto Rico and the District of Columbia. Accordingly, FBR & Co. is subject to regulation and oversight by the SEC and the NASD, a self-regulatory organization which is itself subject to oversight by the SEC and which adopts and enforces rules governing the conduct, and examines the activities, of its member firms, including FBR & Co. State securities regulators also have regulatory or oversight authority over FBR & Co. Our business may also be subject to regulation by non-U.S. governmental and regulatory bodies and self-regulatory authorities in other countries where we operate.

Broker-dealers are subject to regulations that cover all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers’ funds and securities, capital structure, record-keeping, the financing of customers’ purchases and the conduct and qualifications of directors, officers and employees. In particular, as a registered broker-dealer and member of various self-regulatory organizations, FBR & Co. is subject to the SEC’s uniform net capital rule, Rule 15c3-1. Rule 15c3-1 specifies the minimum level of net capital a broker-dealer must maintain and also requires that a significant part of its assets be kept in relatively liquid form. The SEC and various self-regulatory organizations impose rules that require notification when net capital falls below certain predefined criteria, limit the ratio of subordinated debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additionally, the SEC’s uniform net capital rule imposes certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the SEC for certain withdrawals of capital. The SEC has adopted rule amendments that establish alternative net capital requirements for broker-dealers that are part of a consolidated supervised entity. As a condition to its use of the alternative method, a broker-dealer’s ultimate holding company and affiliates (referred to collectively as a consolidated supervised entity) must consent to group-wide supervision and examination by the SEC. If we elect to become subject to the SEC’s group-wide supervision, we will be required to report to the SEC computations of our capital adequacy.

Compliance with regulatory net capital requirements could limit those operations that require the intensive use of capital, such as underwriting and trading activities, and also could restrict our ability to withdraw capital from our affiliated broker-dealers, which in turn could limit our ability to pay dividends, repay debt and redeem or repurchase shares of our outstanding capital stock.

We believe that at all times FBR & Co. has been in compliance in all material respects with the applicable minimum net capital rules of the SEC and the NASD. A failure of a U.S. broker-dealer to maintain its minimum required net capital would require it to cease executing customer transactions until it came back into compliance, and could cause it to lose its NASD membership, its registration with the SEC or require its liquidation. Further, the decline in a broker-dealer’s net capital below certain early warning levels, even though above minimum net capital requirements, could cause material adverse consequences to the broker-dealer and to us.

FBR & Co. also is subject to Risk Assessment Rules imposed by the SEC which require, among other things, that certain broker-dealers maintain and preserve certain information, describe risk management policies and procedures and report on the financial condition of certain affiliates whose financial and securities activities are reasonably likely to have a material impact on the financial and operational condition of the broker-dealer.

Certain “material associated persons” (as defined in the Risk Assessment Rules) of the broker-dealer and the activities conducted by such material associated persons may also be subject to regulation by the SEC. In addition, the possibility exists that, on the basis of the information it obtains under the Risk Assessment Rules, the SEC could seek authority over our unregulated subsidiaries either directly or through its existing authority over our regulated subsidiaries.

The research areas of investment banks have been and remain the subject of increased regulatory scrutiny. In 2002 and 2003, acting in part pursuant to a mandate contained in the Sarbanes-Oxley Act of 2002, the SEC, the NYSE and the NASD adopted rules imposing heightened restrictions on the interaction between equity research analysts and investment banking personnel at member securities firms. In addition, in 2003 and 2004, several securities firms in the United States reached a settlement with certain federal and state securities regulators and self-regulatory organizations to resolve investigations into their equity research analysts’ alleged conflicts of interest. Under this settlement, the firms have been subject to certain restrictions and undertakings. As part of this settlement, restrictions have been imposed on the interaction between research and investment banking departments, and these securities firms are required to fund the provision of independent research to their customers. In connection with the research settlement, we have also subscribed to a voluntary initiative imposing restrictions on the allocation of shares in initial public offerings to executives and directors of public companies. The SEC has proposed amendments to Regulation M that would further affect the manner in which securities are distributed and allocated in registered public offerings, and the NYSE and NASD have proposed similar rulemaking in this area. We cannot fully predict the practical effect that such restrictions or measures will have on our business, and the SEC, NYSE and NASD may adopt additional and more stringent rules with respect to offering procedures and the management of conflicts of interest in the future.

The SEC staff has conducted studies with respect to “soft dollar” practices (i.e., arrangement under which an investment adviser directs client brokerage transactions to a broker in exchange for research products or other services in addition to brokerage services) in the brokerage and asset management industries. In July 2006, the SEC proposed interpretative guidance regarding the scope of permitted brokerage and research services in connection with soft dollar practices and solicited further public comment regarding soft dollar practices involving third party providers of research. The July 2006 interpretative guidance may affect our institutional brokerage business and future changes in laws of regulations may cause our institutional brokerage customers to revisit or alter the manner in which they pay for brokerage and research services.

The effort to combat money laundering and terrorist financing is a priority in governmental policy with respect to financial institutions. The USA PATRIOT Act of 2001, as amended, or the PATRIOT Act, contains anti-money laundering and financial transparency laws and mandates the implementation of various new regulations applicable to broker-dealers and other financial services companies, including standards for verifying client identification at account opening, and obligations to monitor client transactions and report suspicious activities. Through these and other provisions, the PATRIOT Act seeks to promote the identification of parties that may be involved in terrorism or money laundering. Anti-money laundering laws outside the United States contain some similar provisions. The obligation of financial institutions, including us, to identify their customers, watch for and report suspicious transactions, respond to requests for information by regulatory authorities and law enforcement agencies, and share information with other financial institutions, has required the implementation and maintenance of internal practices, procedures and controls which have increased, and may continue to increase, our costs, and any failure with respect to our programs in this area could subject us to serious regulatory consequences, including substantial fines, and potentially other liabilities.

Certain of our businesses are subject to compliance with laws and regulations of U.S. federal and state governments, non-U.S. governments, their respective agencies and/or various self-regulatory organizations or exchanges relating to the privacy of client information, and any failure to comply with these regulations could expose us to liability and/or reputational damage.

Additional legislation, changes in rules promulgated by the SEC and self-regulatory organizations or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect the mode or our operation and profitability.

Our broker-dealer business is also subject to regulation by various foreign governments and regulatory bodies. FBR & Co. is registered with and subject to regulation by the Ontario Securities Commission in Canada. FBRIL, our United Kingdom brokerage subsidiary, is subject to regulation by the Financial Services Authority in the United Kingdom pursuant to the United Kingdom Financial Services Act of 1986. Foreign regulation may govern all aspects of the investment business, including regulatory capital, sales and trading practices, use and safekeeping of customer funds and securities, record-keeping, margin practices and procedures, registration standards for individuals, periodic reporting and settlement procedures.

The U.S. and non-U.S. government agencies and self-regulatory organizations, as well as state securities commissions in the United States, are empowered to conduct administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or its directors, officers or employees. Occasionally, FBR & Co. has been subject to investigations and proceedings, and sanctions have been imposed for infractions of various regulations relating to its activities.

Legal Proceedings

Many aspects of our business involve substantial risks of liability and litigation. Underwriters, broker-dealers, investment advisors and mortgage originators are exposed to liability under federal and state securities laws, other federal and state statutes and court decisions, including decisions with respect to underwriters’ liability and limitations on indemnification, as well as with respect to the handling of customer accounts. For example, underwriters may be held liable for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered and broker-dealers may be held liable for statements made by their securities analysts or other personnel. In certain circumstances, broker-dealers and asset managers may also be held liable by customers and clients for losses sustained on investments. In recent years, there has been an increasing incidence of litigation and actions by government agencies and self-regulatory organizations involving the securities industry, including class actions that seek substantial damages. We are also subject to the risk of litigation, including litigation that may be without merit. As we intend to actively defend such litigation, significant legal expenses could be incurred. An adverse resolution of any future litigation against us could materially affect our operating results and financial condition. Pursuant to the corporate agreement that we entered into with FBR Group upon completion of our 2006 private offering, FBR Group has agreed to indemnify us against claims related to the businesses contributed to us prior to the completion of our 2006 private offering and that arise out of actions or events that occurred prior to that offering. See “Certain Relationships and Related Party Transactions—Corporate Agreement.”

On December 20, 2006, the staff of the Division of Enforcement of the SEC and the staff of the Department of Market Regulation of the NASD accepted settlement offers made by FBR & Co. with respect to alleged violations relating to FBR & Co.’s trading in a company account and the offering of a private investment in public equity on behalf of CompuDyne, Inc, in October 2001.

In the SEC settlement, FBR & Co., without admitting or denying any wrongdoing, proposed to pay disgorgement, civil penalties and interest totaling approximately $3.7 million and to consent to the entry of a permanent injunction with respect to violations of the antifraud provisions of the federal securities laws. FBR & Co. also agreed to consent to an administrative proceeding under Section 15(b) of the Exchange Act in which FBR & Co. would be subjected to a censure and agreed to certain additional undertakings, including review by an independent consultant of its Chinese Wall procedures and the implementation of any recommended improvements. In the parallel NASD settlement, FBR & Co. agreed to the same undertakings provided for in the SEC settlement approved by the staff of the Division of Enforcement of the SEC, including agreeing to an independent consultant to review its Chinese Wall procedures and implementing any recommended improvements, and also agreed pay a fine of $4.0 million to NASD.

One of FBR Group’s investment adviser subsidiaries, Money Management Associates, Inc., or MMA, is involved in an investigation by the SEC with regard to the adequacy of disclosure of risks concerning the strategy of a sub-advisor to a now-closed bond fund. The SEC staff has advised MMA that it is considering recommending that the SEC bring a civil action and/or institute public administrative proceeding against MMA and one of its officers (who is not one of our officers) for violating and/or aiding and abetting violations of the federal securities laws. MMA and its officer have made a Wells submission and, if necessary, intend to defend vigorously any charges brought by the SEC. Based on management’s review with counsel, resolution of this matter is not expected to have a material adverse effect on our financial condition or results of operations. It is possible that the SEC may initiate proceedings as a result of its investigations, and any such proceedings could result in adverse judgments, injunctions, fines, penalties or other relief against MMA or one or more of its officers or employees.

FBR Group has agreed to indemnify us against all claims related to these regulatory investigations. See “Certain Relationships and Related Party Transactions—Corporate Agreement.”

Employees

As of December 31, 2006, we had 702 employees. Our employees are not subject to any collective bargaining agreement and we believe that we have excellent relations with our employees.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age, position with our company and position with FBR Group, if any, of each of our executive officers and directors.

Name	Age	Position With Us	Position With FBR Group
Eric F. Billings	54	Chairman, Chief Executive Officer and Director	Chairman, Chief Executive Officer and Director

Richard J. Hendrix	41	President and Chief Operating Officer and Director	Member of the Office of the Chief Executive

J. Rock Tonkel, Jr.	43	Member of the Office of the Chief Executive	President and Chief Operating Officer

Kurt R. Harrington	54	Executive Vice President, Chief Financial Officer and Treasurer	Executive Vice President, Chief Financial Officer and Treasurer

William J. Ginivan	56	Executive Vice President and General Counsel	Executive Vice President and Chief Legal Officer

Andrew M. Alper*	49	Director	–

Richard M. DeMartini	54	Director	–

Thomas J. Hynes, Jr.*	67	Director	–

Richard A. Kraemer*	62	Director	–

Thomas S. Murphy, Jr.	47	Director	–

Arthur J. Reimers*	52	Director	–

*  Independent in accordance with the Nasdaq Marketplace Rules.

Directors

Andrew M. Alper. Mr. Alper, age 49, is a member of our board of directors, a position he has held since January 2007. Mr. Alper currently serves as Chairman and Managing Member of EQA Partners, L.P., a commodity pool limited partnership engaged in a global macro strategy and currency trading. Mr. Alper served as President of New York City’s Economic Development Corporation and Chairman of New York City’s Industrial Development Agency from February 2002 to June 2006. Prior to joining New York City’s government in February 2002, Mr. Alper was a Partner and Managing Director of Goldman, Sachs & Co., or Goldman Sachs. In his 21 year career with Goldman Sachs, Mr. Alper served in various positions, including Co-Head of the Investment Banking Division’s Financial Institutions Group and Chief Operating Officer of the Investment Banking Division. He currently serves as Vice Chairman of the Board of Trustees of the University of Chicago and is a member of the Visiting Committee of the University of Chicago Graduate School of Business. Mr. Alper also is a trustee of Columbia Grammar and Preparatory School and the Mount Sinai Medical Center in Manhattan.

Eric F. Billings. Mr. Billings, age 54, is a member of our board of directors, a position he has held since our formation in June 2006. He also serves as Chairman and Chief Executive Officer of our company and of FBR Group. Certain biographical information with respect to Mr. Billings appears below under the caption “—Executive Officers.”

Richard M. DeMartini. Mr. DeMartini, age 54, is a member of our board of directors, a position he has held since the completion of our 2006 private offering in July 2006. Mr. DeMartini is a Managing Director of Crestview Partners, a position he has held since 2006. Mr. DeMartini retired as President of Bank of America’s

Asset Management Group in December 2004. He was also a member of the Risk and Capital Committee and the Operating Committee at Bank of America. Prior to joining Bank of America in 2001, Mr. DeMartini served as Chairman and Chief Executive Officer of the International Private Client Group at Morgan Stanley Dean Witter. He also was a member of the Morgan Stanley Dean Witter Management Committee. Mr. DeMartini’s career at Morgan Stanley Dean Witter spanned more than 26 years and included roles as President of Individual Asset Management and President of Dean Witter & Company, Inc. and Chairman of Discover Card. He has been a member of the investment community since joining Dean Witter in 1975. He has served as Chairman of the Board of The Nasdaq Stock Market, Inc. and Vice Chairman of the Board of the National Association of Securities Dealers, Inc. Mr. DeMartini currently serves as a trustee of the Cancer Research Institute.

Richard J. Hendrix. Mr. Hendrix, age 41, is a member of our board of directors, a position he has held since our formation in June 2006. He also serves as President and Chief Operating Officer of our company and as Member of the Office of the Chief Executive of FBR Group. Certain biographical information with respect to Mr. Hendrix appears below under the caption “—Executive Officers.”

Thomas J. Hynes, Jr. Mr. Hynes, age 67, is a member of our board of directors, a position he has held since January 2007. Mr. Hynes is President and Chief Executive Officer of Meredith & Grew Incorporated, a Boston-based real estate services firm. Mr. Hynes has been employed by Meredith & Grew Incorporated since 1965, during which time he has held various offices. Mr. Hynes also serves as Chairman of the Massachusetts Business Roundtable, a non-profit, nonpartisan, statewide public affairs organization that represents Massachusetts’ leading industry and business enterprises, and as a director of the John F. Kennedy Library Foundation. From October 1996 to January 2006, Mr. Hynes served as a director of Prentiss Properties Trust (NYSE: PP), a publicly-traded REIT that was acquired by Brandywine Realty Trust in January 2006.

Richard A. Kraemer. Mr. Kraemer, age 62, is a member of our board of directors, a position he has held since January 2007. Mr. Kraemer served as Chairman of the Board of Directors of Saxon Capital Inc., a publicly-traded mortgage REIT, from 2001 through December 2006. Mr. Kraemer also serves as a trustee of American Financial Realty Trust (NYSE: AFR), a publicly-traded REIT, and has held such position since 2002. Mr. Kraemer serves on the audit committee and chairs the finance committee of the board of trustees of American Financial Realty Trust. He also serves as a director of Urban Financial Group, Inc., a position he has held since 2001. From 1996 to 1999, Mr. Kraemer was Vice Chairman of Republic New York Corporation, a publicly-traded holding company for Republic National Bank. From 1993 to 1996, Mr. Kraemer was Chairman and Chief Executive Officer of Brooklyn Bancorp, a publicly-traded holding company for Crossland Federal Savings Bank.

Thomas S. Murphy, Jr. Mr. Murphy, age 47, is a member of our board of directors, a position he has held since the completion of our 2006 private offering in July 2006. Mr. Murphy is a Managing Director of Crestview Partners, a position he has held since 2004. Mr. Murphy retired from Goldman Sachs in 2003 where he was the Co-Founder and Head of the Financial Sponsors Group. Mr. Murphy was a Partner and Managing Director of Goldman Sachs. The Financial Sponsors Group was responsible for Goldman Sachs’ investment banking activities with private equity firms around the world. These activities included acquisitions, divestitures, initial public offerings, bank and high yield financings and principal investments. He serves on the boards of trustees of The Taft School, The Inner-City Scholarship Fund and The Madison Square Boys and Girls Clubs.

Arthur J. Reimers. Mr. Reimers, age 52, is a member of our board of directors, a position he had held since January 2007. Since his retirement from Goldman Sachs in 2001, Mr. Reimers has served as an independent financial and business consultant. From 1981 to 2001, Mr. Reimers served in various capacities at Goldman Sachs, including, among others, as a Partner and Managing Director in the Investment Banking Division’s, Co-Head and Founder of the Investment Banking Division’s Healthcare Department from 1996 to 1998 and co-head of the Financial Advisory Group (London) from 1991 to 1996. Mr. Reimers also serves as Chairman of the Board of Directors of Rotech Healthcare, Inc. (Nasdaq: ROHI), a publicly-traded healthcare company, a position he has held since March 2002. Mr. Reimers serves as a member of Rotech’s audit, compensation and nominating and corporate governance committees. He also serves as a director of Bear Naked, Inc., a private food company. From 2003 to 2005, Mr. Reimers served as a director of NeighborCare, Inc. (Nasdaq: NCRX), a publicly-traded healthcare company that was acquired by Omnicare, Inc. in July 2005. Mr. Reimers is also a member of the management advisory board of New Mountain Capital, L.L.C., a private equity firm, and is a senior advisor to the New Mountain Vantage Fund, a public equity investment fund. Mr. Reimers serves on the board of trustees of the Boys & Girls Club of Greenwich and the Miami University Foundation Board, where he chairs the investment committee.

J. Rock Tonkel, Jr. Mr. Tonkel, age 43, is a member of our board of directors, a position he has held since our formation in June 2006. He also serves as Member of the Office of the Chief Executive of our company and as President and Chief Operating Officer of FBR Group. Certain biographical information with respect to Mr. Tonkel appears below under the caption “—Executive Officers.”

Executive Officers

Eric F. Billings. Mr. Billings, age 54, is our Chairman, Chief Executive Officer and a member of our board of directors. Mr. Billings is also the Chairman and Chief Executive Officer of FBR Group, a position which he assumed in April 2005. Since co-founding FBR Group in 1989, he has continuously served as a director. Mr. Billings has served in various capacities at FBR Group, including as Vice Chairman and Chief Operating Officer from 1989 to 1999, Vice Chairman and Co-Chief Executive Officer from 1999 to April 2003 and Co-Chairman and Co-Chief Executive Officer from April 2003 to April 2005. Mr. Billings is the brother of Mr. Jonathan Billings, who is head of institutional brokerage for our company. Mr. Billings serves on the boards of Wish Friends, Inc., The Washington Scholarship Fund and Catholic Charities.

Richard J. Hendrix. Mr. Hendrix, age 41, is our President, Chief Operating Officer and a member of our board of directors. Mr. Hendrix also serves as Member, Office of the Chief Executive of FBR Group. From April 2004 to February 2007, Mr. Hendrix served as President and Chief Operating Officer of FBR Group. Between April 2003 and April 2004, Mr. Hendrix served as Chief Investment Officer of FBR Group. Prior to FBR’s merger with FBR Asset in March 2003, Mr. Hendrix served as the President and Chief Operating Officer of FBR Asset Investment Corporation in addition to heading the real estate and diversified industrials investment banking groups at FBR & Co. Prior to joining FBR & Co., Mr. Hendrix was a Managing Director of PNC Capital Markets’ investment banking group. Mr. Hendrix previously also headed PNC Capital Markets asset-backed securities business, which executed both registered underwritten and privately placed asset-backed securities transactions and administered two asset-backed commercial paper conduits. Mr. Hendrix joined PNC in 1987 and was appointed by PNC to work with FBR & Co. in 1997 in connection with a strategic alliance between the two companies.

J. Rock Tonkel, Jr. Mr. Tonkel, age 43, serves as Member, Office of the Chief Executive of our Company and as a member of our board of directors. Mr. Tonkel is also President and Chief Operating Officer of FBR Group, a position he assumed in February 2007. From April 2004 to February 2007, Mr. Tonkel served as President and Head of Investment Banking of FBR Group. Prior to that, Mr. Tonkel served as Executive Vice President and Head of Investment Banking at FBR & Co., a position he assumed in February 2002. Mr. Tonkel joined FBR & Co. in 1994 as Managing Director of our financial institutions investment banking group. Prior to joining FBR & Co., Mr. Tonkel served as special assistant to the Director of the Office of Thrift Supervision, or OTS, the regulatory agency for the savings and loan industry. Prior to OTS, Mr. Tonkel was an associate with Prudential Securities and an associate with Keefe, Bruyette & Woods, Inc. in New York City. In April 2003 he became an executive officer of FBR Group.

Kurt R. Harrington. Mr. Harrington, age 54, is our Executive Vice President, Chief Financial Officer and Treasurer. Mr. Harrington is also the Executive Vice President, Chief Financial Officer and Treasurer of FBR Group, a position he has held since January 2000. Mr. Harrington joined FBR Group as Vice President of Finance and Treasurer in March 1997. He was previously the Chief Financial Officer of Jupiter National, Inc., a publicly traded, closed-end venture capital company. From 1980 to 1990, Mr. Harrington served in a number of senior financial accounting, reporting and business planning positions at MCI Communications Corporation and Marriott Corporation, in Washington, D.C. He began his career with the public accounting firms of Meahl, McNamara & Co., Boston, Massachusetts and later, Price Waterhouse, Washington, D.C. Mr. Harrington received his Certified Public Accountant certification in 1978. Mr. Harrington serves on the board of DanceSmith, a charitable organization, and is a trustee of Nichols College.

William J. Ginivan. Mr. Ginivan, age 56, is our Executive Vice President and General Counsel. Mr. Ginivan is also the Executive Vice President and Chief Legal Officer of FBR Group. Mr. Ginivan joined FBR Group in January 1998 as Deputy General Counsel and was appointed to his current position in January 2000. Prior to joining FBR Group, Mr. Ginivan was Associate General Counsel of the Student Loan Marketing Association, or Sallie Mae, and Managing Director and General Counsel of Sallie Mae’s investment banking subsidiary, Education Securities, Inc. from 1994 to 1997. Prior to joining Sallie Mae, Mr. Ginivan was an attorney in the Enforcement Division of the SEC. Mr. Ginivan is a member of the American Bar Association, Business Law Section’s Committee on Corporate Governance and serves on the Corporate Advisory Board of So Others Might Eat.

Promoters

Each of Messrs. Billings, Tonkel, Hendrix, Harrington, Ginivan and FBR Group has acted as a promoter of FBR Capital Markets Corporation, which means that they have taken initiative in funding and organizing the company’s business. See “Certain Relationships and Related Party Transactions.”

Board of Directors

Our business and affairs are managed through the oversight and direction of our board of directors. Currently, our board of directors consists of nine members. Three of our directors, Eric F. Billings, J. Rock Tonkel, Jr. and Richard J. Hendrix, also serve as executive officers of our company and of FBR Group. Mr. Billings also serves as a director of FBR Group. Two of our directors, Thomas S. Murphy, Jr. and Richard M. DeMartini, are affiliates of Crestview. Our board of directors has affirmatively determined that four of our directors, Andrew M. Alper, Thomas J. Hynes, Jr., Richard A. Kraemer and Arthur J. Reimers, qualify as “independent” in accordance with the applicable independence standards of the Nasdaq. Our board of directors will not have a majority of independent directors. See “—Controlled Company Exemption from Certain Nasdaq Marketplace Rules” below.

Controlled Company Exemption from Certain Nasdaq Marketplace Rules

As of the date of this prospectus, FBR Group beneficially owns approximately     % of the outstanding shares of our common stock. Because FBR Group will hold more than 50% of the voting power of our equity securities, we will be a “controlled company” within the meaning of the Nasdaq Marketplace Rules. Under the Nasdaq Marketplace Rules, we may elect not to comply with certain Nasdaq corporate governance requirements, including, among others, the requirement that a majority of our board of directors consist of independent directors. We intend to avail ourself of the “controlled company” exception and eliminate the requirement to have a majority of independent directors. We also intend to eliminate the requirement that we have a compensation committee and a nominating and governance committee composed entirely of independent directors.

Board Committees

Our board of directors has established an audit committee, a nominating and governance committee and compensation committee. In November 2006, our board of directors, which at the time consisted of Messrs. Billings, DeMartini, Hendrix, Murphy and Tonkel, adopted a written charter for the audit, compensation and nominating and governance committee. The composition, duties and responsibilities of these committees are set forth below.

For so long as Crestview has the right to designate one of our directors, each committee of our board of directors will have as a member at least one Crestview director and on FBR Group director. To the extent that applicable law or the Nasdaq Marketplace Rules prevent such directors from serving as a member of a committee or our board of directors, the Crestview director or FBR Group director, as the case may be, will have certain observation rights. Any Crestview director or FBR Group director serving on a committee will not be independent under the applicable independence standards of the Nasdaq.

Audit Committee

The audit committee will assist our board of directors in monitoring the Company’s financial reporting process, and will be solely responsible for hiring and monitoring the independence and performance of our company’s independent auditors. Prior to the effective time of the registration statement of which this prospectus is a part, we will appoint to the audit committee at least three directors that are “independent” under the independence standards for audit committee members in the rules promulgated by the SEC under the Exchange Act and in the applicable independence standards of the Nasdaq. One member of the audit committee will be qualified as an audit committee financial expert, within the meaning of SEC regulations, and possess related financial management expertise within the meaning of the applicable standards established by the Nasdaq. Each of the members of our audit committee will meet the financial literacy requirements of the Nasdaq. Pursuant to its written charter, the audit committee will assist our board of directors in overseeing (i) our accounting and financial reporting process; (ii) the integrity and audits of our consolidated financial statements; (iv) our compliance with legal and regulatory requirements; (v) the qualifications and independence of our independent auditors; and (vi) the performance of our independent auditors and our internal audit function.

The audit committee, among other things, also will:

•	be responsible for the appointment, retention and termination of our independent auditors and determine the compensation of our independent auditors;

•	annually evaluate the independent auditors’ qualifications, performance and independence;

•	have sole authority to approve in advance all audit, internal control-related and non-audit services by our independent auditors, the scope and terms thereof, and the fees therefor;

•	set policies with respect to the potential hiring of current or former employees of the independent auditor;

•	meet at least quarterly with our senior executive officers, internal auditors and our independent auditors in separate executive sessions;

•

annually review and assess the adequacy of the audit committee charter and recommend to our board of directors any amendments or modifications to the audit committee charter that the audit committee deems appropriate; and

•	annually evaluate the performance of the audit committee and report the results of such an evaluation to our board of directors.

Nominating and Governance Committee

Our nominating and governance committee will be comprised of at least three directors who will be appointed prior to the effective time of the registration statement of which this prospectus forms a part. Because we intend to avail ourselves of the “controlled company” exception to the Nasdaq Marketplace Rules, we are not required to have a nominating and governance committee composed entirely of independent directors.

officers’ performance in light of those goals and objectives, and determine and approve the equity-based compensation levels chief executive officer and other executive officers based on its evaluation. Our compensation committee will have the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of chief executive officer or other executive officer compensation.

Executive Compensation

We have not paid, and we do not intend to pay, any annual cash compensation to our executive officers for their services as our executive officers. Our executive officers are compensated by FBR Group from a cash fee that we pay to FBR Group pursuant to the management services agreement between us and FBR Group. Pursuant to this agreement, we pay FBR Group an annual amount equal to 8.0% of the consolidated pre-tax earnings of our company, plus an additional amount equal to 3.0% of the pre-tax earnings of the investment banking unit of FBR & Co., in each case before deducting the amount payable to FBR Group. All amounts payable to FBR Group will be allocated to FBR Group’s executive bonus pool under its Key Employee Incentive Plan and represent our share of the executives’ bonus pool. FBR Group pays annual bonuses out of this pool to Messrs. Billings, Tonkel, Hendrix, Harrington and Ginivan, all of whom are members of our executive management team and three of whom are members of our board of directors. Upon completion of our 2006 private offering, we granted to Messrs. Billings, Tonkel, Hendrix, Harrington and Ginivan, all of whom are our executive officers and three of whom are members of our board of directors, options to purchase an aggregate of 724,500 shares of common stock under our 2006 Long-Term Incentive Plan. See “—2006 Long-Term Incentive Plan—Initial Option Grants” below.

Compensation Committee Interlocks and Insider Participation

There are no compensation committee interlocks and none of our employees participates on the compensation committee.

Compensation of Directors

We did not pay any of our directors any cash or equity compensation during our fiscal year ended December 31, 2006.

As compensation for serving on our board of directors, each of our independent directors receives an annual retainer of $100,000, which is payable partially in cash and partially in the form of an option to purchase shares of our common stock, subject to the terms and conditions of our 2006 Long-Term Incentive Plan. Upon joining our board of directors, we granted our independent directors options to purchase an aggregate of 59,522 shares of common stock at an exercise price of $15 per share as part of their annual retainers. See “—2006 Long-Term Incentive Plan” below. The following table sets forth specific information regarding the annual retainer paid to each of our independent directors:

Independent Director	Cash Portion of Annual Retainer	Number of Shares Subject to Option(1)
Andrew M. Alper	$—	19,841
Thomas J. Hynes, Jr.	$50,000	9,920
Richard A. Kraemer	$50,000	9,920
Arthur J. Reimers	$—	19,841

(1)	The number of shares subject to the options granted to each of our independent directors was determined using the Black-Scholes option pricing model and the assumptions discussed in Note 11 “Shareholders’ Equity—Stock Compensation Plans” on page F-28. These options vest in full on January 26, 2008 and will expire on the ten-year anniversary of the date of grant.

Upon joining our board of directors, we also granted each of our independent directors options to purchase 35,000 shares of our common stock at an exercise price of $15 per share, subject to the terms and conditions of our 2006 Long-Term Incentive Plan. These options vest in three equal annual installments beginning on the January 26, 2008 and will expire on the ten-year anniversary of the date of grant.

Pursuant to our board’s plan, which we believe gives our independent directors an opportunity to acquire an ownership interest in our company and further aligns our independent directors’ interests with the interests of our shareholders, each of our independent directors is offered an opportunity to subscribe for up to $1 million of our common stock at a purchase price equal to the then-current fair market value of our common stock at the time he or she joins our board. Pursuant to our board’s plan, our independent directors subscribed for the following number of shares of our common stock at purchase price of $15 per share: Mr. Alper—66,667 shares; Mr. Hynes—10,000 shares; Mr. Kraemer—20,000 shares; and Mr. Reimers—66,667 shares.

Directors that also serve as our executive officers or are affiliates of Crestview are not compensated for services as a director other than through our 2006 Long-Term Incentive Plan. Upon completion of our 2006 private offering, we granted to Messrs. Billings, Tonkel and Hendrix, each of whom serves as a member of our board of directors and executive officer of our company, options to purchase a total of 567,000 shares of our common stock. See “—2006 Long-Term Incentive Plan—Option Grants to Executive Officers, Directors and Key Employees” below.

In addition to serving as executive officers and directors of our company, Messrs. Billings, Tonkel and Hendrix, also serve as executive officers of FBR Group. As executive officers of FBR Group, Messrs. Billings, Tonkel and Hendrix will be paid annual bonuses out of FBR Group’s executive bonus pool under its Key Employee Incentive Plan, which is partially funded by us in accordance with the management services agreement between FBR Group and our company. See “Certain Relationships and Related Party Transactions—Management Services Agreement.”

2006 Long-Term Incentive Plan

In connection with our formation, we adopted and our sole shareholder approved the FBR Capital Markets Corporation 2006 Long-Term Incentive Plan, which we refer to in this prospectus as the plan. The plan encourages selected employees, directors, consultants and advisors of our company and its affiliates to acquire a proprietary and vested interest in our growth and performance. We believe stock-based incentives granted under the plan will help to generate an increased incentive to contribute to our future success and prosperity, thus enhancing the value of our company for the benefit of shareholders. In addition, we believe the plan will enable us to continue to attract and retain individuals of exceptional managerial talent upon whom our sustained progress, growth and profitability largely depend.

Administration and Eligibility

Administration. Administration of the plan will be carried out by the compensation committee of our board of directors, which we refer to as the committee, or, if the compensation committee has not been appointed, by our board of directors. The committee or the board of directors may delegate its authority under the plan to one or more officers, but it may not delegate its authority with respect to awards to individuals subject to Section 16 of the Exchange Act. As used in this summary, the term “administrator” means the committee or the board of directors and its delegate.

The administrator has the authority to select individuals to whom awards are granted, to determine the types of awards and the number of shares covered, and to set the terms, conditions, and provisions of such awards and to cancel or suspend such awards. The administrator is authorized to interpret the plan and to establish, amend, and rescind any rules and regulations relating to the plan, and to make all other determinations which may be necessary or advisable for the administration of the plan.

The administrator may grant the following types of awards under the plan: options, stock appreciation rights, or SARs, restricted stock, performance awards, and/or other stock-based awards. Each of these awards may be granted alone or together with other awards under the plan and/or cash awards outside the plan.

Persons Eligible for Grants. Directors, officers and employees of our company and its affiliates are eligible to participate in the plan. In addition, consultants, advisors and independent contractors who provide bona fide services to our company are also eligible to participate.

Shares Subject to the Plan

The plan provides that a maximum of 5,569,985 shares of our common stock may be issued under the plan. As of the date of this prospectus, there are                      shares of our common stock available for future awards under the plan.

The shares deliverable under the plan may consist in whole or in part of treasury shares, authorized but unissued shares, or shares reacquired by our company. If an award under the plan expires or is canceled, terminated, forfeited or otherwise settled without the issuance of shares subject to such award, those shares will be available for future grants under the plan. Shares that are delivered to our company, either actually or by attestation, in payment of the exercise price for any option granted under the plan, or any shares that are delivered or withheld to satisfy tax withholding obligations arising from awards under the plan, will also be available for future grant under the plan. In addition, shares which we may reacquire on the open market using cash proceeds from the exercise of options granted under the plan will also be available for future grants under the plan.

We may grant awards in substitution for awards made by a company which we acquire or with which we combine. Such substitute awards shall not reduce the shares authorized for issuance under the plan or authorized for grant to a participant in any calendar year. In the event that a company which we acquire or with which we combine has shares available under a pre-existing plan, these shares may be used for awards under the plan and will not reduce the shares that may otherwise be delivered under the plan, provided such awards are made only to individuals who were eligible for awards under the pre-existing plan.

In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the shares eligible under the plan, the administrator must adjust the number of shares that may be issued in the future and in the number and kind of shares and price under all outstanding grants made before the event; provided, however, that the number of shares subject to any award shall always be a whole number. The manner in which such adjustments are made will be determined by the administrator in its discretion.

Stock Options

The administrator may grant incentive stock options and non-qualified stock options under the plan. The exercise price of an option granted under the plan will not be less than 100% of the fair market value of the shares underlying the grant on the date of the grant as defined in the plan. Options will be exercisable at the time or times and subject to the terms and conditions determined by the administrator, provided that, except in certain circumstances related to a change of control (as defined in the plan) or related to a participant’s death or disability, an option may not be exercised before the expiration of one year from the date of grant nor more than ten years after the date of grant. A participant exercising an option may pay the exercise price in cash, in previously acquired shares (either actually or by attestation) or by delivery of other consideration having a fair market value on the exercise date equal to the total purchase price of the shares, or by any combination of the foregoing, as the administrator may specify in the applicable award agreement. We may not reprice any option grant, including the cancellation of an existing grant followed by a replacement grant of a lower-priced option or another type of award, without the express approval of shareholders.

The plan contains provisions, which apply unless otherwise determined by the administrator, regarding the vesting and post-termination exercisability of options held by an individual whose employment with our company terminates by reason of death, disability, retirement, for cause or otherwise.

In connection with our 2006 private offering, our board of directors granted to our executive officers, directors and certain key employees options to purchase a total of 4,109,500 shares of our common stock. All of these options were granted under our 2006 Long-Term Incentive Plan, vest on the third anniversary of the closing date of our 2006 private offering and have an exercise price equal to $15 per share, which was the offering price of our common stock in our 2006 private offering. As of the date of this prospectus, options to purchase 99,000 shares of our common stock that were granted upon completion of our 2006 private offering have been forfeited in accordance with the terms of our 2006 Long-Term Incentive Plan. In addition to the $15 per share exercise price and the three year vesting requirement, vesting of the options to purchase an aggregate of 724,500 shares of our common stock granted to our executive officers, three of whom also serve as our directors, is subject to our company achieving certain performance goals to be determined by our board of directors. The following table shows the initial option grants that were granted to our executive officers in connection with our 2006 private offering:

Executive Officer	Title	Initial Option Grant
Eric F. Billings	Chairman and Chief Executive Officer*	243,000

Richard J. Hendrix	President and Chief Operating Officer*	162,000

J. Rock Tonkel, Jr.	Member of the Office of the Chief Executive*	162,000

Kurt R. Harrington	Senior Vice President, Chief Financial Officer and Treasurer	90,000

William J. Ginivan	Senior Vice President and General Counsel	67,500

*	Director

Upon joining our board of directors, we granted our independent directors options to purchase an aggregate 59,522 shares of our common stock at an exercise price of $15 per share as part of our independent directors’ annual retainers. In addition, we also granted each of our independent directors options to purchase 35,000 shares of our common stock at an exercise price of $15 per share, subject to the terms and conditions of our 2006 Long-Term Incentive Plan. For a discussion of the terms of these options, including, among other things, the vesting schedule and expiration date, please see “—Compensation of Directors” above.

Stock Appreciation Rights

The administrator may grant a SAR in conjunction with an option or other award granted under the plan, a “tandem SAR,” or independent of any option a “freestanding SAR.” A tandem SAR will terminate and will no longer be exercisable upon the termination or exercise of the related option. Such tandem SAR may be exercised by a participant at the time or times and to the extent the related option is exercisable by surrendering the applicable portion of the related option in accordance with procedures established by the committee, or our board of directors until we have established a compensation committee. Upon exercise, a tandem SAR will permit the participant to receive cash, shares, or a combination thereof, as determined by the administrator. The amount of cash or the value of the shares is equal to the excess of the fair market value of a share on the date of exercise over the grant price of the SAR on the date of grant (provided that such amount shall not be less than the fair market value of the share on the date of grant), multiplied by the number of shares with respect to which the tandem SAR is exercised.

A freestanding SAR may not have a term of greater than ten years. The exercise price shall not be less than the fair market value of the share on the date of grant and may not be reset without shareholder approval. The administrator may determine exercisability restrictions on freestanding SARs at the time of grant. Upon exercise, a freestanding SAR permits the holder to receive cash, shares, or a combination thereof, as determined by the administrator. The amount of cash or the value of the shares is equal to the excess of the fair market value of a share on the date of exercise over the exercise price, multiplied by the number of shares with respect to which the freestanding SAR is exercised.

The plan contains provisions, which apply unless otherwise determined by the administrator, regarding the vesting and post-termination exercisability of SARs held by an individual whose employment with our company terminates by reason of death, disability, retirement, for cause or otherwise.

Restricted Stock

The administrator may also award restricted stock under the plan. The award agreement will set forth a specified period of time, during which an award of restricted stock will remain subject to forfeiture or restrictions on transfer, or “restriction period”. Except for certain limited situations, including death, disability and change of control (as defined in the plan), the restriction period shall not be less than three years. During the restriction period, the participant will generally have all the rights of a shareholder, including the right to vote the shares and the right to receive dividends, unless the administrator shall determine otherwise. Except as determined otherwise by the administrator, restricted stock will be forfeited by the participant and reacquired by our company upon termination of employment or services for cause during the restriction period. We have awarded an aggregate of 437,565 restricted shares of common stock to certain employees under our 2006 Long-Term Incentive Plan, all of which are subject to various vesting requirements.

Performance Awards

The administrator may also grant performance awards, which may be granted either alone or in addition to other awards granted under the plan. Performance awards may be restricted stock, performance stock and/or other stock-based awards or cash-based awards. Performance awards may be granted subject to the attainment of performance goals and the continued service of the participant for a specified time period, or the “performance period”. At the conclusion of the performance period, which may not be shorter than 12 months nor longer than five years, the administrator shall evaluate the degree to which any applicable performance goals have been achieved and the performance awards earned and shall cause to be delivered the amount earned in either cash, shares, other property, or any combination thereof, in the sole discretion of the administrator, at the time of payment.

The administrator shall specify the performance goals to which any performance award shall be subject. These goals shall be based on the attainment of specified levels of one or more of the following measures: revenues; revenue growth; asset growth; combined net worth; debt to equity ratio; debt to capitalization ratio; earnings before interest, taxes, depreciation and amortization; operating income; operating cash flow; pre- or after-tax net income; cash flow or free cash flow; cash flow or free cash flow per share; net earnings; earnings per share; return on equity; return on investment; return on total capital; return on capital employed; return on assets; return on revenue; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels of our company or any affiliate, division or business unit of our company. Such performance goals may be based solely by reference to our performance or the performance of an affiliate, division or business unit of our company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The administrator may also exclude the impact of an event or occurrence which the administrator determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of our company or not within the reasonable control of our management, or (c) a change in accounting standards required by generally accepted accounting principles. Such performance goals shall be set by the administrator within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Internal Revenue Code of 1986, as amended, to preserve tax-deductibility of compensation to covered executives.

Other Stock-Based Awards

The administrator may also grant other awards of shares and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares or securities convertible into shares either alone or in addition to other awards granted under the plan. Such other stock-based awards shall also be available as a form of payment in the settlement of other awards granted under the plan. Except for certain limited situations, such as death, disability or change of control (as defined in the plan) other stock-based awards subject solely to continued employment restrictions shall be subject to restrictions imposed by the administrator for a period of no less than three years, provided that pro rata vesting will be permitted during such period. Such minimum vesting requirements shall not be applicable to any substitute awards, grants of other stock-based awards in payment of performance awards, or grants of other stock-based awards on a deferred basis.

Individual Award Limits

No covered employee may be granted (i) options or SARs covering more than 1,000,000 shares in any 36-month period or (ii) restricted stock, performance awards and/or other stock-based awards denominated in shares covering more than 1,500,000 shares in any 36-month period. These share limits are subject to adjustment in the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the share. In addition, the maximum dollar value payable to any participant in any 12-month period with respect to awards valued with reference to property other than shares is $25 million.

Change of Control

The plan provides that in the event of a change of control (as defined in the plan), unless otherwise determined by the administrator (a) each unvested option and SAR shall become fully exercisable and vested to the full extent of the original grant, (b) the restrictions and deferral limitations applicable to restricted stock shall become free of all restrictions and limitations and become fully vested and transferable to the full extent of the original grant, (c) all performance awards shall be considered to be earned and payable (either in full or pro rata based on the portion of the performance period that has been completed as of the date of the change of control), and any deferral or other restriction shall lapse and such performance awards shall be immediately settled or distributed, and (d) the restrictions and deferral limitations and other conditions applicable to any other stock-based awards or any other awards shall lapse, and such awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.

Notwithstanding any other provision of the plan, in the event of a change of control, the administrator may, in its discretion, provide that each option or SAR shall be cancelled in exchange for a payment in an amount equal to the excess of the fair market value of the share (as defined in the plan) immediately prior to the change of control over the exercise price per share of such option and/or SAR.

Notwithstanding the foregoing, in the event of a change of control where the successor company assumes or provides a substitute award of equal value for an option, SAR, restricted share or other stock-based award, the accelerated vesting, cancellation and exchange of shares as described above shall not occur. Furthermore, in the event of an involuntary termination without cause or a voluntary termination for good reason of a participant’s employment with the successor company within 24 months of the change of control, each assumed or replacement award held by the participant at the time of such termination shall vest in full.

Amendments and Termination

Our board of directors may at any time amend, alter, suspend or discontinue the plan; provided, however, that such action will not be taken without the participant’s consent, if such action would impair the rights of a participant under any outstanding award. Furthermore, no amendment may be made without the approval of our shareholders if such approval is necessary to qualify for or comply with any tax or regulatory requirement for which or with which the board deems it necessary or desirable to qualify or comply. Notwithstanding anything to the contrary, our board of directors may amend the plan in such manner as may be necessary so as to have the plan conform to local rules and regulations in any jurisdiction within or outside the United States.

Term

The plan shall be effective upon approval of the plan by the shareholders and will terminate on the tenth anniversary of such approval unless sooner terminated by our board of directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Formation Transactions, Special Dividend and Contribution Agreement

In connection with our formation in June 2006, FBR TRS Holdings purchased 1,000 shares of our common stock for $10 in cash.

Prior to the contribution of FBR Group’s capital markets, including investment banking, institutional brokerage and research, and asset management businesses, FBR Group caused FBR & Co., FBRIM and FBR Fund Advisers to pay dividends of approximately $20.0 million in the aggregate, consisting of approximately $14.0 million in cash and approximately $6.0 million in investment securities, to FBR TRS Holdings.

After the special dividend described above was paid, we entered into a contribution agreement with FBR TRS Holdings. Pursuant to the contribution agreement, FBR Group caused FBR TRS Holdings to contribute FBR Group’s capital markets and asset management businesses to us. This was effected by FBR TRS Holdings through a transfer of 100% of the outstanding capital stock of FBR Capital Markets Holdings, Inc. and FBR Asset Management Holdings, Inc. in exchange for 45,999,000 shares of our common stock, which had an aggregate value of approximately $690.0 million based on the $15 offering price of our common stock in our 2006 private offering.

FBR Capital Markets Holdings, Inc. is the parent company of FBR & Co., a domestic registered broker-dealer and our primary operating subsidiary, and FBRIL, a broker-dealer registered in the United Kingdom. FBR Asset Management Holdings, Inc. is the parent company of FBRIM, a registered investment adviser, and FBR Fund Advisers, another registered investment adviser. FBRIM is the asset manager for the proprietary hedge funds, funds of funds and other private investment vehicles we manage and a provider of private wealth management services to high net worth individuals and families. FBR Fund Advisers is the asset manager for the proprietary family of FBR mutual funds. We expect to continue to operate each of these businesses in the same manner as they were operated prior to being contributed to us.

Agreements and Arrangements with FBR Group

In connection with our 2006 private offering our board of directors, which at the time consisted of Messrs. Billings, Hendrix and Tonkel, approved various agreements and arrangements between our company and FBR Group, the material terms of which are discussed below. The material terms and conditions of these agreements and arrangements were disclosed to the investors in our 2006 private offering.

Corporate Agreement

We entered into a corporate agreement with FBR Group pursuant to which, among other things, we granted to FBR Group a continuing option to purchase, through FBR TRS Holdings, additional shares of our common stock. Any exercise of the option by FBR Group must occur simultaneously with the issuance by us of any additional shares of our common stock on the same terms as such issuance, but only to the extent necessary to permit FBR Group to maintain its then-existing beneficial ownership percentage of our common stock. This option is not exercisable in connection with employee compensation. The purchase price of the shares of our common stock acquired upon any exercise of this option will be equal to the price paid for the common stock in the related issuance if we issue common stock for cash, or the then current market price of our common stock if we issue a different equity security or common stock for other than cash.

The corporate agreement also provides that neither our company nor FBR Group will take any action or enter into any commitment or agreement that may reasonably be anticipated to result in a violation by the other party of:

•	any provision of applicable law or regulation;

•	any provision of the other party’s articles of incorporation or bylaws;

•	any existing credit agreement or other material instrument binding upon the other party; or

•	any judgment, order or decree of any governmental body, agency or court having jurisdiction over the other party or any of its respective assets.

In addition, the corporate agreement contains indemnification and contribution provisions by FBR Group for the benefit of our company and related persons pursuant to which FBR Group has agreed to indemnify us against any and all liabilities and claims relating to the businesses contributed to us prior to completion of our 2006 private offering and that arise out of actions or events that occurred prior to the completion of that offering and for any and all liabilities and claims arising out of any breach by FBR Group of any of its obligations under the corporate agreement. Likewise, the corporate agreement contains indemnification and contribution provisions by us for the benefit of FBR Group and related persons pursuant to which we have agreed to indemnify FBR Group and related persons against any and all liabilities and claims arising out any breach by us of any of our obligations under the corporate agreement.

The corporate agreement provides that all material inter-company transactions, including any material amendments to the corporate agreement, management services agreement, the services agreement, the tax sharing agreement or any other agreement between our company and FBR Group, will be subject to the approval of the audit committee of our board of directors.

We have agreed with FBR Group that both our company and FBR Group have the right to:

•	engage in the same or similar business activities as the other party;

•	do business with any customer or client of the other party; and

•	employ or engage any officer or employee of the other party.

Neither FBR Group nor our company, nor their respective related persons, will be liable to the other as a result of engaging in any of these activities.

The corporate agreement further provides that if one of our officers or directors who also serves as an officer or director of FBR Group becomes aware of a potential transaction that may represent a corporate opportunity related to the capital markets and asset management businesses for both our company and FBR Group, the officer or director has no duty to present that opportunity to FBR Group; and we will have the sole right to pursue the transaction if our board so determines. If one of our officers or directors who also serves as an officer or director of FBR Group becomes aware of any other potential transaction that may represent a corporate opportunity for both our company and FBR Group, the officer or director will have a duty to present that opportunity to FBR Group; and FBR Group will have the sole right to pursue the transaction if FBR Group’s board so determines. If one of our officers or directors who does not serve as an officer or director of FBR Group becomes aware of a potential transaction that may represent a corporate opportunity for both our company and FBR Group, neither our company nor the officer or director has a duty to present that opportunity to FBR Group, and we may pursue the transaction if our board so determines.

The corporate agreement contemplates that an officer or director of our company who also serves as an officer or director of FBR Group, or an officer or director of FBR Group who also serves as an officer or director of our company, may become aware of an opportunity to invest as a principal, for investment purposes only and not for strategic purposes, in the securities of a third party issuer that is an existing or potential investment banking client of ours. Accordingly, the corporate agreement described above gives each of FBR Group and us the right to invest in merchant banking investment opportunities that either of us identify, based on a 50/50 allocation to FBR Group and us, respectively, subject to FBR Group maintaining its REIT qualification and FBR Group and our company maintaining their respective exemptions from the registration requirements of the 1940 Act. Merchant banking investment decisions will be made by our investment committee. Our investment committee will be comprised of members of our senior management team who are also officers of FBR Group and members of its investment committee.

Under the corporate agreement, we must obtain FBR Group’s written consent before taking any of the following actions:

•	entering into any agreement or arrangement that binds or purports to bind FBR Group or any of its affiliates;

•	declaring extraordinary dividends or making other extraordinary distributions to the holders of our capital stock; and

•	issuing any equity securities or securities convertible into or exercisable for equity securities except for common stock equity securities issued or granted to our employees.

FBR Group may assign these consent rights to a third party who may exercise them so long as the third party directly or indirectly owns or has the right to acquire more than 50% of our then-outstanding common stock.

The corporate agreement will terminate in the event FBR Group beneficially owns less than 40% of our then outstanding common stock, except that the indemnification and contribution provisions will survive the termination.

Management Services Agreement

We entered into a management services agreement with FBR Group pursuant to which FBR Group provides us with our executive management team, each member of which will be responsible for performing, subject to the oversight of our board of directors, the services and activities customarily performed by persons holding the positions that such member of our executive management team will hold with our company or as otherwise requested by our board of directors from time to time. Pursuant to this agreement, we pay FBR Group an annual amount equal to 8.0% of the consolidated pre-tax earnings of our company, plus an additional amount equal to 3.0% of the pre-tax earnings of the investment banking unit of FBR & Co., in each case before deducting the amount payable to FBR Group. All amounts payable to FBR Group will be allocated to FBR Group’s executive bonus pool under its Key Employee Incentive Plan and represent our share of the executives’ bonus pool. FBR Group pays annual bonuses out of this pool to Eric F. Billings, FBR Group’s Chairman and Chief Executive Officer, J. Rock Tonkel, Jr., FBR Group’s President and Chief Operating Officer, Richard J. Hendrix, FBR Group’s Member of the Office of the Chief Executive, Kurt R. Harrington, FBR Group’s Executive Vice President, Chief Financial Officer and Treasurer, and William J. Ginivan, FBR Group’s Executive Vice President and Chief Legal Officer. Messrs. Billings, Tonkel, Hendrix, Harrington and Ginivan also serve as executive officers of our company. In addition, Messrs. Billings, Tonkel and Hendrix serve as members of our board of directors.

The initial term of the management services agreement will expire on December 31, 2007. The term of this agreement, however, automatically extends for an additional one-year period on December 31 of each year, unless we or FBR Group give the other party to the management services agreement 90 days’ prior written notice that its term will not be extended. We and FBR Group may, from time to time, agree to modify the terms of the management services agreement, subject to approval by a majority of the disinterested directors serving on our board of directors. We have the right to terminate the management services agreement, subject to certain conditions, upon our execution of a definitive agreement and plan of merger, stock purchase agreement, asset purchase agreement or similar definitive agreement providing for the merger, share exchange, consolidation, sale of all or substantially all of our issued and outstanding capital stock or assets or other business combination transaction that results in a change in control of our company or our business.

Services Agreement

We entered into a services agreement with FBR Group pursuant to which we provide, or cause one or more of our subsidiaries to provide, to FBR Group certain services for fees based on actual costs incurred by us and our subsidiaries in providing the services. Similarly, FBR Group agreed to provide to us under the same services agreement certain services for fees based on actual costs incurred by FBR Group and its subsidiaries in providing the services. We believe the terms of these services in the aggregate are at least as favorable to us as those we could have obtained from unrelated third parties through arm’s-length negotiations. The services that we provide, or cause one or more of our subsidiaries to provide, to FBR Group include the following:

•	information technology services;

•	government and corporate affairs services;

•	human resources services;

•	treasury services, including insurance services;

•	financial communications and investor relations services;

•	financial, reporting, research and ledger services;

•	corporate planning and analysis services;

•	risk management services;

•	internal auditing services;

•	information technology services;

•	legal and corporate secretary services;

•	travel, building and conference services; and

•	tax services.

In addition, we perform certain administrative services, including calculating and arranging for payment on behalf of FBR Group, certain general expenses, including incentive compensation, long-term incentive compensation, insurance expenses and audit fees.

FBR Group has agreed to provide, or cause to be provided, to us under the services agreement the following services:

•	corporate business development services; and

•	asset management services for merchant banking and other principal investments.

Our company and FBR Group each has the right to terminate any or all of the services under the services agreement by giving the other party written notice at least 12 months in advance of termination. FBR Group has agreed to provide us with reasonable assistance to make an orderly transition to other service providers upon the termination of the services agreement.

Trademark License Agreement

We entered into a trademark license agreement with FBR Group, pursuant to which FBR Group granted to us a non-exclusive, royalty-free license to use the names “Friedman Billings Ramsey” and “FBR” and the related trademarks. Under this agreement, we have a right to use on a royalty-free basis the “Friedman Billings Ramsey” and “FBR” names and related trademarks for so long as FBR Group beneficially owns at least 5% of our outstanding capital stock.

Tax Sharing Agreement

We entered into a tax sharing agreement with FBR TRS Holdings with respect to prior tax periods pursuant to which we and FBR TRS Holdings will be responsible for our respective portions of the tax liability, and will be entitled to receive the benefit of our respective portions of any tax benefit or refund, that relates to such prior tax periods. Under the tax sharing agreement, FBR TRS Holdings has sole authority to respond to and conduct all income tax proceedings, including tax audits, relating to prior tax periods. This arrangement may result in conflicts of interest between our company and FBR TRS Holdings with respect to prior tax periods. This agreement will terminate upon the expiration of the statute of limitations for all prior tax periods (or, if later, the expiration of any extension of any such statute of limitations).

Under the tax sharing agreement, if one of our subsidiaries is assessed and pays directly to the Internal Revenue Service tax liability for a prior tax period in excess of the amount properly allocable to such subsidiary under the tax sharing agreement, FBR TRS Holdings has agreed to reimburse the subsidiary for the amount of such excess. In addition, if a tax benefit of one of our subsidiaries is used to reduce the tax liability of the FBR TRS Holdings consolidated group for any prior tax period, FBR TRS Holdings has agreed to compensate the subsidiary for the use of such tax benefit. The FBR TRS Holdings consolidated group will be unable, however, to use tax attributes of one of our subsidiaries in any taxable year after the 2006 taxable year.

Option Grants to Members of Management in Connection With Our 2006 Private Offering

In connection with our 2006 private offering, our board of directors granted to our executive officers, directors and certain key employees of options to purchase a total of 4,109,500 shares of our common stock. All of these options were granted under our 2006 Long-Term Incentive Plans, vest on the third anniversary of the closing date of our 2006 private offering and have an exercise price equal to $15 per share, which was the offering price of our common stock in our 2006 private offering. As of the date of this prospectus, options to purchase 99,000 shares of our common stock that were granted upon completion of our 2006 private offering have been forfeited in accordance with the terms of our 2006 Long-Term Incentive Plan. In addition to the $15 per share exercise price and the three year vesting requirement, vesting of the options to purchase an aggregate of 724,500 shares of our common stock granted to our executive officers, three of whom also serve as our directors, is subject to our company achieving certain performance goals to be determined by our board of directors. The following table shows the initial option grants that were granted to our executive officers:

Executive Officer	Title	Initial Option Grant
Eric F. Billings	Chairman of the Board and Chief Executive Officer*	243,000

Richard J. Hendrix	President and Chief Operating Officer*	162,000

J. Rock Tonkel, Jr.	Member of the Office of The Chief Executive*	162,000

Kurt R. Harrington	Senior Vice President, Chief Financial Officer and Treasurer	90,000

William J. Ginivan	Senior Vice President and General Counsel	67,500

*	Director

Line of Credit from FBR Group to FBR & Co.

FBR & Co. has an uncommitted, unsecured revolving subordinated loan agreement with FBR Group. Under this loan agreement, FBR Group provides FBR & Co. with a $500.0 million line of credit. The line of credit expires on March 31, 2007. As of December 31, 2006, there was no outstanding principal balance under this line of credit. Advances bear interest at a rate equal to the broker call rate as published daily in the Wall Street Journal plus 0.2%. Any future borrowings by FBR & Co. under this loan agreement will appear as a liability on our consolidated balance sheet.

Line of Credit from FBR & Co. to FBR Group

FBR & Co. also has an uncommitted revolving credit agreement with FBR Group. Under this loan agreement, FBR & Co. provides FBR Group with a $200 million line of credit. From time to time, FBR Group borrows funds from FBR & Co. under this loan agreement in order to provide for FBR Group’s working capital needs. The line of credit under this loan agreement is collateralized. As of December 31, 2006, there was no outstanding principal balance under the line of credit provided by this loan agreement. The interest rate was 8.25% as of December 31, 2006. Any future borrowings by FBR Group under this loan agreement will appear as an asset on our consolidated balance sheet.

Agreements and Arrangements with Crestview

In connection with our 2006 private offering our board of directors, which at the time consisted of Messrs. Billings, Hendrix and Tonkel, approved various agreements and arrangements between our company and Crestview, the material terms of which are discussed below. The material terms and conditions of these agreements and arrangements were disclosed to the investors in our 2006 private offering.

Investment Agreement

Pursuant to the investment agreement, we granted Crestview a contractual right to purchase additional shares of our common stock in order to maintain its then-existing beneficial ownership percentage of our common stock based on the number of shares acquired in our 2006 private offering and upon the exercise of Crestview’s option described above. Any exercise of the right must occur simultaneously with the issuance by us of any additional shares of our common stock and on the same terms as such issuance. This right is not exercisable in connection with employee compensation. This right will remain exercisable for so long as Crestview beneficially owns any shares purchased in our 2006 private offering. Pursuant to the investment agreement, we paid Crestview Advisors, L.L.C., an affiliate of Crestview, a placement fee equal to approximately $5.4 million. In addition, we reimbursed $2.0 million of Crestview’s expenses in connection with our 2006 private offering.

Option Grant to Crestview

In connection with our 2006 private offering, we granted Crestview an option, exercisable for up to six years following the closing date of our 2006 private offering, to purchase directly from us an additional 2,600,000 shares of our common stock with an exercise price equal to $17.14 per share, subject to adjustment under certain circumstances. The exercise price of this option will also be subject to reduction from time to time to the extent we pay dividends to our shareholders (unless dividends are paid on the shares subject to the option and held in trust pending exercise). Additionally, the option will be subject to customary anti-dilution adjustments.

Voting Agreement

Our company, FBR Group and FBR TRS Holdings have entered into a voting agreement with Crestview, the material terms of which are summarized below:

•

Board Composition. The voting agreement gives Crestview, among other things, the right to designate two of its representatives for election or appointment, as the case may be, to our board of directors. The voting agreement also provides FBR Group, among other things, with the right to designate three of its representatives for election or appointment, as the case may be, to our board of directors and the right to select all of our initial independent directors, so long as each of them is reasonably acceptable to Crestview. Crestview’s right to designate two representatives to serve on our board of directors will terminate with respect to one director when Crestview sells or otherwise transfers one-third or more of the shares purchased by Crestview in our 2006 private offering, and will terminate with respect to the other director when it sells or otherwise transfers a total of two-thirds of the shares purchased. If FBR

Group sells or otherwise transfers more than 50% of the shares of our common stock that it beneficially owns as of the closing of our 2006 private offering, FBR Group will no longer have the contractual right to select independent director nominees or appointees, but FBR Group will retain its right to designate three of its representatives for election to our board of directors as long as any one of Messrs. Billings, Hendrix or Tonkel remains with our company as an executive officer.

•

Removal and Replacement of Directors. Each of Crestview and FBR Group has the right to remove any of its designated directors and designate his or her replacement for appointment to our board of directors. Each Crestview director will be removable from our board of directors only for cause (as defined in the voting agreement), and, upon such removal, Crestview will have the right to nominate his or her replacement. For so long as Crestview has the right to designate one of our directors, if a vacancy is created on our board of directors as a result of an independent director’s departure for any reason, any replacement selected by FBR Group must be reasonably acceptable to Crestview. If FBR Group and Crestview cannot reach agreement as to the acceptability of the permanent replacement director within 45 days of the former director’s departure, the remaining independent directors have the right to select the replacement director to fill the vacancy after consulting with FBR Group and Crestview.

•

Continuing Committee Representation. For so long as Crestview has the right to designate one of our directors, each committee of our board of directors will have as a member at least one Crestview director and at least one FBR Group director. To the extent that applicable law or the Nasdaq Marketplace Rules prevent such director from serving as a member of a committee of our board of directors, the Crestview director or the FBR Group director, as the case may be, will have certain observation rights.

•

Composition of Subsidiary Boards. For so long as Crestview has the right to designate one of our directors, Crestview also has the right to designate a representative for election or appointment, as the case may be, to the board of directors of each of our subsidiaries, other than our direct and indirect subsidiaries that are registered as investment advisers under the Investment Advisers Act of 1940.

•

Transfers by FBR Group. If FBR Group sells or otherwise transfers more than 10% of the shares of our common stock that it beneficially owns to any person or group, FBR Group has agreed to cause such person or group to vote in accordance with the terms of the voting agreement.

Governance Agreement

FBR Group and FBR TRS Holdings have entered into a governance agreement with Crestview. The governance agreement provides Crestview with, among other things, customary tag-along sale rights after the expiration of a one-year lock-up period beginning on the closing date of our 2006 private offering. During the lock-up period, neither Crestview nor FBR TRS Holdings may transfer any shares of our common stock it owns except in connection with a merger or other business combination involving our company. Crestview has also agreed in the governance agreement that upon the expiration of Crestview’s lock-up period, FBR Group and its affiliates will have a right of first offer with respect to any shares of our common stock that Crestview intends to sell, other than sales in a public offering, pursuant to Rule 144 under the Securities Act (except in a privately negotiated sale to a known counter-party) or to certain permitted transferees, and a right of first refusal with respect to sales by Crestview of any shares of our common stock it holds to certain entities that we have identified.

Professional Services Agreement

In exchange for Crestview’s ongoing strategic advice and assistance, we entered into a professional service agreement with an affiliate of Crestview pursuant to which we have agreed to pay an affiliate of Crestview a $1 million annual strategic advisory fee plus reimbursement of reasonable out-of-pocket expenses as long as Crestview continues to own at least 50% of the shares purchased by Crestview in our 2006 private offering.

Registration Rights Agreement

Pursuant to a registration rights agreement between our company and Crestview, Crestview has customary demand and piggyback registration rights, including demand rights for two underwritten offerings after the expiration of the 365-day lock-up period described above. In no event will Crestview’s registration rights be less favorable than the registration rights granted to the investors in this offering.

Acquisition of Common Stock by Independent Directors

Pursuant to our board’s plan, which we believe gives our independent directors an opportunity to acquire an ownership interest in our company and further aligns our independent directors’ interests with the interests of our shareholders, each of our independent directors is offered an opportunity to subscribe for up to $1 million of our common stock at a purchase price equal to the then-current fair market value of our common stock at the time he or she joins our board. Pursuant to our board’s plan, our independent directors subscribed for the following number of shares of our common stock at purchase price of $15 per share: Mr. Alper—66,667 shares; Mr. Hynes—10,000 shares; Mr. Kraemer—20,000 shares; and Mr. Reimers—66,667 shares. The aggregate proceeds to our company was approximately $2.5 million from the issuance and sale of these shares.

Review, Approval or Ratification of Transactions with Related Persons

Prior to the effective date of the registration statement of which this prospectus is a part, our board of directors will adopt a policy that requires our audit committee to review and approve in advance certain related party transaction. All of our executive officers, directors and employees will be required to report to the chairman of our audit committee any related party transaction prior to its completion where the amount involved exceeds $120,000 and the chairman of our audit committee will determine whether the transaction should be submitted to the full audit committee for consideration.

Prior to the effective date of the registration statement of which this prospectus is a part, our board of directors will adopt a policy that requires any agreement or arrangement between, or transaction that involves, our company or our affiliates, on the one hand, and FBR Group or Crestview (including either of their respective affiliates), on the other hand, be approved by a majority of the disinterested directors serving on our board of directors.

PRINCIPAL SHAREHOLDERS

The following table presents information regarding the beneficial ownership of our common stock as of                 , 2007, with respect to:

•	each of our directors;

•	each of our named executive officers;

•	each person who, to our knowledge, is the beneficial owner of more than 5.0% of our outstanding common stock; and

•	all of our directors and executive officers as a group.

For purposes of the table below, beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if that person has or shares voting power or investment power with respect to those shares, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Each beneficial owner named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Except as otherwise indicated, the address of each named person is 1001 Nineteenth Street North, Arlington, Virginia 22209.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage(1)
Named Executive Officers and Directors
Eric F. Billings(2)(3)

J. Rock Tonkel, Jr.(2)(3)

Richard J. Hendrix(2)(3)

Kurt R. Harrington(2)(3)

William J. Ginivan(2)(3)

Andrew M. Alper(4)

Richard M. DeMartini(5)

Thomas J. Hynes, Jr.(4)

Richard A. Kraemer(4)

Thomas S. Murphy, Jr.(5)

Arthur J. Reimers(4)
All executive officers and directors as a group (11 persons)(2)

5% Beneficial Owners

Crestview Partners GP, L.P.(6)

Friedman, Billings, Ramsey Group, Inc.(7)

(1)

Based on                  shares of common stock outstanding as of                  , 2007. Shares of common stock subject to options currently exercisable, or exercisable within 60 days of the date hereof, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Does not include: (i) a total of                  shares of common stock issuable upon exercise of options granted under our 2006 Long-Term Incentive Plan;

(ii) a total of 415,220 shares of common stock issuable upon exercise of options granted in connection with the Legacy acquisition; (iii) a total of 176,584 restricted shares of common stock that we have agreed to award in connection with the Legacy acquisition; (iv)                  additional shares of common stock available for future awards under our 2006 Long-Term Incentive Plan and (v) 1,000,000 shares of common stock available for future issuance under our 2007 Employee Stock Purchase Plan, which was adopted by our board of directors on December 15, 2006, subject to shareholder approval.

(2)	Messrs. Billings, Tonkel, Hendrix, Harrington and Ginivan serve as executive officers and/or directors of Friedman, Billings, Ramsey Group, Inc., the parent company and sole shareholder of FBR TRS Holdings. Each of these individuals could be deemed to have beneficial ownership of an aggregate of 46,000,000 shares of common stock owned of record by FBR TRS Holdings. Each of these individuals disclaim beneficial ownership of any such shares in which they do not have a pecuniary interest.
(3)	Does not include an aggregate of 724,500 shares of common stock issuable upon exercise of options granted under our 2006 Long-Term Incentive Plan to Messrs. Billings, Tonkel, Hendrix, Harrington and Ginivan in the following amounts: Mr. Billings – 243,000 shares; Mr. Tonkel – 162,000 shares; Mr. Hendrix – 162,000 shares; Mr. Harrington – 90,000 shares; and Mr. Ginivan – 67,500 shares. These options have an exercise price of $15, vest in full on July 20, 2009, subject to our company achieving certain performance goals to be determined by our board of directors, and expire on the ten-year anniversary of the date of grant.
(4)	Does not include 35,000 shares of common stock issuable upon exercise of options granted under our 2006 Long-Term Incentive Plan to each of Messrs. Alper, Hynes, Kraemer and Reimers. These options have an exercise price of $15, vest in three equal annual installments beginning on January 26, 2008 and expire on the ten-year anniversary of the date of grant. Also does not include an aggregate of 59,522 shares of common stock issuable upon exercise of options granted under our 2006 Long-Term Incentive Plan to each of Messrs. Alper, Hynes, Kraemer and Reimers in the following amounts: Mr. Alper – 19,841; Mr. Hynes – 9,920; Mr. Kraemer – 9,920; and Mr. Reimers – 19,841. These options were granted as part of the annual retainer paid to each of our independent directors as compensation for serving on our board of directors. These options have an exercise price of $15, vest in full on January 26, 2008 and expire on the ten-year anniversary of the date of grant.
(5)	The address of Messrs. Murphy and DeMartini is c/o Crestview Partners, 667 Madison Avenue, New York, New York 10021. Each of Messrs. Murphy and DeMartini is (either directly or through an affiliate) a limited partner of Crestview Partners GP, L.P., the general partner of each of the investment funds that are members of Forest Holdings LLC and Forest Holdings (ERISA) LLC. Each of Messrs. Murphy and DeMartini disclaim beneficial ownership of any shares of common stock beneficially owned by Crestview Partners GP, L.P.
(6)	Includes 4,905,560 shares of common stock held of record by Forest Holdings LLC and 267,253 shares of common stock held of record by Forest Holdings (ERISA) LLC. Also includes 2,465,671 shares of common stock issuable upon exercise of outstanding options granted to Forest Holdings LLC and 134,329 shares of common stock, issuable upon exercise of outstanding options granted to Forest Holdings (ERISA) LLC. Crestview Partners GP, L.P. is the general partner of each of the investment funds that are members of Forest Holdings LLC and Forest Holdings (ERISA) LLC. The investment committee of Crestview Partners GP, L.P. makes investment decisions on behalf of the investment funds that are members of Forest Holdings LLC and Forest Holdings (ERISA) LLC. Barry S. Volpert serves as the chairman of the investment committee of Crestview Partners GP, L.P. Mr. Volpert has the right designate, in his discretion, additional persons to serve on the investment committee of Crestview Partners GP, L.P. and therefore could be deemed to have beneficial ownership of an aggregate of 7,772,813 shares of common stock. However, Mr. Volpert disclaims beneficial ownership of all such shares. The composition of the investment committee of Crestview Partners GP, L.P. changes from time to time. The address of Crestview Partners GP, L.P. is 667 Madison Avenue, New York, New York 10021.
(7)	Consists of 46,000,000 shares of our common stock held of record by FBR TRS Holdings, Inc., which is a wholly-owned subsidiary of Friedman, Billings, Ramsey Group, Inc.

DESCRIPTION OF CAPITAL STOCK

Rights of our shareholders are governed by the Virginia Stock Corporation Act, or VSCA, our amended and restated articles of incorporation, or articles of incorporation, and our amended and restated bylaws, or bylaws. The following is a summary of the material provisions of our capital stock and certain provisions of the VSCA. You should refer to the full text of our articles and incorporation and bylaws. See “Where You Can Find More Information.”

General

Our articles of incorporation provide that we may issue up to 400,000,000 shares of capital stock, consisting of 300,000,000 shares of common stock, $0.001 par value per share, and 100,000,000 shares of preferred stock, $0.001 par value per share. As of the date of this prospectus,                  shares of our common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. Under the VSCA, our shareholders generally are not personally liable for our debts and obligations solely as a result of their status as shareholders.

Common Stock

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by our shareholders. Except as otherwise provided by law, holders of our common stock vote together as a single voting group. Our articles of incorporation do not provide for cumulative voting for the election of directors, which means that the holders of a majority of our outstanding shares of common stock have the ability to elect all of the members of our board of directors. Except as otherwise required by law or with respect to any outstanding class or series of our preferred stock, the holders of our common stock have the sole power to vote for the election of directors and for all other purposes.

Dividend Rights

Subject to the VSCA and any preferential dividend rights of holders of our preferred stock that may be outstanding, the holders of our common stock are entitled to share ratably on a per share basis in dividends and other distributions, as may be declared by our board of directors out of assets legally available for distribution, when, as and if authorized and declared by our board of directors.

Other Rights

Subject to any preferential liquidation rights of holders of our preferred stock that may be outstanding, the holders of our common stock are entitled to participate ratably on a per share basis in our liquidation, dissolution or winding-up. Shares of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All of the outstanding shares of our common stock is validly issued, fully paid and nonassessable.

Preferred Stock

Our articles of incorporation authorize our board of directors to designate and issue from time to time one or more series of preferred stock without shareholder approval. Our board of directors may fix and determine the preferences, limitations and relative rights of each series of preferred stock issued. Because the board of directors has the power to establish the preferences and rights of each series of our preferred stock, it may afford the holders of any series of our preferred stock preferences and rights, voting or otherwise, senior to the rights of holders of our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of our preferred stock. However, the effects might include:

•	restricting dividends on our common stock;

•	diluting the voting power of our common stock;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change in control of us without further action by our shareholders.

We have no present plans to issue any shares of our preferred stock.

Certain Anti-Takeover Provisions of the VSCA, Our Articles of Incorporation and Our Bylaws

General

The VSCA contains provisions that may have the effect of impeding the acquisition of control of a Virginia corporation by means of a tender offer, a proxy contest, open market purchases or otherwise in a transaction not approved by the corporation’s board of directors. These provisions are designed to reduce, or have the effect of reducing, the corporation’s vulnerability to coercive takeover practices and inadequate takeover bids.

Affiliated Transactions Statute

The VSCA contains provisions governing affiliated transactions. In general, these provisions prohibit a Virginia corporation from engaging in affiliated transactions with the beneficial owner of more than 10% of any class of its outstanding voting shares (an “interested shareholder”) for a period of three years following the date that such person became an interested shareholder unless:

•

a majority (but not less than two) of the disinterested directors of the corporation and the holders of two-thirds of the voting shares, other than the shares beneficially owned by the interested shareholder, approve the affiliated transaction; or

•	before the date the person became an interested shareholder, the board of directors approved the transaction that resulted in the shareholder becoming an interested shareholder.

Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an interested shareholder or any reclassification, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries, which increases the percentage of voting shares owned beneficially by an interested shareholder by more than 5%.

Our articles of incorporation contain a provision that states that we are not subject to the affiliated transactions provisions contained in the VSCA.

Control Share Acquisitions

The VSCA also contains provisions relating to control share acquisitions, which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a Virginia public corporation to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless:

•	the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation; or

•	the articles of incorporation or bylaws of the corporation provide that these provisions of the VSCA do not apply to acquisitions of its shares.

The acquiring person may require that a special meeting of the shareholders be held within 50 days of the acquiring person’s request to consider the grant of voting rights to the shares acquired in the control share acquisition. If voting rights are not granted and the corporation’s articles of incorporation or bylaws permit, the acquiring person’s shares may be repurchased by the corporation, at its option, at a price per share equal to the acquiring person’s cost. The VSCA grants dissenters’ rights to any shareholder who objects to a control share acquisition that is approved by a vote of disinterested shareholders and that gives the acquiring person control of a majority of the corporation’s voting shares.

The board of directors of a Virginia corporation may adopt a bylaw providing that the control share provisions of the VSCA do not apply to acquisitions of the corporation’s shares. Our board of directors has adopted a bylaw opting out of the control share acquisition provisions of the VSCA.

Articles of Incorporation and Bylaw Provisions

General. Our articles of incorporation and bylaws are subject to the provisions of the investment, governance and voting agreements that we entered into with Crestview in connection with our 2006 private offering. For so long as each of these agreements remains in effect, the written consent of Crestview will be required to amend, alter or repeal certain provisions in our articles of incorporation and bylaws that are subject to the terms of the investment, governance and voting agreements with Crestview. See “Certain Relationships and Related Party Transactions—Investment Agreement,” “—Governance Agreement” and “—Voting Agreement.”

Number of Directors, Vacancies and Removal. Our articles of incorporation provide that the number of directors shall be determined in accordance with our bylaws or, in the absence of a bylaw fixing the number of directors, the number will be seven. Our bylaws provide that the number of directors on our board of directors will be nine. Our board of directors may amend our bylaws to increase or decrease by 30% or less the number of directors on our board last elected by our shareholders.

Our bylaws provide that any vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors, though the number of remaining directors may be less than a quorum. Any vacancies created by an increase in the total number of directors may be filled by a majority vote of the board of directors. Our articles of incorporation provide that directors may be removed with or without cause upon the affirmative vote of the holders of a majority of our issued and outstanding shares of common stock.

Shareholder Meetings. Our articles of incorporation and our bylaws provide that our chairman of the board, our chief executive officer, our president, a majority of our board of directors or the holders of a majority of our issued and outstanding shares of common stock may call a special meeting of shareholders. Our articles of incorporation provide that the right of the holders of a majority of our issued and outstanding shares of common stock to call a special meeting of our shareholders may only be amended, altered, modified or repealed upon the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single group.

Advance Notice of Nominations and Shareholder Business. Our bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of persons for election as directors at annual meetings of our shareholders, other than nominations made by or at the direction of the board of directors.

Preferred Stock. Our articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the preferences, rights and other terms of such series. See “—Preferred Stock.” Under this authority, our board of directors could create and issue a series of preferred stock with rights, preferences or restrictions that have the effect of discriminating against an existing or prospective holder of our capital stock as a result of such holder beneficially owning or commencing a tender offer for a substantial amount of our common stock. One of the effects of authorized but unissued and unreserved shares of preferred stock may be to render more difficult for, or discourage an attempt by, a potential acquiror to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without any action by our shareholders.

Registration Rights

The purchasers of our common stock sold in our July 2006 private offering are entitled to the benefits of a registration rights agreement between Friedman, Billings, Ramsey & Co., Inc. and us. Pursuant to the registration rights agreement, we have agreed for the benefit of the holders of our common stock sold in our 2006 private offering, that we would, at our expense, file with the SEC no later than 120 days after the closing of our 2006 private offering a resale shelf registration statement providing for the resale of shares of our common stock from time to time by these holders of shares of our common stock. In addition, we have agreed to use our commercially reasonable efforts to cause the resale shelf registration statement to become effective under the Securities Act as promptly as practicable after the filing; provided that if we file a registration statement with the SEC in connection with our initial public offering before the resale registration statement has been declared effective, we have agreed to use our commercially reasonable efforts to cause the resale registration statement to become effective no later than 60 days after the effectiveness of the registration statement prepared in connection with our initial public offering.

If we file an IPO registration statement before the effective date of the resale shelf registration statement, all holders of our common stock sold in our 2006 private offering and their respective direct and indirect transferees will have the right to participate in such IPO registration in order to resell their shares, subject to compliance with the registration rights agreement, full cutback rights on the part of the underwriters and other conditions and limitations, if any, that may be imposed by the underwriters. If any holder’s shares are not sold in a transaction covered by the IPO registration statement (by reason of underwriter limitations or otherwise), that holder will have the right to include its shares of common stock in the resale shelf registration statement to register the resale of such shares of common stock. We have agreed to cause the resale shelf registration statement to remain effective until the first to occur of: (1) the disposition of all the shares of common stock sold in our 2006 private offering under a registration statement or pursuant to Rule 144 under the Securities Act; (2) the date on which the shares of common stock sold in our 2006 private offering are saleable under Rule 144(k) (or any successor or analogous rule) under the Securities Act; or (3) the second anniversary of the effective date of the resale shelf registration statement.

If we default on our obligation to file a resale shelf registration statement with the SEC within 120 days following the closing date of our 2006 private offering, other than as a result of the SEC being unable to accept filings, then the amount that we are required to pay to FBR Group under the management services agreement will be reduced by a prorated portion of the applicable penalty percentage of our pre-tax earnings for the quarter during which the default occurs, based on the number of days during such quarter that the default continues. The applicable penalty percentage will be approximately one-half of one percent of our pre-tax earnings for the quarter in which the default occurs for the first 30 days that the default continues, approximately one percent for the second 30 days that the default continues and approximately one and one-half percent thereafter.

Notwithstanding the foregoing, following the effectiveness of the resale registration statement, we will be permitted to suspend the use, from time to time, of the prospectus that is part of the resale shelf registration statement (and therefore suspend sales under the resale shelf registration statement) for certain periods, referred to as “blackout periods,” if a majority of the independent directors of our board determines in good faith that the suspension is in compliance with the terms of the registration rights agreement entered into between us and FBR & Co., it is in our best interest to suspend the use of the registration statement, and:

•

the representative of the underwriters of an underwritten offering of primary shares by us has advised us that the sale of shares of our common stock under the resale registration statement would have a material adverse effect on our primary offering;

•

a majority of our independent directors determines in good faith that (A) the offer or sale of any shares of our common stock under the resale registration statement would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, merger, tender offer, business combination, corporate reorganization, consolidation or other material transaction involving us, (B) after the advice of counsel, the sale of the shares covered by the resale registration statement would require disclosure of non-public material information not otherwise required to be disclosed under applicable law; and (C) either (x) we have a bona fide business purposes for preserving the confidentiality of the proposed transaction, (y) disclosure would have a material adverse effect on us or our ability to consummate the proposed transaction, or (z) the proposed transaction renders us unable to comply with SEC requirements, in each case under circumstances that would make it impractical or inadvisable to cause the resale registration statement to become effective or to promptly amend or supplement the resale registration statement on a post-effective basis; or

•

a majority of our independent directors determines in good faith, upon the advice of counsel, that we are required by law, rule or regulation to supplement the resale registration statement or file a post-effective amendment to the resale registration statement in order to incorporate information into the resale registration statement for the purpose of (1) including in the resale registration statement any prospectus required under Section 10(a)(3) of the Securities Act; (2) reflecting in the prospectus included in the resale registration statement any facts or events arising after the effective date of the resale registration statement (or the most recent post-effective amendment) that, individually or in the aggregate, represents a fundamental change in the information set forth in the prospectus included in the resale registration statement; or (3) including in the prospectus included in the resale registration statement any material information with respect to the plan of distribution not disclosed in the resale registration statement or any material change to such information.

The cumulative blackout periods may not exceed an aggregate of 90 days in any 12 month period or 45 days in any 90 day period. Upon the occurrence of a blackout, we have agreed to use our commercially reasonable efforts to cause the resale registration statement to become effective or take all action necessary to promptly permit resumed use of the resale registration statement.

A holder that sells our common stock pursuant to the resale registration statement or as a selling shareholder pursuant to an underwritten public offering generally will be required to be named as a selling shareholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification rights and obligations). In addition, each holder of our common stock may be required to deliver information to be used in connection with the registration statement in order to have such holder’s common stock included in the registration statement and to benefit from the provisions of the registration rights agreement.

In connection with the registration of the shares of our common stock sold in our 2006 private offering, we have agreed to use our commercially reasonable efforts to list or include our common stock on the NYSE or Nasdaq, if we meet the criteria for listing on such exchange or market, and thereafter to maintain the listing or inclusion on such exchange or market.

We have entered into a separate registration rights agreement with Crestview pursuant to which Crestview has registration rights no less favorable than the registration rights that the holders of the shares of our common stock sold in our 2006 private offering have, as well as other customary piggy-back and demand registration rights, including demand rights for two underwritten offerings after the expiration of the Crestview lock-up agreement. For a description of the lock-up period, see the section entitled “Certain Relationships and Related Party Transactions – Our Agreements with Crestview – Governance Agreement.”

Limitation of Liability and Indemnification

As permitted by the VSCA, our articles of incorporation provide that in any proceeding brought by or in the right of our company or brought by or on behalf of shareholders of our company, no director or officer of our company shall be liable to our company or our shareholders for monetary damages with respect to any transaction, occurrence, or course of conduct, except for liability resulting from the individual’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

Our articles of incorporation provide that we will indemnify (1) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of our company or brought by or on behalf of the shareholders of our company, by reason of the fact that he is or was a director or officer of our company, or (2) any director or officer who is or was serving at the request of our company as a director, trustee, partner, member or officer of another enterprise, against any liability incurred by him or her in connection with the proceeding if the conduct in question was in the best interests of our company and he or she was acting on behalf of our company or performing services for our company, unless he or she engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. We will pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition if the applicant furnishes to us with (1) a written statement of his good faith belief that he or she has met the standard of conduct described above and (2) a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet this standard of conduct.

Our board of directors is empowered, by majority vote of a quorum consisting of disinterested directors, to cause us to indemnify or contract to indemnify with any individual not described in the paragraph above who was, is or may become a party to any proceeding, by reason of the fact that he or she is or was an employee or agent of our company, or is or was serving at the request of our company as director, officer, employee or agent of another enterprise, to the same extent as if that individual was an individual described in the paragraph above.

We have been informed that in the opinion of the SEC indemnification for liabilities under the Securities Act is against public policy and is unenforceable.

Transfer Agent and Registrar

American Stock Transfer & Trust Company is the transfer agent and registrar for our capital stock.

SHARES ELIGIBLE FOR FUTURE SALE

General

Prior to the effective date of the registration statement of which this prospectus forms a part, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market, or the possibility of such sales occurring, could adversely affect prevailing market prices for our common stock or could impair our ability to raise capital through further offerings of equity securities.

As of                  2007, we had outstanding                  shares of common stock and options to purchase an additional                  shares of common stock. All of the shares of common stock that are sold by the selling shareholders will be freely tradable without restriction or limitation under the Securities Act unless such shares are purchased by “affiliates” (as defined in the Securities Act) of ours. The shares of common stock that are purchased by our affiliates are “restricted securities” for purposes of Rule 144 under the Securities Act and may not be sold by our affiliates other than in compliance with the registration requirements of the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act.

Of the                  outstanding shares of common stock that were outstanding as of                     , 2007,                  shares were “restricted securities” (as defined in Rule 144 under the Securities Act). Until we file a registration statement on Form S-8 to register our issuance of shares of common stock under our 2006 Long-Term Incentive Plan or our 2007 Employee Stock Purchase Plan, any shares of common stock that we may issue under our 2006 Long-Term Incentive Plan or our 2007 Employee Stock Purchase Plan will be restricted securities.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of:

•	1.0% of the shares of our common stock then outstanding, which will equal approximately shares; or

•	the average weekly trading volume of our common stock on the Nasdaq during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. If two years has elapsed since the date of acquisition of restricted shares of our common stock from us or any of our affiliates and the holder is not one of our affiliates at any time during the three months preceding the proposed sale, such person can sell such shares in the public market pursuant to Rule 144(k) under the Securities Act without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchased shares of common stock from us in connection with a written compensatory benefit plan or other written agreement before the effective date of the registration statement of which this prospectus is a part, or who purchased shares of common stock from us after that date upon the exercise of options granted before that date, are eligible to resell such shares in reliance upon Rule 144 beginning 90 days after we become subject to the reporting requirements of the Exchange Act. If such person is not an affiliate, such sale may be made subject only to the manner of sale provisions of Rule 144. If such person is an affiliate, such sale may be made under Rule 144 without compliance with its one-year minimum holding period, but subject to the other Rule 144 restrictions.

Registration Rights

In connection with our 2006 private offering, we entered into a registration rights agreement with FBR & Co. on behalf of the holders of common stock issued by us in our 2006 private placement. In addition, we entered into another registration rights agreement with Crestview. See “Description of Capital Stock—Registration Rights.” Pursuant to these agreements, we agreed to file the shelf registration statement of which this prospectus is a part within 120 days of the closing date of our 2006 private offering in order to register under the Securities Act up to 18,000,000 shares of common stock sold in our private offering, including 5,172,813 shares sold to Crestview, and up to 2,600,000 shares of common stock issuable by us to Crestview upon exercise of outstanding options granted to Crestview in connection with our 2006 private offering. We also agreed to use our commercially reasonable efforts to have the resale shelf registration of which this prospectus is a part declared effective as promptly as practicable and to maintain the resale registration statement’s continuous effectiveness under the Securities Act until the first to occur of: (1) the disposition of all the shares of common stock sold in our 2006 private offering under a registration statement or pursuant to Rule 144 under the Securities Act; (2) the date on which the shares of common stock sold in our 2006 private offering are saleable under Rule 144(k) (or any successor or analogous rule) under the Securities Act; or (3) the second anniversary of the effective date of the resale shelf registration statement of which this prospectus is a part. Following effectiveness of the resale shelf registration statement of which this prospectus is a part, substantially all of the shares that we have agreed to register under the Securities Act will be freely tradeable without further restriction. See “—Lock-Up Provisions under the Governance Agreement with Crestview” below.

Stock Options and Benefit Plan

As of the date of this prospectus, there were outstanding options to purchase                  shares of common stock, including:

•	options to purchase 2,600,000 shares of common stock granted to Crestview in connection with our 2006 private offering, all of which are currently exercisable; and

•	options to purchase an aggregate of shares of common stock granted, all of which are subject to various vesting requirements.

In connection with the Legacy acquisition, we entered into employment agreements with certain investment banking professionals. Pursuant to these employment agreements, we granted options to purchase an aggregate of 415,220 shares of common stock. We also awarded or agreed to award an aggregate of 217,299 restricted shares of common stock to certain investment banking professionals pursuant to the employment and other agreements between our company and Legacy. We anticipate that we will file a registration statement on Form S-8 under the Securities Act to register the shares of common stock issued or issuable by us pursuant to the employment and other agreements that we entered into with certain investment banking professionals in connection with the Legacy acquisition. Shares of common stock covered by this registration statement on Form S-8 will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

We have reserved a maximum of 5,569,985 shares of common stock for issuance under our 2006 Long-Term Incentive Plan, of which                  shares remain available for issuance. We anticipate that we will file a registration statement on Form S-8 under the Securities Act with respect to 5,569,985 shares of common stock issuable under our 2006 Long-Term Incentive Plan following the completion of this registration. Shares of common stock covered by our registration statement on Form S-8 with respect to the 2006 Long-Term Incentive Plan, including shares of common stock issuable upon the exercise of options or restricted shares of common stock, if any, will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates. See “Management—2006 Long-Term Incentive Plan.”

On December 15, 2006, our board of directors adopted the FBR Capital Markets Corporation 2007 Employee Stock Purchase Plan, subject to shareholder approval. We have reserved 1,000,000 shares of common stock for future issuance under the 2007 Employee Stock Purchase Plan. Pursuant to the 2007 Employee Stock Purchase Plan, eligible employees and certain affiliates of our company will be able to purchase shares of our common stock directly from us at a 15% discount. We anticipate that we will file a registration statement on Form S-8 under the Securities Act with respect to 1,000,000 shares of common stock issuable under the 2007 Employee Stock Purchase Plan following the completion of this registration. Shares of common stock covered by this registration statement on Form S-8 will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

Pursuant to our board’s plan, which we believe gives our independent directors an opportunity to acquire an ownership interest in our company and further aligns our independent directors’ interests with the interests of our shareholders, each of our independent directors is offered an opportunity to subscribe for up to $1 million of our common stock at a purchase price equal to the then-current fair market value of our common stock at the time he or she joins our board. Pursuant to our board’s plan, our independent directors subscribed for the following number of shares of our common stock at purchase price of $15 per share: Mr. Alper—66,667 shares; Mr. Hynes—10,000 shares; Mr. Kraemer—20,000 shares; and Mr. Reimers—66,667 shares. Until we file a registration statement on Form S-8 to our issuance of these shares, these shares will be restricted securities.

Lock-Up Provisions Under the Governance Agreement with Crestview

In connection with our 2006 private offering, FBR Group, FBR TRS Holdings and Crestview entered into a governance agreement that provides for, among other things, a one-year lock-up period beginning on the closing date of our 2006 private offering. Crestview beneficially owns 7,772,813 shares of our common stock (consisting of 5,172,813 shares of common stock purchased by Crestview in our 2006 private offering and 2,600,000 shares issuable by us to Crestview upon exercise of outstanding options). Crestview may not transfer these shares prior to July 20, 2007 except in connection with a merger or other business combination involving our company. If the lock-up provisions under the governance agreement are waived or terminated prior to July 20, 2007, up to 7,772,813 shares of our common stock will be available for sale by Crestview, subject only to applicable securities laws and regulations. Currently, we have no intention of waiving or terminating the lock-up provisions under the governance agreement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

APPLICABLE TO NON-U.S. SHAREHOLDERS

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, INVESTORS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY INVESTORS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON INVESTORS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS INCLUDED HEREIN BY THE COMPANY IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE COMPANY OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN, AND (C) INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, “non-U.S. shareholders”) are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of our common stock, including any reporting requirements.

A non-U.S. shareholder that receives a distribution will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty (the benefits of which the shareholder is eligible for) reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution on a net income basis, and also may be subject to the 30% branch profits tax in the case of a non-U.S. shareholder that is a corporation for federal income tax purposes. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either (1) a lower treaty rate applies and the non-U.S. shareholder files IRS Form W-8BEN (or successor form) evidencing eligibility for that reduced rate with us, or (2) the non-U.S. shareholder files an IRS Form W-8ECI (or successor form) with us claiming that the distribution is effectively connected income.

A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if such distribution does not exceed the shareholder’s adjusted basis in its common stock. Instead, such a distribution will reduce the adjusted basis of the common stock. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of the shareholder’s common stock if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of our common stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

A non-U.S. shareholder will incur tax on gain from the sale of our common stock if (1) the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to tax on a net income basis, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and either has a “tax home” in the United States or certain other conditions exist, in which case the non-U.S. shareholder will incur a 30% tax on his capital gains.

PLAN OF DISTRIBUTION

We are registering the resale from time to time of the shares of common stock offered by this prospectus in accordance with the terms of a registration rights agreement between us and the selling shareholders and the terms of a registration rights agreement between us and Crestview, both of which we entered into in connection with our 2006 private offering. Our registration of these shares, however, does not necessarily mean that any of the shares will be offered or sold by the selling shareholders or their respective donees, pledgees or other transferees or successors in interest. We will not receive any proceeds from the sale of the common stock offered by this prospectus.

The sale of the shares of common stock by any selling shareholder, including any donee, pledgee or other transferee who receives shares from a selling shareholder, may be effected from time to time by them directly to purchasers or to or through broker-dealers. In connection with any sale, a broker-dealer may act as agent for the selling shareholder or may purchase from the selling shareholder all or a portion of the shares as principal. These sales may be made on the Nasdaq or other exchanges on which our common stock is then traded, in the over-the-counter market or in private transactions.

No public market currently exists for our common stock, and our common stock is not currently listed or quoted on any national exchange or market system. However, in connection with our 2006 private offering, shares of our common stock became eligible for resale to qualified institutional buyers in accordance with Rule 144A under the Securities Act and for reporting on PORTAL. The last reported sale price of our common stock on the PORTAL on                     , 2007 was $15.35 per share. Individuals and institutions that sold our common stock are not obligated to report their sales to PORTAL. Therefore, the last sale that was reported on PORTAL may not be reflective of sales of our common stock that have occurred and were not reported and may not be indicative of the prices at which our shares of common stock may trade in the future. Until such time as our common stock is quoted on Nasdaq, we expect that the selling shareholders will offer and sell their shares at prices between $             and $             per share, if any shares are sold. After our common stock is quoted on Nasdaq, the selling shareholders may offer and sell their shares of common stock from time to time in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices or privately negotiated prices.

In determining the prices at which the selling shareholders may offer their shares of our common stock from time to time pursuant to this prospectus, we expect selling shareholders to consider a number of factors in addition to prevailing market conditions, including:

•	the information set forth in this prospectus and otherwise available to selling shareholders;

•	the history of and prospects for the broker-dealer industry;

•	an assessment of our management;

•	our present operations;

•	the trend of our revenues and earnings;

•	our earnings prospects;

•	the price of similar securities of generally comparable companies; and

•	other factors deemed relevant.

The shares of common stock may be sold by the selling shareholders in one or more of the following transactions:

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•

block trades (which may involve “crosses” (i.e., transactions in which the same broker acts as an agent on both sides of the trade)) in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus;

•

a special offering, an exchange distribution or a secondary distribution in accordance with applicable rules promulgated by the National Association of Securities Dealers, Inc., or NASD, or stock exchange rules;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for the shares;

•	sales in other ways not involving market makers or established trading markets, including privately-negotiated direct sales to purchasers;

•	any other legal method; and

•	any combination of these methods.

In effecting sales, broker-dealers engaged by a selling shareholder may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the selling shareholder in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the shares for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be less than or in excess of customary commissions and will be in amounts to be negotiated. Rules promulgated by the NASD prohibit the payment of compensation to NASD members in connection with the distribution of our common stock under the registration statement of which this prospectus is a part in excess of 10% plus 0.5% for bona fide due diligence expenses.

The distribution of the shares of common stock also may be effected from time to time in one or more underwritten transactions. Any underwritten offering may be on a “best efforts” or a “firm commitment” basis. In connection with any underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or from purchasers of the shares. Underwriters may sell the shares to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

No member of the NASD or person associated with a member of the NASD may participates in an offering of the shares of our common stock under this prospectus unless the documents and information relating to the offering as specified in Rule 2710 of the Conduct Rules of the National Association of Securities Dealers, Inc., or NASD, have been filed and reviewed by the NASD. Pursuant to Rule 2720(b)(10) of the Conduct Rules of the NASD, we are considered the parent company of FBR & Co., a member of the NASD. Rule 2720 of the Conduct Rules of the NASD imposes certain requirements when a member of the NASD, such as FBR & Co., distributes an affiliated company’s securities. FBR & Co. has advised us that each particular offering of shares of our common stock under this prospectus in which it participates will comply with the applicable requirements of Rule 2720, including the requirement that no sales may be made to discretionary accounts by any NASD member without the prior specific written approval of the customer.

To our knowledge, no selling shareholder has advised us that it has entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. To our knowledge, there is not any underwriter or coordinating broker-dealer acting in connection with any proposed sale of shares by the selling shareholders under the registration statement of which this prospectus is a part. We will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act upon being notified by any of the selling shareholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. This supplement will disclose:

•	the name of the selling shareholders and of participating brokers and dealers;

•	the number of shares involved;

•	the price at which the shares are to be sold;

•	the commissions paid or the discounts or concessions allowed to the broker-dealers, where applicable;

•	that the broker-dealers did not conduct any investigation to verify the information set out in this prospectus; and

•	other facts material to the transaction.

The selling shareholders and any underwriters, or brokers-dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by them and any discounts, commissions or concessions received by any underwriters, dealers, or agents may be deemed to be underwriting compensation under the Securities Act. Because the selling shareholders may be deemed to be “underwriters” under the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholders and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and its rules and regulations. For example, the anti-manipulative provisions of Regulation M may limit the ability of the selling shareholders or others to engage in stabilizing and other market making activities.

From time to time, the selling shareholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon default by a selling shareholder, the broker may offer and sell such pledged shares from time to time. Upon a sale of the shares, the selling shareholders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act that may be required in the event the selling shareholders default under any customer agreement with brokers.

In addition, any securities registered and offered pursuant to this prospectus which qualify for sale pursuant to Rule 144 or Rule l44A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

In order to comply with the securities laws of certain states, if applicable, the shares of common stock may be sold only through registered or licensed broker-dealers. We have agreed to pay all expenses incident to the offering and sale of the shares, other than commissions, discounts and fees of underwriters, broker-dealers or agents. We have agreed to indemnify the selling shareholders against certain losses, claims, damages, actions, liabilities, costs and expenses, including liabilities under the Securities Act.

The selling shareholders have agreed to indemnify us, our officers and directors and each person who controls (within the meaning of the Securities Act) or is controlled by us, against any losses, claims, damages, liabilities and expenses arising under the securities laws in connection with the sale or transfer of shares of our common stock offered hereby with respect to written information furnished to us by the selling shareholders.

Pursuant to the registration rights agreement that we entered into with FBR & Co. in connection with our 2006 private offering, we are required to pay FBR & Co. $75,000 to cover FBR & Co.’s costs and expenses in connection with its due diligence review of the registration statement of which this prospectus is a part.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Hunton & Williams LLP, Richmond, Virginia. Hunton & Williams LLP also performs legal services for Friedman, Billings, Ramsey & Co., Inc. as well as for Friedman, Billings, Ramsey Group, Inc. from time to time.

EXPERTS

The consolidated financial statements of FBR Capital Markets Corporation as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, in Washington, DC, a registration statement on Form S-1 (Registration No. 333-138824) under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules, if any, thereto. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and any schedules filed therewith. Statements made in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement of which this prospectus is a part. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet web site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto.

As a result of this offering, we will become subject to the full informational requirements of the Securities Exchange Act of 1934, as amended. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our shareholders with annual reports containing consolidated financial statements certified by an independent registered public accounting firm. We also maintain an Internet web site at                 . The information on or connected to our web site shall not constitute a part of or be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

FBR CAPITAL MARKETS CORPORATION

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

FBR Capital Markets Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in shareholders’ equity and of cash flows present fairly, in all material respects, the financial position of FBR Capital Markets Corporation and its subsidiaries (the “Company”) at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Notes 2 and 11 of the consolidated financial statements, the Company changed the manner in which it accounts for share-based compensation in 2006.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

February 27, 2007

FBR CAPITAL MARKETS CORPORATION

Consolidated Balance Sheets

(Dollars in thousands)

	December 31,
	2005	2006
Assets
Cash and cash equivalents	$162,434	$151,417
Restricted cash	6,082	—
Receivables:
Investment banking	11,372	11,991
Asset management fees	2,045	2,197
Loan to FBR Group, Inc	8,417	—
Due from affiliates	3,446	1,407
Other	6,844	27,418
Investments:
Mortgage-backed securities, at fair value	—	415,391
Trading account securities, at fair value	1,034,388	18,180
Reverse repurchase agreements	283,825	—
Long-term investments	34,456	32,343
Due from clearing broker	70,926	28,691
Intangible assets, net	12,897	11,000
Furniture, equipment, software, and leasehold improvements, net of accumulated depreciation and amortization	35,433	31,222
Prepaid expenses and other assets	10,422	28,162

Total assets	$1,682,987	$759,419

Liabilities and Shareholders’ Equity
Liabilities
Securities sold but not yet purchased, at fair value	$150,547	$202
Commercial paper	136,016	—
Repurchase agreements	929,363	189,155
Accrued compensation and benefits	73,617	43,836
Accounts payable and accrued expenses	40,668	36,602
Due to affiliates	28,808	5,236
Short term subordinated loan	75,000	—

Total liabilities	1,434,019	275,031

Commitments and Contingencies (Note 10)
Shareholders’ equity
Preferred Stock, $0.001 par value 100,000,000 authorized, none issued and outstanding	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized, 46,000,000 and 64,000,000 shares issued and outstanding, respectively	46	64
Additional paid-in capital	130,458	395,778
Accumulated other comprehensive income	620	543
Retained earnings	117,844	88,003

Total shareholders’ equity	248,968	484,388

Total liabilities and shareholders’ equity	$1,682,987	$759,419

The accompanying notes are an integral part of these consolidated financial statements.

FBR CAPITAL MARKETS CORPORATION

Consolidated Statements of Operations

(Dollars in thousands except per share amounts)

	Year Ended December 31,
	2004	2005	2006
Revenues:
Investment banking
Capital raising	$397,940	$374,658	$190,576
Advisory	30,115	17,759	24,148
Institutional brokerage
Principal transactions	20,445	15,980	5,814
Agency Commissions	89,492	82,551	100,855
Mortgage trading interest income	—	30,859	51,148
Mortgage trading net investment loss	—	(3,820)	(3,298)
Asset management
Base management fees	19,045	22,080	19,871
Incentive allocations and fees	10,940	1,929	1,327
Net investment income	6,116	4,611	3,372
Interest income	6,691	26,006	20,934
Other	1,613	2,826	3,892

Total revenue	582,397	575,439	418,639
Interest expense	988	42,630	54,543

Revenues, net of interest expense	581,409	532,809	364,096

Non-Interest Expenses:
Compensation and benefits	304,984	277,698	225,712
Professional services	40,021	53,834	43,712
Business development	43,456	39,335	33,772
Clearing and brokerage fees	8,894	8,690	11,715
Occupancy and equipment	13,743	23,379	30,039
Communications	13,044	17,354	20,039
Other operating expenses	7,997	18,500	12,219

Total non-interest expenses	432,139	438,790	377,208

Net income (loss) before taxes	149,270	94,019	(13,112)
Income tax provision (benefit)	59,516	45,934	(3,271)

Net income (loss)	$89,754	$48,085	$(9,841)

Basic and diluted earnings (loss) per share	$1.95	$1.05	$(0.18)

Basic and diluted weighted average shares outstanding	46,000,000	46,000,000	54,136,986

The accompanying notes are an integral part of these consolidated financial statements.

FBR CAPITAL MARKETS CORPORATION

Consolidated Statements of Changes in Shareholders’ Equity

(Dollars in thousands)

	Class A Number of Shares	Class A Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Retained Earnings	Total	Comprehensive Income (Loss)
Balances at December 31, 2003	46,000,000	$46	$116,798	$2,495	$58,196	$177,535

Net income	—	—	—	—	89,754	89,754	$89,754
Contribution from FBR Group	—	—	1,901	—	—	1,901
Distributions of securities to FBR Group	—	—	—	—	(27,643)	(27,643)
Tax benefit of stock options exercised of affiliate	—	—	2,713	—	—	2,713
Other comprehensive income:
Change in unrealized gain (loss) on available-for-sale investment securities	—	—	—	805	—	805	805

Comprehensive income	—	—	—	—	—	—	$90,559

Balances at December 31, 2004	46,000,000	$46	$121,412	$3,300	$120,307	$245,065

Net income	—	—	—	—	48,085	48,085	$48,085
Contribution from FBR Group, Inc.	—	—	9,370	—	—	9,370
Distributions of cash and securities to FBR Group	—	—	—	—	(50,548)	(50,548)
Other	—	—	(324)	—	—	(324)
Other comprehensive income:
Change in unrealized gain (loss) on available-for-sale investment securities	—	—	—	(2,680)	—	(2,680)	(2,680)

Comprehensive income	—	—	—	—	—	—	$45,405

Balances at December 31, 2005	46,000,000	$46	$130,458	$620	$117,844	$248,968

Net loss	—	—	—	—	(9,841)	(9,841)	$(9,841)
Contribution from FBR TRS Holdings, Inc.	—	—	3,899	—	—	3,899
Distributions to FBR TRS Holdings, Inc.	—	—	—	—	(20,000)	(20,000)
Issuance of Class A common stock in private equity offerings	18,000,000	18	259,720	—	—	259,738
Stock compensation expense for options granted to purchase FBR Capital Markets Corporation Class A common stock	—	—	1,701	—	—	1,701
Other comprehensive income:
Change in unrealized gain (loss) on available-for-sale investment securities	—	—	—	(77)	—	(77)	(77)

Comprehensive loss	—	—	—	—	—	—	$(9,918)

Balances at December 31, 2006	64,000,000	$64	$395,778	$543	$88,003	$484,388

The accompanying notes are an integral part of these consolidated financial statements.

FBR CAPITAL MARKETS CORPORATION

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Year Ended December 31,
	2004	2005	2006
Cash flows from operating activities
Net income (loss)	$89,754	$48,085	$(9,841)
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	4,054	6,534	8,872
Income tax provision—deferred	(4,739)	1,086	(2,223)
Incentive allocations, fees, and net investment income from long-term securities.	(12,699)	(6,794)	(2,112)
Stock compensation	—	—	1,701
Other	—	—	316
Changes in operating assets
Receivables
Clearing broker	(5,258)	24,250	42,235
Other affiliates	(4,381)	4,277	2,039
Investment banking	(1,677)	(1,231)	(619)
Asset management fees	(1,608)	4,252	(152)
Interest, dividends and other	397	(5,886)	(20,574)
Trading account securities, at fair value	(2,812)	(1,026,644)	984,427
Reverse repurchase agreements	—	(147,919)	147,919
Prepaid expenses and other assets	(11,516)	1,079	(7,975)
Changes in operating liabilities
Securities sold but not yet purchased, at fair value	7,651	133,371	(150,345)
Repurchase agreements related to broker-dealer activities		929,363	(929,363)
Accounts payable and accrued expenses	45,870	(37,190)	(5,328)
Accrued compensation and benefits	34,125	(45,706)	(29,782)

Net cash provided by (used in) operating activities	137,161	(119,073)	29,195

Cash flows from investing activities
Purchases of mortgage-backed securities	—	—	(420,501)
Receipt of principal payments on mortgage-backed securities	—	—	5,629
Advances to FBR Group	(255,428)	(62,141)	—
Repayments by FBR Group	273,153	139,121	8,417
Purchases of furniture, equipment, software, and leasehold improvements	(15,798)	(23,288)	(3,758)
Proceeds from disposals of furniture, equipment, software, and leasehold improvements	—	—	683
(Purchases of) proceeds from reverse repurchase agreements, net	(183,375)	47,469	135,906
Purchases of long-term investments	(1,000)	(1,515)	(6,107)
Proceeds from sale of investment securities	6,611	18,815	35,189

Net cash provided by (used in) investing activities	(175,837)	118,461	(244,542)

Cash flows from financing activities
Contributions from Parent company	1	9	4,017
Distributions to Parent company	(2,141)	(50,000)	(13,993)
Due to affiliates, net	(4,758)	(13,446)	(23,572)
Proceeds of repurchase agreements, net	—	—	189,156
Proceeds from (repayment of) the issuances of commercial paper, net	183,644	(47,628)	(136,016)
Repayments of short term borrowings	—	(397,000)	(75,000)
Proceeds from short-term borrowings	—	472,000	—
Proceeds from issuance of common stock	—	—	259,738

Net cash provided by (used in) financing activities	176,746	(36,065)	204,330

Cash and cash equivalents
Net increase (decrease) in cash and cash equivalents	138,070	(36,677)	(11,017)
Beginning of period	61,041	199,111	162,434

End of period	$199,111	$162,434	$151,417

Supplemental cash flows disclosures
Income tax payments	$65,748	$51,271	$7,828
Interest payments	804	41,599	53,036
Non-cash operating activities
Securities received in exchange for services provided, fair value at receipt date	$1,524	$376	$—
Securities distributed to FBR Group, Inc. and FBR TRS Holdings, Inc.	25,501	548	6,007
Net assets contributed by FBR Group, Inc. and FBR TRS Holdings, Inc.	1,901	9,361	231,407

The accompanying notes are an integral part of these consolidated financial statements.

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share amounts)

Note 1. Organization and Nature of Operations:

Organization

FBR Capital Markets Corporation (the Company), a Virginia corporation, is a holding Company of which the principal operating companies are Friedman, Billings, Ramsey & Co., Inc. (FBR & Co.), Friedman, Billings, Ramsey International, Ltd. (FBRIL), FBR Investment Management, Inc. (FBRIM) and FBR Fund Advisers, Inc. (FBRFA). The Company is a majority-owned subsidiary of FBR TRS Holdings, Inc. (FBR TRS Holdings), which is a wholly-owned subsidiary of Friedman, Billings, Ramsey Group, Inc. (FBR Group).

The Company was formed in June 2006 to be the holding company for FBR & Co., FBRIL, FBRIM, and FBRFA. On June 9, 2006, FBR TRS Holdings purchased 1,000 shares of the Company’s common stock for $0.10 per share.

In July 2006, the Company entered into a contribution agreement with FBR TRS Holdings pursuant to which FBR TRS Holdings contributed to the Company 100% of the outstanding capital stock of FBR Capital Markets Holdings, Inc. and FBR Asset Management Holdings, Inc. in exchange for the issuance of 45,999,000 shares of the Company’s common stock. This transaction resulted in the contribution of $231,047 of net assets to the Company.

Prior to the contribution transactions described above, FBR & Co., FBRIM and FBRFA paid dividends of $20,000 in the aggregate, consisting of $13,993 in cash and $6,007 in investment securities, to FBR TRS Holdings.

FBR & Co. is a registered broker-dealer and member of the National Association of Securities Dealers, Inc. It acts as an introducing broker and forwards all transactions to clearing brokers on a fully disclosed basis. FBR & Co. does not hold funds or securities for, nor owe funds or securities to, customers. During the periods presented, FBR & Co.’s capital raising and advisory activities were concentrated primarily on financial services, real estate, energy, healthcare and technology companies.

FBRIM, established in March 2003 from contributions from FBR Group to the Company, is a registered investment adviser that manages and acts as general partner, managing member or manager of various proprietary hedge and private equity funds. FBRIM also manages separate investment accounts. FBRFA is a registered investment adviser that manages The FBR Family of Funds.

Nature of Operations

The Company’s principal business activities, including capital raising, securities sales and trading, merger, acquisition and advisory services, proprietary investments, and venture capital and other asset management services, are all linked to the capital markets.

The Company’s investment banking and institutional brokerage business activities are primarily focused on small- and mid-cap stocks in the financial services, real estate, technology, energy, healthcare, consumer and diversified industries sectors. By their nature, the Company’s business activities are conducted in markets which are highly competitive and are subject to general market conditions, volatile trading markets and fluctuations in the volume of market activity, as well as conditions affecting the companies and markets in the Company’s areas of focus.

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

The Company’s revenues from investment banking and incentive allocations or fees from asset management, are subject to substantial fluctuations due to a variety of factors that cannot be predicted with great certainty, including the overall condition of the economy and the securities markets as a whole and of the sectors on which the Company focuses. Fluctuations also occur due to the level of market activity, which, among other things, affects the flow of investment dollars and the size, number and timing of transactions. As a result, net income and revenues in any particular period may vary significantly from period to period and year-to-year.

The financial services industry continues to be affected by a competitive environment. In order to compete in this increasingly competitive environment, the Company continually evaluates its businesses across varying market conditions for profitability and alignment with long-term strategic objectives, including the diversification of revenue sources. The Company believes that it is important to diversify and strengthen its revenue base by increasing the segments of its business that offer a recurring and more predictable source of revenue.

Concentration of Risk

A substantial portion of the Company’s investment banking revenues in a year may be derived from a small number of transactions or issues or may be concentrated in a particular industry. For the years ended December 31, 2004, 2005 and 2006 investment banking revenue accounted for 73.6%, 73.6% and 59.0%, respectively, of the Company’s net revenue.

Note 2. Summary of Significant Accounting Policies:

Principles of Consolidated Financial Statements

The consolidated financial statements include the accounts of the Company and FBR & Co., FBRIL, FBRIM and FBRFA, as well as Arlington Funding, LLC (Arlington Funding), a variable interest entity, of which the Company is determined to be the primary beneficiary in accordance with Financial Accounting Standards Board (FASB) Interpretation No. 46R, “Consolidation of Variable Interest Entities an Interpretation of ARB No. 51” (FIN 46R). All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of the Company’s financial statements, in conformity with accounting principles generally accepted in the United States of America, requires us to make estimates and assumptions affecting the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although we base our estimates and assumptions on historical experience, when available, and on various other factors that we believe to be reasonable under the circumstances, management exercises significant judgment in the final determination of our estimates. Actual results may differ from these estimates.

Cash Equivalents

Cash equivalents include demand deposits with banks, money market accounts and highly liquid investments with original maturities of three months or less that are not held for sale in the ordinary course of business. As of December 31, 2005 and 2006, approximately 43% and 73%, respectively, of the Company’s cash equivalents were invested in money market funds that invest primarily in U.S. Treasuries and other government securities backed by the U.S. government.

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

Securities and Principal Investments

Mortgage-backed security transactions are recorded as purchases and sales on the date the securities are settled unless the transaction qualifies as a regular-way trade, in which case the transactions are accounted for as purchases or sales on a trade date basis. Any amounts payable or receivable for unsettled trades are recorded as “securities sold” or “securities purchased” in the Company’s balance sheets.

Long-term investments in marketable equity securities and mortgage-backed securities that are held in non-broker-dealer entities and are classified as either available-for-sale or trading investments pursuant to SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” These investments are carried at fair value with resulting unrealized gains and losses on available-for-sale securities reflected in accumulated other comprehensive income (loss) in the balance sheets and unrealized gains and losses on trading securities reflected in net investment income in the statements of operations.

Investments in proprietary investment funds including hedge, private equity and venture funds, in which the Company is the general partner or has a significant limited partner interest or is the managing member or manager, are accounted for similar to the equity method and the Company’s proportionate share of income or loss (income allocation including realized and unrealized gains and losses) is reflected in net investment income in the statements of operations.

The private investment funds are non-registered investment companies that record their investments in securities at fair value. Certain investments consist of equity investments in securities of development-stage and early-stage privately and publicly held companies. The disposition of these investments may be restricted due to the lack of a ready market or due to contractual or regulatory restrictions on disposition. In addition, these securities may represent significant portions of the issuer’s equity and carry special contractual privileges not available to other security holders. As a result of these factors, precise valuation for the restricted public securities and private company securities is a matter of judgment, and the determination of fair value must be considered only an approximation and may vary significantly from the amounts that could be realized if the investment were sold or from the value that would have been used had a ready market existed for the securities and those differences could be material.

Trading securities and long term investments owned by the Company’s broker-dealer subsidiaries and securities sold but not yet purchased are recorded on a trade-date basis and carried at fair value. Realized and unrealized gains and losses from trading securities are reflected in principal transactions in the statements of operations. Realized and unrealized losses from such long term investments are reflected in net investment income in the statements of operations.

Realized gains and losses on sales of non-mortgage-backed securities are determined using the specific identification method. Realized gains and losses on mortgage-backed securities transactions are determined based on average cost. Declines in the value of available-for-sale investments below the Company’s cost basis that are determined to be other than temporary are reclassified from accumulated other comprehensive income (loss) and included in net investment income (loss) in the statements of operations. Declines in the value of cost method investments below the Company’s basis that are determined to be other than temporary are included in net investment income (loss) in the statement of operations.

Substantially all financial instruments used in the Company’s trading and investing activities are carried at fair value or amounts that approximate fair value. Fair value is based generally on listed market prices or broker- dealer price quotations. The fair value of the Company’s mortgage-backed securities is based on market prices

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

provided by certain independent dealers who make markets in these financial instruments. The fair values reported reflect estimates and may not necessarily be indicative of the amounts the Company could realize in a current market transaction. To the extent that prices are not readily available, fair value is based on internal valuation models and estimates made by management, as discussed below.

In connection with certain capital raising transactions, the Company has received and holds warrants for the stock of the issuing companies, which are generally exercisable at the respective offering price of the transaction. Similarly, the Company may receive and hold shares of the issuing companies. For restricted warrants and shares, including private company warrants and shares, these investments by their nature, have limited or no price transparency. Such investments are initially carried at cost as an approximation of fair value. Adjustments to carrying value may be made if there are third-party transactions evidencing a change in value. Downward adjustments also may be made, in the absence of third-party transactions, if the Company determines based on valuation models and estimates that the expected realizable value of the investment is less than the carrying value. In reaching that determination, the Company may consider factors such as, but not limited to, the financial performance of the companies relative to projections, trends within sectors, underlying business models and expected exit timing and strategy. Due to the restrictions on the warrants and the underlying securities, and the subjectivity of these valuations, these warrants may have nominal values. The Company values warrants to purchase publicly traded stocks, where the restriction periods have lapsed, using an option valuation model.

Receivable from Clearing Broker

The Company clears all of its proprietary and customer transactions through another broker-dealer on a fully disclosed basis. Based on the terms and conditions of the Company’s agreements with its clearing broker, the amount receivable from the clearing broker represents cash on hand with the clearing broker plus proceeds from unsettled securities sold and less amounts payable for unsettled securities purchased by the Company. The amounts payable are collateralized by securities owned by the Company.

Intangible Assets

The Company accounts for its intangible assets consisting of acquired mutual fund management contracts in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” Under SFAS 142, the values of the acquired management contracts are amortized in proportion to their expected economic benefit of 15 years and tested for impairment by comparing expected future gross cash flows to the asset’s carrying amount. If the expected gross cash flows are less than the carrying amount, the asset is impaired and is written-down to its fair value.

Furniture, Equipment, Software and Leasehold Improvements

Furniture and equipment are depreciated using the straight-line method over their estimated useful lives of three to fifteen years. Leasehold improvements are amortized using the straight-line method over the shorter of the useful life or lease term. Amortization of purchased software is recorded over the estimated useful lives of three to five years.

Repurchase Agreements

Securities sold under agreements to repurchase, which are treated as financing transactions for financial reporting purposes, are collateralized primarily by government agency securities and are carried net by counterparty, when permitted, at the amounts at which the securities subsequently will be repurchased plus accrued interest.

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

Investment Banking Revenues

Capital raising revenues represent fees earned from private placements and from public offerings of securities in which the Company acts as underwriter. These revenues are comprised of selling concessions, underwriting fees, and management fees. Advisory revenues represent fees earned from mergers and acquisitions, mutual conversions, financial restructuring and other advisory services provided to clients. Capital raising revenues are recorded as revenue at the time the underwriting or private placement is completed. Advisory fees are recorded as revenue when the related service has been rendered and the client is contractually obligated to pay. Certain fees received in advance of services rendered are recognized as revenue over the service period.

Institutional Brokerage Agency and Principal Revenues

Agency commissions consist of commissions earned from executing stock exchange-listed securities and other transactions as an agent and principal transactions consist of sales credits and trading gains or losses from equity security transactions. Revenues generated from securities transactions and related commission income and expenses are recorded on a trade date basis.

Asset Management Revenues

The Company records two types of asset management revenue:

(1) Certain of the Company’s subsidiaries act as investment advisers and receive management fees for the management of proprietary investment funds, mutual funds based upon the amount of capital committed or assets under management. This revenue is recognized over the period in which services are performed and is recorded in base management fees in the Company’s statements of operations.

(2) The Company also receives incentive income based upon the operating results of the funds. Incentive income represents a share of the gains in the investment, and is recorded in incentive allocations and fees in the statements of operations. The Company recognizes incentive income from the funds based on what would be due to the Company if the fund terminated on the balance sheet date. Incentive allocations may be based on unrealized gains and losses, and could vary significantly based on the ultimate realization of the gains or losses. The Company may therefore reverse previously recorded incentive allocation in future periods.

Investment Funds

The Company’s subsidiary FBRIM, through various wholly-owned limited liability corporations, is the general partner, managing member, or manager of various hedge and private equity funds. Under the terms of the funds’ applicable governance agreements, FBRIM can be removed as the general partner, managing member, or manager of these entities by a simple majority vote of the unaffiliated limited partners or non-managing members. Accordingly, the Company accounts for its investments in these entities similar to the equity method of accounting.

The Company records allocations for its proportionate share of the earnings or losses of certain hedge and private equity funds. Income or loss allocations are recorded in net investment income in the Company’s statements of operations. The funds record their investments at fair value with changes in fair value reported in the funds’ earnings at each reporting date. Accordingly, capital accounts at each reporting date include all applicable allocations of the funds’ realized and unrealized gains and losses.

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

Compensation

A significant component of compensation expense relates to incentive bonuses. Incentive bonuses are accrued based on the contribution of key business units using certain pre-defined formulas. The Company’s compensation accruals are reviewed and evaluated on a quarterly basis.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R). The Company adopted SFAS 123R on January 1, 2006 using the modified-prospective transition method. SFAS 123R requires companies to recognize expense in the income statement for the grant-date fair value of awards of equity instruments to employees. Pursuant to SFAS 123R, expense is recognized over the period during which employees are required to provide service. The expense is recorded using an estimated forfeiture of awards on the date of grant, rather than recognizing forfeitures as incurred as was permitted by SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS 123). Under the modified prospective transition method, compensation cost is recognized after the date of adoption for the portion of outstanding awards granted prior to the adoption of SFAS 123 for which service has not yet been rendered. In addition, under the modified prospective transition method, results for years ended December 31, 2004 and 2005 were not restated.

Prior to adopting SFAS 123R, we presented the cash flows related to income tax deductions in excess of compensation cost recognized on stock issued under restricted stock vesting and stock options exercised during the period as operating cash flows in the Consolidated Statement of Cash Flows. SFAS 123R requires excess benefits to be classified as financing cash flows.

Pursuant to SFAS 123R, compensation expense recognized in the statement of operations for stock options for the year ended December 31, 2006, was $3,024 and a related tax benefit of $722. In addition, in accordance with the provisions of SFAS 123R, the Company recognized compensation expense of $865 related to shares offered under the FBR Group Employee Stock Purchase Plan.

Prior to the adoption of SFAS 123R, the Company accounted for stock-based compensation in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation.” Pursuant to SFAS 123, the Company continued to apply the provisions of Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees.” Under APB 25, compensation expense was recorded for the difference, if any, between the fair market value of the common stock on the date of grant and the exercise price of the option.

Income Taxes

Deferred tax assets and liabilities represent the differences between the financial statement and income tax bases of assets and liabilities using enacted tax rates. The measurement of net deferred tax assets is adjusted by a valuation allowance if, based on our evaluation, it is more likely than not that they will not be realized.

Other Comprehensive Income

Comprehensive income includes net income as currently reported by the Company on the consolidated statements of operations adjusted for other comprehensive income. Other comprehensive income for the Company represents changes in unrealized gains and losses related to the Company’s equity and mortgage-backed securities accounted for as available-for-sale with changes in fair value recorded through shareholders’ equity.

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

Earnings Per Share

The following tables present the computations of basic and diluted earnings per share for the years ended December 31, 2004, 2005 and 2006:

	Year Ended December 31, 2004		Year Ended December 31, 2005		Year Ended December 31, 2006
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Weighted average shares outstanding:
Common stock (in thousands)	46,000	46,000	46,000	46,000	54,137	54,137
Stock options (in thousands)	—	—	—	—	—	—

Weighted average common and common equivalent shares outstanding (in thousands)	46,000	46,000	46,000	46,000	54,137	54,137

Net earnings (loss) applicable to common stock	$89,754	$89,754	$48,085	$48,085	$(9,841)	$(9,841)

Earnings (loss) per common share	$1.95	$1.95	$1.05	$1.05	$(0.18)	$(0.18)

For the years ended December 31, 2004, and 2005, the weighted average shares outstanding used in the calculation of basic and diluted earnings per share as presented in the consolidated financial statements of operations assumes the 46,000,0000 shares of common stock issued to FBR TRS Holdings in July 2006 were outstanding for each of the periods. For the year ended December 31, 2006, the weighted average share calculation assumes the issuance of 46,000,000 shares, previously noted, and the effect of 18,000,000 shares of common stock that were sold in a private offering in July 2006 (see Note 11). Options to purchase 5,976,000 shares of the Company’s common stock were outstanding as of December 31, 2006. No options were outstanding for the years ended December 31, 2004 and 2005. For the year ended December 31, 2006, 5,976,000 outstanding options were anti-dilutive.

Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments an amendment of FASB Statements No. 133 and 140” (SFAS 155). This Statement will be effective beginning in the first quarter of 2007. Earlier adoption is permitted. The statement permits interests in hybrid financial assets that contain an embedded derivative that would require bifurcation to be accounted for as a single financial instrument at fair value with changes in fair value recognized in earnings. This election is permitted on an instrument-by-instrument basis for all hybrid financial instruments held, obtained, or issued as of the adoption date. Based on its current activities, the Company does not expect that adoption of SFAS 155 will have a material effect on the consolidated financial statements.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140,” (SFAS 156) which permits entities to elect to measure servicing assets and servicing liabilities at fair value and report changes in fair value in earnings. Adoption of SFAS 156 is required for financial periods beginning after September 15, 2006. Based on its current activities, the Company does not expect the standard to have a material impact on the consolidated financial statements.

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157). This statement clarifies the definition of fair value, establishes a framework and hierarchy of fair value measurements, and expands disclosures about fair value measurements. This statement emphasizes that companies should use a market-based approach using similar assumptions that market participants would use in their assessment of the

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

fair value of an asset or liability. These assumptions should include, but are not limited to, risks associated with the asset or liability and restrictions on the sale or use of the asset. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently assessing the impact of adoption of SFAS 157.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115” (SFAS 159). Under SFAS 159, entities will be permitted to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis (the fair value option). This Statement is effective for the fiscal years that beginning after November 15, 2007 with early adoption permitted. The Company is currently assessing the impact of adoption of SFAS 159.

In July 2006, the FASB released FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 clarifies the accounting and reporting for income taxes where interpretation of the tax law may be uncertain. FIN 48 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of income tax uncertainties with respect to positions taken or expected to be taken in income tax returns. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company is currently assessing the impact of adoption of FIN 48.

In June 2005, the FASB ratified the consensus reached by the EITF on Issue 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (EITF 04-5). EITF 04-5 presumes that a general partner controls a limited partnership, and should therefore consolidate a limited partnership, unless the limited partners have the substantive ability to remove the general partner without cause based on a simple majority vote or can otherwise dissolve the limited partnership, or unless the limited partners have substantive participating rights over decision making. Adoption of this guidance did not have an impact on the consolidated financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 (SAB 108). Due to diversity in practice among registrants, SAB 108 expresses SEC staff views regarding the process by which misstatements in financial statements are evaluated for purposes of determining whether financial statement restatement is necessary. SAB 108 is effective for fiscal years ending after November 15, 2006, and early application is encouraged. The implementation of SAB 108 did not have an impact on the consolidated financial statements.

Note 3. Related-Party Transactions:

The Company is a member of an operating group of affiliates that may provide or receive services to and from each other. From time to time, FBR Group and other affiliates may record other costs which, in part, may be based on the Company’s operations. During the years ended December 31, 2004, 2005 and 2006, FBR Group allocated to the Company certain costs relating to executive compensation and corporate overhead and the Company allocated to FBR Group and other affiliates certain overhead costs. Executive compensation costs allocated to the Company represent the Company’s proportionate share of executive compensation payable to FBR Group executive officers under the applicable years’ FBR Group Key Employee Incentive Plan. Overhead costs allocated to the Company by FBR Group represent charges for various corporate governance activities. Overhead costs allocated to FBR Group and other affiliates represent allocations for the use by these entities of various support services administered by the Company. The Company believes that the allocation methods are reasonable and that the financial statements include all of the expenses that would have been incurred had the Company operated as an unaffiliated entity during the years ended December 31, 2004, 2005 and 2006.

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

In July 2006, the Company entered into various inter-company and other contractual arrangements with FBR Group and Crestview Partners, a New York-based private equity firm (Crestview), including a management services agreement and a services agreement and other related party contractual arrangements.

Management Services Agreement

Under the management services agreement with FBR Group, FBR Group will provide the Company with its executive management team, each member of which will be responsible for performing, subject to the oversight of our board of directors, the services and activities customarily performed by persons holding the positions that each such member of our executive management team will hold with us or as otherwise requested by the Company’s board of directors from time to time. Pursuant to this agreement, the Company will pay FBR Group an amount equal to 8.0% of its consolidated pre-tax earnings, plus an additional amount equal to 3.0% of the pre-tax earnings of the investment banking unit of FBR & Co., in each case before deducting the amount payable to FBR Group. This amount will represent our share of the executives’ bonus pool, and all amounts payable to FBR Group will be allocated to its executive bonus pool under its Key Employee Incentive Plan. FBR Group pays annual bonuses out of this pool to the members of its executive management team, all of whom are also members of the Company’s executive management team and three of whom are members of the Company’s board of directors.

Historically, each of the Company’s subsidiaries has paid a portion of its pre-tax earnings to FBR Group in order to fund its pro rata portion of FBR Group’s executive bonus pool under FBR Group’s Key Employee Incentive Plan. These payments are included in compensation and benefits in the Company’s consolidated statements of operations for each of the last three fiscal years. The percentage of pre-tax earnings paid by the Company’s subsidiaries to fund FBR Group’s executive bonus pool has varied from year to year.

Services Agreement

Under the services agreement with FBR Group, the Company will provide, or cause one or more of its subsidiaries to provide, to FBR Group certain services, including various corporate overhead services, for fees based on costs incurred by the Company and its subsidiaries in providing the services. Similarly, FBR Group will agree to provide to the Company and its subsidiaries under the same services agreement certain services, including corporate development and certain asset management services, for fees based on costs incurred by FBR Group in providing the services.

In addition, the Company will perform certain administrative services, including calculating and arranging for payment on behalf of FBR Group certain general expenses, including incentive compensation, long-term incentive compensation, insurance expenses and audit fees.

Cost Allocations

During the years ended December 31, 2004, 2005 and 2006, the Company was allocated $23,583, $939 and $-0-, respectively, in compensation and benefits expense related to executive compensation for officers of FBR Group.

During the years ended December 31, 2004, 2005 and 2006, the Company decreased its other operating expenses by $2,500, $5,345 and $10,295, respectively, representing overhead costs allocated to affiliates. In

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

addition, FBR Group allocated $3,782 of costs to the Company associated with corporate governance overhead costs for the year ended December 31, 2006.

Corporate Agreement

Under the corporate agreement with FBR Group, FBR Group has agreed to indemnify the Company against claims related to the businesses contributed to the Company prior to the completion of the July 2006 private equity offering (see Note 11) and that arise out of actions or events that occurred prior to that offering. FBR Group has incurred $4,136, net of taxes in costs pursuant to these indemnification provisions. Pursuant to SEC Staff Accounting Bulletin No. 79, “Accounting for Expenses or Liabilities Paid by Principal Stockholder(s),” the Company includes such costs in its statements of operations and reflects a corresponding capital contribution from FBR Group.

Receivables and Payables

The Company currently has a revolving credit agreement with FBR Group for a loan amount of up to $200,000. From time to time, FBR Group borrows funds from the Company under this credit agreement to provide for its working capital needs. The loan is collateralized by public equity securities held in a segregated brokerage account in the name of the Company. As of December 31, 2005 and 2006, $8,417 and $-0-, respectively, was outstanding under this credit agreement. The Company records monthly interest revenue at a rate equal to the Bear Stearns broker call rate plus 2%. The rate as of December 31, 2004, 2005 and 2006 was 4.75%, 6.75% and 8.25%, respectively and the amount of interest revenue recorded during the years ended December 31, 2004, 2005 and 2006 was $3,400, $2,300, and $1,208, respectively.

The Company also has a subordinated revolving loan agreement with FBR Group (see Note 7).

In addition, from time to time, the Company may provide funding to other affiliates that are wholly-owned subsidiaries of FBR Group to be used for general operating purposes.

Receivable from affiliates consisted of the following as of the specified dates:

	December 31, 2005	December 31, 2006
Receivable from wholly-owned subsidiaries of FBR TRS Holdings	$22	$383
Receivable from other affiliates	3,424	1,024

	$3,446	$1,407

Due to affiliates consisted of the following as of the specified dates:

	December 31, 2005	December 31, 2006
Payable to FBR Group	$12,809	$3,161
Payable to FBR TRS Holdings	8,228	2,050
Payable to wholly-owned subsidiaries of FBR TRS Holdings	7,506	12
Payable to other affiliates	265	13

	$28,808	$5,236

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

Included in the payable to FBR TRS Holdings are income tax receivables of $10,458, and $672 as of December 31, 2005 and 2006, respectively. The income tax receivable represents tax overpayments recorded on a separate company basis that are due from FBR TRS Holdings in accordance with the tax sharing arrangement in place (see Note 8).

Capital Markets Activity

During the years ended December 31, 2004, 2005 and 2006, the Company earned brokerage commissions of approximately $2,700, $700, and $25 respectively, from investment partnerships whose general partner is FBRIM and other affiliates.

During 2005, MHC I Inc., an affiliate of the Company, issued asset-backed securities through securitization trusts to finance a portion of their portfolio of loans held for investment. The Company acted as lead-manager and underwriter on these transactions and recorded approximately $15,100 in underwriting revenue for the year ended December 31, 2005. As of December 31, 2005, the Company had approximately $1,800 invested in a securitization trust of MHC I, Inc.

During 2005, First NLC Financial Services, LLC (FNLC), an affiliate of the Company, issued asset-backed securities through securitization trusts. The Company acted as lead-manager and underwriter on these transactions and recorded approximately $3,000 in underwriting revenue on its statement of operations. As of December 31, 2005, the Company had approximately $30,300 invested in a securitization trust of FNLC.

During 2006, FNLC issued an asset-backed security representing its residual interest in a securitization trust. The Company acted as lead-manager and underwriter on the transaction and recorded $398 in underwriting revenue on its statements of operation. As of December 31, 2006, the Company had no investments in FNLC issued securities.

Distributions and Contributions

In advance of the merger between FBR Group and FBR Asset Investment Corporation in March 2003, FBR Group contributed certain non-REIT qualifying assets comprised of general partner, managing member and limited partnership interests in various hedge and private equity funds, as well as certain other assets and liabilities, with a total value of $17,455 to the Company. Through these contributions the Company established FBRIM, a registered investment advisor. FBRIM is the successor to an entity previously owned by FBR Group that engaged in similar investment advisory activities, including management of FBR Asset Investment Corporation.

During the year ended December 31, 2005, to support FBR Group dividend payments the Company distributed cash and equity securities valued at $50,548 to FBR Group. During the year ended December 31, 2005, in order to consolidate FBR Group’s mutual fund management contracts in one entity, FBR TRS Holdings contributed $9,370 of management contract intangible and certain other related assets to the Company. During the year ended December 31, 2004, to support FBR Group dividend payments the Company distributed equity securities and warrants valued at $27,643 to FBR Group, and received equity securities valued at $1,901 from FBR Group.

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

During the year ended December 31, 2006, the Company distributed cash and equity securities valued at $20,000 to FBR TRS Holdings in conjunction with its contributions to the Company (see Note 1) and the private equity offering described in Note 11.

Note 4. Investments:

Institutional Brokerage Trading

In May 2005, the Company initiated certain fixed income trading activities primarily related to mortgage-backed, asset-backed and other structured securities, at its broker-dealer subsidiary FBR & Co. These activities continued through October 2006 when a decision was made to sell the Company’s positions. These activities included buying and selling mortgage-backed securities and other structured securities, in various financial transactions (which may include forward trades, dollar rolls and reverse repurchase transactions). The Company managed market risk associated with these securities positions primarily through forward purchases and sales of such securities. To accomplish this objective, the Company also used U.S. Treasury securities, agency debt securities, Eurodollar futures and options to buy or sell agency debt and mortgage-related securities. To manage institutional credit risk, the Company analyzed and monitored the financial condition and trading positions of all counterparties and established trading limits consistent with these reviews.

Trading account securities sold but not yet purchased represent obligations of the Company to deliver the specified security at the contracted price, and thereby, create a liability to purchase the security in the market at prevailing prices. In general, the corporate equity obligations relate primarily to over-allotments associated with the Company’s underwriting activities. These transactions when unrelated to over-allotments result in off-balance-sheet risk as the Company’s ultimate obligation to satisfy the sale of securities sold but not yet purchased may exceed the current value recorded in the consolidated balance sheets.

In conjunction with its fixed income trading activity, the Company had entered into reverse repurchase agreements with mortgage originators and other third parties that hold mortgage loans and mortgage securities. There were no such outstanding reverse repurchase agreements as of December 31, 2006. As of December 31, 2005 the outstanding balance of these reverse repurchase agreements was $147,918 and the weighted average coupon was 3.75%.

The Company received collateral under these reverse repurchase agreements. The Company valued the underlying collateral securities on a daily basis to ensure that the fair market value, including accrued interest, is at least equal, at all times, to the repurchase price. In the event of default by the counterparty, the Company had the right to liquidate the collateral and apply the proceeds in satisfaction of the obligation. In many instances, the Company was permitted to rehypothecate securities received as collateral. At December 31, 2005, the Company had received securities as collateral that can be repledged, delivered or otherwise used with a fair value of $147,918. Of these securities received as collateral, those with a fair value of $147,502 were delivered or repledged, generally as collateral under repurchase agreements or to cover securities sold but not yet purchased positions as of December 31, 2005. As of December 31, 2005, the amount at risk under these reverse repurchase agreements is not greater than 10% of shareholders’ equity for any one counterparty.

The weighted average coupon for fixed income trading securities owned and for fixed income securities sold but not yet purchased were 5.29% and 4.43%, respectively, as of December 31, 2005. The Company funded investments in such trading activities with repurchase agreement borrowings (see Note 7). As of December 31, 2005, $963,772 of these securities were pledged as collateral for repurchase agreements all of which can be rehypothecated by the repurchase agreement counterparties.

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

Institutional brokerage trading related securities consisted of the following as of:

	December 31,
	2005		2006
	Owned	Sold But Not Yet Purchased	Owned	Sold But Not Yet Purchased

Government agency backed securities	$498	$—	$—	$—
Government securities	921,880	147,502	—	—
Asset-backed securities	45,121	—	—	—
Corporate bond securities	1,299	2,867	613	2
Corporate equity securities	65,590	178	17,567	200

	$1,034,388	$150,547	$18,180	$202

Long-term Investments

Long-term investments consisted of the following as of:

	December 31, 2005	December 31, 2006
Investment funds	$18,827	$11,474
Merchant banking
Marketable equity securities	1,007	—
Non-public equity securities	—	5,107
Investment securities—marked to market	6,799	12,622
Other investments	7,823	3,140

Total long-term investments	$34,456	$32,343

Investment Funds

The private investment funds from which the Company earns management, incentive and investment income are non-registered investment companies that record their investments in securities at fair value. Certain investments consist of equity investments in securities of development-stage and early-stage privately and publicly held companies. The disposition of these investments may be restricted due to the lack of a ready market or due to contractual or regulatory restrictions on disposition. In addition, these securities may represent significant portions of the issuer’s equity and carry special contractual privileges not available to other security holders. As a result of these factors, precise valuation for the restricted public securities and private company securities is a matter of judgment, and the determination of fair value must be considered only an approximation and may vary significantly from the amounts that could be realized if the investment were sold or from the value that would have been used had a ready market existed for the securities and those differences could be material.

FBRIM, through various wholly-owned limited liability corporations, is the general partner, managing member, or manager of various hedge and private equity funds. All of these entities were formed for the purpose of investing in public and private securities; therefore, their assets principally consist of investment securities accounted for at fair value. Under the terms of the funds’ applicable governance agreements, FBRIM can be

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

removed as the general partner, managing member, or manager of these entities by a simple majority vote of the unaffiliated limited partners or non-managing members. The Company accounts for its investments in these entities similar to the equity method of accounting and the Company’s proportionate share of income or loss (income allocation including realized and unrealized gains or losses) is reflected in net investment income in the statement of operations.

In addition, as a significant investor in certain other investment funds, although we do not manage these funds we also account for these investments similar to the equity method. The following table specifies the Company’s investments in such investment funds:

	December 31,
	2005	2006
Hedge funds	$14,895	$6,865
Private equity funds	526	721
Other	3,406	3,888

	$18,827	$11,474

The following table summarizes certain financial information regarding the Company’s investments in these investment funds.

	December 31,
	2004	2005	2006
Total assets	$739,862	$417,905	$192,014
Total liabilities	34,281	50,874	10,138
Total equity	705,581	367,031	181,876
Total revenue	16,501	24,797	7,049
Total expenses	11,660	12,352	14,852
Realized gains	58,642	30,821	4,049
Unrealized (losses) gains	17,761	(73,056)	194,961
Net (losses) income	81,244	(29,790)	191,207
FBR Capital Markets Corporation’s share of total equity	28,018	18,827	11,474
FBR Capital Markets Corporation’s share of net income-net investment income	3,309	883	321
FBR Capital Markets Corporation’s share of net income-incentive allocations and fees	6,270	1,851	448

As of December 31, 2005 and 2006, the Company had receivables of $2,056 and $408, respectively, due from these affiliates.

Marketable and Non-public Securities

The Company classifies its marketable equity securities held outside of the Company’s broker-dealer subsidiaries as available-for-sale. In accordance with SFAS 115, the securities are carried at fair value with resulting unrealized gains and losses reflected as other comprehensive income or loss. As of December 31, 2005, the Company had one marketable equity security with a fair value of $1,007. The Company subsequently distributed the security to FBR TRS Holdings in June 2006.

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

The Company has invested in three non-public equity securities as of December 31, 2006. These securities are originally carried at cost and valued in accordance with the Company’s policies discussed in Note 2. As of December 31, 2006, the balance of non-public securities was $5,107.

The Company evaluates its portfolio of marketable equity securities for impairment on a quarterly basis. During 2004 and 2005, respectively, the Company recorded $1,108, and $1,063 of other than temporary losses in the statements of operations relating to marketable equity securities. There were no other than temporary losses recorded during the year ended December 31, 2006.

For investments in equity securities carried at cost, except as noted in the following sentence, the Company did not identify any events or changes in circumstances that may have had a significant adverse affect on the fair value of these investments during the years ended December 31, 2004, 2005 and 2006. The Company recorded a $2,500 impairment loss during 2004 reflecting the Company’s evaluation of the estimated fair value of a private debt investment.

During 2004, the Company did not sell any marketable equity securities. During 2005, the Company received $192 from sales of marketable equity securities resulting in gross gains and losses of $11 and $(23), respectively. During the year ended December 31, 2006 the Company did not sell any marketable equity securities.

Mortgage-Backed Securities

During the fourth quarter of 2006, the Company’s invested in agency mortgage-backed securities held outside of the Company’s broker-dealer subsidiaries which are classified as available-for-sale securities. In accordance with SFAS 115, the securities are carried at fair value with resulting unrealized gains and losses reflected as other comprehensive income or loss. Gross unrealized gains and losses on these securities as of December 31, 2006:

	Amortized Cost/Cost Basis	Unrealized			Fair Value
		Gains	Losses
Mortgage-backed securities(1)	$414,831	$828	$(268	)(2)	$415,391

(1)	The amortized cost of mortgage-backed securities includes net premium of $3,454 at December 31, 2006.

(2)	The mortgage-backed securities in unrealized loss positions were purchased during the fourth quarter of 2006. All of these securities are either guaranteed by Fannie Mae or Freddie Mac. The Company does not deem these investments to be other-than-temporarily impaired because of the limited severity and duration of the impairments.

As of December 31, 2006, $194,532 (representing fair value excluding principal receivable) of the mortgage-backed securities were pledged as collateral for repurchase agreements.

Investment Securities—Marked to Market

Investment securities—marked to market include equity securities and warrants to purchase equity securities that were received in connection with investment banking transactions. For the years ended December 31, 2004, 2005 and 2006, the Company recorded net gains (losses) of $2,162, $1,351 and $1,845, respectively, relating to such equity securities (see below for additional detail regarding stock warrants).

Stock Warrants

In connection with its capital raising activities, the Company may receive warrants to acquire equity securities. These instruments are accounted for as derivatives with changes in the fair value recorded to net

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

investment income under SFAS 133. For the years ended December 31, 2004, 2005 and 2006, the Company recorded net gains (losses) of $3,489, $2,603 and $(249), respectively, related to these securities. As of December 31, 2004, 2005 and 2006, the Company held stock warrants with a fair value of $1,064, $1,599 and $1,350, respectively. Furthermore, during the 2005, the Company exercised warrants and sold the resulting stock realizing a gain of $287.

Reverse Repurchase Agreements

Through Arlington Funding, a commercial paper conduit managed by the Company (see Note 7), the Company provides warehouse financing to mortgage originators. In conjunction with this activity the Company enters into reverse repurchase agreements with the mortgage originator. As of December 31, 2005, the outstanding balance of such reverse purchase agreements was $135,907 and the weighted average coupon was 4.74%. As of December 31, 2005, the amount at risk under these reverse repurchase agreements is not greater than 10% of shareholders’ equity for any one counterparty. There were no outstanding reverse repurchase agreements as of December 31, 2006.

The Company receives collateral under the reverse repurchase agreements. The Company values the underlying mortgage-asset collateral on a daily basis to ensure that the fair market value, including accrued interest, is at least equal, at all times, to the repurchase price. In the event of default by the counterparty, the Company has the right to liquidate the collateral and apply the proceeds in satisfaction of the obligation. At December 31, 2005, the Company had received mortgage assets as collateral with a fair value of $140,676.

Accumulated Other Comprehensive Income

The following provides detail of the amounts included in accumulated other comprehensive income and reclassified to earnings during the specified periods.

	Year ended December 31,
	2004	2005	2006
Beginning balance	$2,495	$3,300	$620
Net unrealized investment gains (losses) during the period:
Unrealized holding gains (losses), net of taxes	792	(1,435)	(77)
Reclassification adjustment for recognized (gains) losses included in net income, net of taxes	13	(1,245)	—

Ending balance	$3,300	$620	$543

Note 5. Furniture, Equipment, Software and Leasehold Improvements:

Furniture, equipment, software and leasehold improvements, summarized by major classification, were:

	December 31,
	2005	2006
Furniture and equipment	$18,080	$19,398
Software	6,833	9,769
Leasehold improvements	28,476	27,414

	53,389	56,581
Less: Accumulated depreciation and amortization	(17,956)	(25,359)

	$35,433	$31,222

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

For the years ended December 31, 2004, 2005 and 2006, depreciation expense was $4,054, $6,235 and $7,751, respectively.

Note 6. Intangible Assets

The following table reflects the components of intangible assets as of the dates indicated:

	December 31, 2005	December 31, 2006
Management contracts:
Cost	$19,929	$18,465
Accumulated amortization	(7,032)	(7,465)

Net	$12,897	$11,000

During 2005, FBR TRS Holdings contributed management contracts valued at $9,207, including the related accumulated amortization, to the Company. For the years ended December 31, 2004, 2005 and 2006, amortization expense recognized was $377, $524 and $1,214, respectively.

Estimated amortization expense for each of the next five years is as follows:

Amount
2007	$1,163
2008	1,163
2009	1,163
2010	1,163
2011	1,163

During the years ended December 31, 2004, 2005 and 2006, the Company recorded impairment charges of $388, $249 and $-0-, respectively, relating to the acquired management contracts related to the asset management segment that are included in other operating expenses. In each of the cases, the charges were recorded in response to decisions to close, or agreements to sell, specific mutual funds.

Note 7. Borrowings:

Repurchase Agreements and Commercial Paper

The Company enters into repurchase agreements with various financial institutions that are used in conjunction with the Company’s investments in mortgage-backed securities and through October 2006, mortgage trading activities. As of December 31, 2005 and 2006, the amount at risk under repurchase agreements is not greater than 10% of stockholders’ equity for any one counterparty. The Company also issues commercial paper to fund its warehouse lending reverse repurchase agreements. Commercial paper issuances are conducted through Arlington Funding.

Arlington Funding is a special purpose Delaware limited liability company, organized for the purpose of issuing extendable commercial paper notes in the asset backed commercial paper market and providing warehouse financing in the form of reverse repurchase agreements to mortgage originators with which the Company has a relationship. The Company serves as administrator and provides collateral for Arlington

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

Funding’s commercial paper program. Through these arrangements, the Company is the primary beneficiary of Arlington Funding and consolidates this entity for financial reporting purposes. Currently, other affiliates may also be required to provide collateral in connection with Arlington Funding’s commercial paper program. The extendable commercial paper notes issued by Arlington Funding are rated A1+/P1 by Standard & Poor’s and Moody’s Investors Service, respectively. The Company’s financing capacity through Arlington Funding is $5,000,000.

The following table provides information regarding the Company’s outstanding commercial paper and repurchase agreement borrowings as of the dates specified.

	December 31, 2005		December 31, 2006
	Commercial Paper	Repurchase Agreements	Commercial Paper	Repurchase Agreements
Outstanding balance	$136,016	$929,363	$—	$189,155
Value of assets pledged as collateral:
Agency mortgage-backed securities	—	963,772	—	194,532
Mortgage-assets	141,987	—	—	—
Weighted-average rate	4.41%	4.40%	—	5.31%
Weighted-average term to maturity	20.0 days	20.4 days	—	21.3 days

Subordinated Loans

In December 2005, the Company through FBR & Co. obtained a $75,000 temporary subordinated loan from a subsidiary of its clearing broker. Proceeds of this borrowing are allowable for net capital purposes and were used by the Company in connection with regulatory capital requirements to support underwriting activity. Interest on this loan accrued at an annual rate of three-month LIBOR plus 4%, or 8.37%. The loan was repaid in January 2006.

As of December 31, 2006, the Company had an unsecured revolving subordinated loan agreement with FBR Group with a $500,000 available credit line and an expiration date of March 31, 2007. As of December 31, 2006 and 2005, there were no outstanding balances under this line of credit. Proceeds from these borrowings would be allowable in computing net capital under the SEC’s Uniform Net Capital Rule.

Note 8. Income Taxes:

The Company has historically joined in the filing of a consolidated Federal income tax return with FBR TRS Holdings, Inc. The Company’s current income expense or benefit is calculated on a separate company basis. Losses and benefits are included as utilized in the consolidated return. Payments and refunds were settled with FBR TRS Holdings, Inc. pursuant to the written tax sharing agreement. During the years ended December 31, 2004, 2005 and 2006, the Company recorded $59,516, $45,934 and $(3,271), respectively of income tax expense (benefit). The Company had taxable book income (loss) before income taxes of $149,270, $94,019 and $(13,112), respectively, in 2004, 2005 and 2006.

Due to change in ownership, the Company is a departing member of the FBR TRS Holdings, Inc. consolidated tax group and will file its own consolidated tax return for the period July 21, 2006 through December 31, 2006.

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

The provision (benefit) for income taxes consists of the following for the years ended December 31, 2004, 2005 and 2006:

	2004	2005	2006
Federal	$48,035	$35,790	$(2,937)
State	9,323	9,590	(1,163)
Foreign	2,158	554	829

	$59,516	$45,934	$(3,271)

Current	$66,106	$46,174	$(6,140)
Deferred	(6,590)	(240)	2,869

	$59,516	$45,934	$(3,271)

Deferred tax assets and liabilities consisted of the following as of December 31, 2005 and 2006:

	2005	2006
Unrealized investment gains, recorded in accumulated other comprehensive income	$(395)	$(528)
Unrealized investment gains	(761)	(6,517)
Accrued compensation	6,257	8,812
Depreciation and amortization	(1,555)	(94)
Other than temporary investment write downs	1,817	973
Other, net	247	178
Net operating loss	—	5,009

Net deferred tax asset	$5,610	$7,833

The provision for income taxes results in effective tax rates that differ from the Federal statutory rates. The reconciliation of the Company’s income tax attributable to net income computed at Federal statutory rates to income tax expense was:

	December 31,
	2004	2005	2006
Federal income tax (benefit) at statutory rate	$52,244	$32,863	$(4,650)
State income taxes (benefit), net of Federal benefit	5,721	8,803	(1,167)
Effect of SFAS 123R	—	—	1,681
Nondeductible expenses	1,355	1,383	1,542
Effect of regulatory settlements	—	2,494	—
Other, net	196	391	(677)

Effective income provision (benefit)	$59,516	$45,934	$(3,271)

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

Note 9. Regulatory Capital Requirements:

FBR & Co. is registered with the SEC and is a member of the National Association of Securities Dealers, Inc. Additionally, FBRIL is registered with the Financial Services Authority (FSA) of the United Kingdom. As such, they are subject to the minimum net capital requirements promulgated by the SEC and FSA. As of December 31, 2005 and 2006, FBR & Co. had net capital of $128,370 and $94,592, respectively, that was $119,980 and $90,116, respectively, in excess of its required net capital of $8,390 and $4,476, respectively. As of December 31, 2005 and 2006, FBRIL had net capital in excess of required amounts.

Note 10. Commitments and Contingencies:

Contractual Obligations

The Company has contractual obligations to make future payments in connection with non-cancelable lease agreements and other contractual commitments as well as uncalled capital commitments to various investment partnerships that may be called over the next ten years. The following table sets forth these contractual obligations by fiscal year:

	2007	2008	2009	2010	2011	Thereafter	Total
Minimum rental commitments(1)	$2,577	$2,569	$2,595	$2,559	$2,860	$11,709	$24,869
Related party commitments(2)	13,123	13,214	7,535	7,763	7,670	22,834	72,139
Capital commitments(3)	—	—	—	—	—	—	—

Total Contractual Obligations	$15,700	$15,783	$10,130	$10,322	$10,530	$34,543	$97,008

(1)	Equipment and office rent expense for the years ended December 31, 2004, 2005 and 2006 were $8,026, $12,376 and $12,724, respectively.
(2)	These commitments include contractual obligations to FBR Group and annual payments on multiple facilities leased by FBR Group that are maintained by the Company.
(3)	The table above excludes $5,987 of uncalled capital commitments to various investment partnerships that may be called over the next ten years. This amount was excluded because the Company cannot currently determine when, if ever, the commitments will be called.

The Company also has short-term repurchase agreement borrowings of $189,155 as of December 31, 2006. See Note 7 for further information.

Clearing Broker

FBR & Co. clears all of its securities transactions through a clearing broker on a fully disclosed basis. Pursuant to the terms of the agreements between FBR & Co. and the clearing broker, the clearing broker has the right to charge FBR & Co. for losses that result from a counterparty’s failure to fulfill its contractual obligations.

As the right to charge FBR & Co. has no maximum amount and applies to all trades executed through the clearing broker, the Company believes there is no maximum amount assignable to this right. At December 31, 2006, the Company has recorded no liabilities and during 2006 incurred no significant costs with regard to this right.

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

Litigation

As of December 31, 2006, except as described below, the Company was not a defendant or plaintiff in any lawsuits or arbitrations, nor involved in any governmental or self-regulatory organization (SRO) matters that are expected to have a material adverse effect on the Company’s financial condition or statements of operations. The Company is a defendant in a small number of civil lawsuits and arbitrations (together, litigation) relating to its various businesses. In addition, the Company is subject to various reviews, examinations, investigations and other inquiries by governmental agencies and SROs. There can be no assurance that these matters individually or in aggregate will not have a material adverse effect on the Company’s financial condition or results of operations in a future period. However, based on management’s review with counsel, resolution of these matters is not expected to have a material adverse effect on the Company’s financial condition, results of operations or liquidity.

Many aspects of the Company’s business involve substantial risks of liability and litigation. Underwriters, broker-dealers and investment advisers are exposed to liability under Federal and state securities laws, other Federal and state laws and court decisions, including decisions with respect to underwriters’ liability and limitations on indemnification, as well as with respect to the handling of customer accounts. For example, underwriters may be held liable for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered and broker-dealers may be held liable for statements made by their securities analysts or other personnel. In certain circumstances, broker-dealers and asset managers may also be held liable by customers and clients for losses sustained on investments. In recent years, there has been an increasing incidence of litigation and actions by government agencies and SROs involving the securities industry, including class actions that seek substantial damages. The Company is also subject to the risk of litigation, including litigation that may be without merit. As the Company intends to actively defend such litigation, significant legal expenses could be incurred. An adverse resolution of any future litigation against the Company could materially affect the Company’s operating results and financial condition.

Regulatory Charges and Related Matters

On December 20, 2006, the SEC and the NASD accepted settlement offers made by FBR & Co. with respect to alleged violations relating to FBR & Co.’s trading in a company account and the offering of a private investment in public equity on behalf of CompuDyne, Inc, in October 2001.

In the SEC settlement, FBR & Co., without admitting or denying any wrongdoing, proposed to pay disgorgement, civil penalties and interest totaling approximately $3.7 million and to consent to the entry of a permanent injunction with respect to violations of the antifraud provisions of the federal securities laws. FBR & Co. also agreed to consent to an administrative proceeding under Section 15(b) of the Exchange Act in which FBR & Co. would be subjected to a censure and agreed to certain additional undertakings, including review by an independent consultant of its Chinese Wall procedures and the implementation of any recommended improvements. In the parallel NASD settlement, FBR & Co. agreed to the same undertakings provided for in the SEC settlement approved by the staff of the Division of Enforcement of the SEC, including agreeing to an independent consultant to review its Chinese Wall procedures and implementing any recommended improvements, and also agreed pay a fine of $4.0 million to NASD.

As previously reported by FBR Group, one of FBR Group’s investment adviser subsidiaries, Money Management Associates, Inc. (MMA), is involved in an investigation by the SEC with regard to the adequacy of disclosure of risks concerning the strategy of a sub-advisor to a now-closed bond fund. The SEC staff has advised MMA that it is considering recommending that the SEC bring a civil action/and or institute a public

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

administrative proceeding against MMA and one of its officers (who is not an officer of Friedman, Billings, Ramsey Group, Inc.) for violating and/or aiding and abetting violations of the federal securities laws. MMA and its officer have made a Wells submission and, if necessary, intend to defend vigorously any charges brought by the SEC. Based on management’s review with counsel, resolution of this matter is not expected to have a material adverse effect on the Company’s financial condition or results of operations. It is possible that the SEC may initiate proceedings as a result of its investigations, and any such proceedings could result in adverse judgments, injunctions, fines, penalties or other relief against MMA or one or more of its officers or employees.

Other Legal and Regulatory Matters

Except as described above, as of December 31, 2006, the Company was not a defendant or plaintiff in any lawsuits or arbitrations that are expected to have a material adverse effect on the Company’s financial condition or results of operations. The Company is a defendant in a small number of civil lawsuits and arbitrations relating to its various businesses, and is subject to various reviews, examinations, investigations and other inquiries by governmental agencies and SROs, none of which are expected to have a material adverse effect on the Company’s financial condition, results of operations or liquidity.

Incentive Fees

The Company recognizes incentive income from the partnerships based on what would be due to the Company if the partnership terminated on the balance sheet date. Incentive allocations may be based on unrealized gains and losses, and could vary significantly based on the ultimate realization of the gains or losses. We may therefore reverse previously recorded incentive allocations in future periods relating to the Company’s managed partnerships. As of December 31, 2005 and 2006, $2,172 and $35, respectively, was subject to such potential future reversal.

Note 11. Shareholders’ Equity:

Equity Offering

On July 20, 2006, the Company closed a private offering to institutional investors of common equity and a concurrent private placement to two affiliates of Crestview. These two concurrent transactions in the aggregate resulted in the issuance of 18,000,0000 shares of Class A common stock at $15.00 per share. Proceeds to the Company, after deducting a placement fee payable to an affiliate of Crestview with respect to the shares purchased by the Crestview affiliates and other issuance costs, were $259,738 in cash.

As part of these transactions, the Company and FBR TRS Holdings entered into a series of agreements, including a contribution agreement, a corporate agreement, a services agreement, a management services agreement, a trademark license agreement and a tax sharing agreement. In addition, the Company and FBR TRS Holdings entered into a series of agreements with affiliates of Crestview, including an investment agreement, a governance agreement, a voting agreement, a registration rights agreement, a professional services agreement and option agreements to purchase additional shares.

Pursuant to the professional services agreement, in exchange for Crestview’s ongoing strategic advice and assistance, the Company will pay an affiliate of Crestview a $1,000 annual strategic advisory fee plus reasonable out-of-pocket expenses as long as Crestview continues to own at least 50% of the shares purchased in the concurrent private placement. Pursuant to the option agreements, affiliates of Crestview may purchase up to 2,600,000 shares of the Company’s Class A common stock. Based on the provisions of EITF 00-19, “Accounting

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s own Stock,” and the terms and conditions of the option agreements, these options have been accounted for as permanent equity.

Stock Compensation Plans

FBR Capital Markets Corporation 2006 Long-Term Incentive Plan (FBR Capital Markets Long-Term Incentive Plan)

The Company established the FBR Capital Markets Long-Term Incentive Plan. Under the FBR Capital Markets Long-Term Incentive Plan, the Company may grant options to purchase stock, stock appreciation rights, performance awards and restricted and unrestricted stock for up to 5,569,985 shares of common stock to eligible participants. Participants include employees and officers of the Company and its subsidiaries. The FBR Capital Markets Long-Term Incentive Plan has a term of 10 years and options granted may have an exercise period of up to 10 years. Options may be incentive stock options, as defined by Section 422 of the Internal Revenue Code, or nonqualified stock options.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for options granted for the year ended December 31, 2006: dividend yield of zero, expected volatility of 30%, risk-free interest rate of 4.8%, and an expected life of four and one-half years for all grants. The weighted average fair value of options granted during the year ended December 31, 2006 was $5.00. No options were granted prior to the third quarter of 2006.

Compensation expense recognized by the Company for stock options for the year ended December 31, 2006 was $1,701 and related tax benefit of $672, related to FBR Capital Markets Long-Term Incentive Plan.

A summary of option activity under the FBR Capital Markets Long Term Incentive Plan as of December 31, 2006, and changes during the nine months then ended is presented below:

	Number of Shares	Weighted-average Exercise Prices	Weighted-average Remaining Contractual Life
Outstanding as of December 31, 2005	—	$—
Granted	3,385,000	$15.00
Cancelled	(9,000)	$15.00
Exercised	—	$—

Outstanding as of December 31, 2006	3,376,000	$15.00	5.6

Exercisable as of December 31, 2006	—	$—	—

As of December 31, 2006, there was $14,809 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the FBR Capital Markets Long Term Incentive Plan relating to 3,376,000 nonvested options. The total unrecognized cost is expected to be recognized over a weighted-average period of 2.6 years.

FBR Group Long-Term Incentive Plan

Options granted by FBR Group to the Company’s employees under the FBR Group Long-Term Incentive Plan affect the Company’s compensation expense, but do not affect amounts associated with the Company’s equity capitalization.

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for options granted under the FBR Group Long-Term Incentive Plan for the years ended December 31, 2004, 2005 and 2006: dividend yield of 13.10%, 7.0%, and 8.5%, respectively, expected volatility of 60%, 57%, and 49%, respectively, risk-free interest rate of 3.0%, 3.8%, and 4.7%, respectively, and an expected life of five years for all grants. The weighted average fair value of options granted during the years ended December 31, 2004, 2005 and 2006 was $3.23, $6.47, and $2.25.

Compensation expense allocated to the Company by FBR Group for stock options for the year ended December 31, 2006 was $1,323 and related tax benefit of $50. In addition, in accordance with the provisions of SFAS 123R, the Company was allocated compensation expense of $865 relating to shares offered under the FBR Group Employee Stock Purchase Plan for the period ended December 31, 2006. The following table illustrates the effect on net income for the years ended December 31, 2004 and 2005, if the Company had applied the fair value recognition provisions of SFAS 123 to options granted under the FBR Group Long-Term Incentive Plan. For purposes of this pro forma disclosure, the value of options is estimated using the Black-Scholes option pricing model with share-based awards amortized over the vesting periods pursuant to SFAS 123.

	2004	2005
Net income	$89,754	$48,085
Add: Stock-based employee compensation expense included in reported net income, net of tax effects	—	39
Deduct: Stock-based employee compensation, net of tax effects	1,386	1,383

Pro forma net income	$88,368	$46,741

As of December 31, 2006, there was $668 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the FBR Group Long-Term Incentive Plan to employees of the Company with a weighted-average vesting period of 1.0 years. Shares unvested issued to the employees of the Company were 225,067.

FBR Group Employee Stock Purchase Plan

FBR Group initiated the 1997 Employee Stock Purchase Plan (the Purchase Plan) on September 1, 1998. Under this Purchase Plan, eligible employees of the Company have purchased Class A common stock of FBR Group through payroll deductions at a price that is 85% of the lower of the market value of the common stock on the first day of the offering period or the last day of the offering period. As discussed above, in accordance with the provisions of SFAS 123R, effective January 1, 2006 the Company is required to recognize compensation expense relating to shares offered under the Purchase Plan. During 2005 and 2006, 434,818 and 529,115 shares, respectively, were issued under the Purchase Plan by FBR Group to employees of FBR Group and its subsidiaries, including the Company, for $4,445 and $4,172, respectively.

Note 12. Financial Instruments with Off-Balance-Sheet Risk and Credit Risk:

Financial Instruments

The Company invests in mortgage securities and equity securities that are primarily traded in United States markets. The Company funds its investments in mortgage-backed securities and reverse repurchase agreements (associated with Arlington Funding) through repurchase agreement and commercial paper borrowings, respectively. Accordingly, the Company is subject to leverage and interest rate risk.

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

The Company’s asset management entities trade and invest in public and non-public securities. As of December 31, 2005 and 2006, as discussed above, the Company had not entered into any transactions involving financial instruments that would expose the Company to significant related off-balance-sheet risk.

In addition, in certain circumstances the Company sells securities it does not currently own (securities sold, not yet purchased—see Note 4). When the Company sells a security short and borrows the security to make a delivery, a gain, limited to the price at which the Company sold the security short, or a loss, unlimited in size, will be realized upon the termination of the short sale.

Market Risk

Market risk is primarily caused by movements in market prices of the Company’s trading and investment account securities and changes in value of the underlying securities of the investment partnerships in which the Company invests. The Company’s trading securities and investments are also subject to interest rate volatility and possible illiquidity in markets in which the Company trades or invests. The Company seeks to manage market risk through monitoring procedures. The Company’s principal transactions are primarily long and short equity and debt transactions.

Positions taken and commitments made by the Company, including those made in connection with venture capital and investment banking activities, have resulted in substantial amounts of exposure to individual issuers and businesses, including non-investment grade issuers, securities with low trading volumes and those not readily marketable. These issuers and securities expose the Company to a higher degree of risk than associated with investment grade instruments.

Credit Risk

The Company’s broker-dealer subsidiaries function as introducing brokers that place and execute customer orders. The orders are then settled by an unrelated clearing organization that maintains custody of customers’ securities and provides financing to customers.

The Company’s broker-dealer subsidiaries clear all of their securities transactions through a clearing broker on a fully disclosed basis. Pursuant to the terms of the agreements between the Company’s broker-dealer subsidiaries and the clearing broker, the clearing broker has the right to charge the Company for losses that result from a counterparty’s failure to fulfill its contractual obligations.

As the right to charge the Company has no maximum amount and applies to all trades executed through the clearing broker, the Company believes there is no maximum amount assignable to this right. At December 31, 2005 and 2006, the Company has recorded no liabilities with regard to the right. During the years ended December 31, 2004 , 2005 and 2006, the Company paid the clearing broker a total less than twenty thousand dollars related to these guarantees.

In addition, the Company has the right to pursue collection of performance from the counterparties who do not perform under their contractual obligations. The Company monitors the credit standing of the clearing broker and all counterparties with which it conducts business.

The securities industry is subject to numerous risks, including the risk of loss associated with the underwriting, ownership, and trading of securities, and the risk of reduced revenues in periods of reduced

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

demand for security offerings and activity in secondary trading markets. Changing economic and market trends may negatively impact the liquidity and value of the Company’s investments and the level of security offerings underwritten by the Company, which may adversely affect the Company’s revenues and profitability.

Through indemnification provisions in agreements with clearing organizations, customer activities may expose the Company to off-balance-sheet credit risk. Financial instruments may have to be purchased or sold at prevailing market prices in the event a customer fails to settle a trade on its original terms or in the event cash and securities in customer margin accounts are not sufficient to fully cover customer obligations. The Company seeks to manage the risks associated with customer activities through customer screening and selection procedures as well as through requirements on customers to maintain margin collateral in compliance with various regulations and clearing organization policies.

The Company’s equity and debt investments include non-investment grade securities of privately held issuers with no ready markets. The concentration and illiquidity of these investments expose the Company to a higher degree of risk than associated with readily marketable securities.

General Partnership and Managing Member Interests

As general partner of investment partnerships (or managing member of limited liability companies), certain of the Company’s subsidiaries may be exposed to liabilities that exceed the balance sheet value of the Company’s investment in the relevant vehicles. To limit the Company’s exposure to such excess liabilities the Company has formed limited liability companies, which are wholly owned by the relevant subsidiary, to hold the respective general partner or managing member interest. The hedge funds and other partnerships that the Company manages through subsidiaries as a general partner or managing member had $13,251 and $2,729 of liabilities as of December 31, 2005 and 2006, respectively, primarily margin debt, not reflected on our balance sheet.

Note 13. Fair Value of Financial Instruments:

The estimated fair value amounts of the Company’s financial instruments have been determined using available market information and valuation methods that the Company believes are appropriate under the circumstances. These estimates are inherently subjective in nature and involve matters of significant uncertainty and judgment to interpret relevant market and other data. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts. The fair values reported reflect estimates and may not necessarily be indicative of the amounts the Company could realize in a current market transaction. The following describes the methods and assumptions used in estimating fair values:

Securities and Principal Investments in Debt and Equity securities, including Trading Account Securities Sold But Not Yet Purchased—Substantially all financial instruments used in the Company’s trading and investing activities are carried at fair value or amounts that approximate fair value. Fair value is based generally on listed market prices or broker-dealer price quotations. The fair value of the Company’s mortgage-backed securities are based on market prices provided by certain independent dealers who make markets in these financial instruments. To the extent that prices are not readily available, fair value is based on internal valuation models and estimates made by management. For example, investments in private securities and restricted securities have by their nature limited or no price transparency. Such investments are initially carried at cost as an approximation of fair value. Adjustments to carrying value may be made if there are third-party transactions evidencing a change in value. Downward adjustments also may be made, in the absence of third-party transactions, if the Company

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

determines based on valuation models and estimates that the expected realizable value of the investment is less than the carrying value. In reaching that determination, the Company may consider factors such as, but not limited to, the financial performance of the companies relative to projections, trends within sectors, underlying business models and expected exit timing and strategy. As of December 31, 2005 and 2006, the Company’s investments in non-public equity securities included in long-term investments and trading securities, totaled $59,186 and $20,853 respectively, and the estimated fair values of these investments were $59,186 and $20,853 respectively.

Temporary Subordinated Loan Payable—The carrying amount is a reasonable estimate of fair value because of the short-term nature of the borrowing.

Other—Cash and cash equivalents, interest receivable, reverse repurchase agreements, loan from FBR Group, Inc., repurchase agreements, commercial paper, accounts payable, accrued expenses and other liabilities are reflected in the consolidated balance sheets at their amortized cost, which approximates fair value because of the short term nature of these instruments.

The estimated fair values of the Company’s financial instruments are as follows:

	December 31, 2005		December 31, 2006
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets
Cash and cash equivalents	$162,434	$162,434	$151,417	$151,417
Restricted cash	6,082	6,082	—	—
Non-interest bearing receivables	23,707	23,707	43,013	43,013
Loan to FBR Group, Inc.	8,417	8,417	—	—
Mortgage-backed securities, available-for-sale	—	—	415,391	415,391
Long-term investments	34,456	34,456	32,343	32,343
Reverse repurchase agreements	283,825	283,825	—	—
Trading securities	1,034,388	1,034,388	18,180	18,180
Financial liabilities
Trading account securities sold short but not yet purchased	150,547	150,547	202	202
Commercial paper	136,016	136,016	—	—
Repurchase agreements	929,363	929,363	189,155	189,155
Temporary subordinated loan payable	75,000	75,000	—	—

Note 14. Segment Information:

The Company considers its capital markets, asset management and principal investing operations to be separate reportable segments. The capital markets segment includes the Company’s investment banking and institutional brokerage operations. These businesses operate as a single integrated unit to deliver capital raising, advisory and sales and trading services to corporate and institutional clients. Asset management includes the Company’s fee based asset management operations. The Company initiated certain principal investing activities subsequent to the July 2006 private offering. Prior to this offering, the Company had no comparable principal investing activities. In conjunction with the initiation of principal investing activities during 2006, the Company allocated its long-term investments, including equity securities and fund investments previously included in capital markets and asset management, respectively, to the principal investing segment. Accordingly, segment information for prior years has been revised to conform to the current presentation.

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

The accounting policies of these segments are the same as those described in Note 2. The Company has developed systems and methodologies to allocate overhead costs to its business units and, accordingly, presents segment information consistent with internal management reporting. Revenue generating transactions between the individual segments have been included in the net revenue and pre-tax income of each segment. The Company’s revenues from foreign operations totaled $28,785, $20,174, and $22,201 for the years ended December 31, 2004, 2005 and 2006, respectively. The following tables illustrate the financial information for the Company’s segments for the periods indicated.

	Capital Markets	Asset Management	Principal Investing	Consolidated Totals
2006
Net revenues	$332,244	$22,716	$9,136	$364,096
Compensation and benefits	211,872	13,832	8	225,712
Total expenses	346,467	30,593	148	377,208
Pre-tax (loss) income	(14,223)	(7,877)	8,988	(13,112)
Total assets	271,689	45,587	442,143	759,419
Total net assets	194,830	36,898	252,660	484,388

2005
Net revenues	$503,429	$25,804	$3,576	$532,809
Compensation and benefits	262,969	14,336	393	277,698
Total expenses	408,750	29,619	421	438,790
Pre-tax income (loss)	94,679	(3,815)	3,155	94,019
Total assets	1,621,736	61,251	—	1,682,987
Total net assets	207,754	41,214	—	248,968

2004
Net revenues	$537,730	$36,737	$6,942	$581,409
Compensation and benefits	288,286	16,490	208	304,984
Total expenses	404,073	27,791	275	432,139
Pre-tax income	133,657	8,946	6,667	149,270
Total assets	609,612	77,101	—	686,713
Total net assets	212,298	32,767	—	245,065

FBR CAPITAL MARKETS CORPORATION

20,600,000 Shares

of Common Stock

Prospectus

                , 2007

Until                 , 2007 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Except for the SEC registration fee and the NASD filing fee, the following table sets forth the estimated costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the Registrant.

Securities and Exchange Commission registration fee		$33,063
NASD filing fee		31,400
Nasdaq listing fees		*
Printing and engraving fees		*
Transfer agent and registrar fees		*
Legal fees and expenses		*
Accounting fees and expenses		*
Printing and mailing fees		*
Miscellaneous	$	*

Total	$	*

*	To be filed by amendment.

All expenses, except the Securities and Exchange Commission registration fee and the NASD filing fee, are estimated.

Item 14. Indemnification of Directors and Officers.

The Virginia Stock Corporation Act permits a Virginia corporation to include in its articles of incorporation a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from willful misconduct or a knowing violation of the criminal law or any federal or state securities law. The articles of incorporation of the Registrant contain such a provision.

The Registrant’s articles of incorporation provide that it will indemnify (1) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Registrant or brought by or on behalf of its shareholders, by reason of the fact that he is or was a director or officer of the Registrant, or (2) any director or officer who is or was serving at the request of the Registrant as a director, trustee, partner, member or officer of another enterprise, against any liability incurred by him or her in connection with the proceeding if the conduct in question was in the best interests of the Registrant and he or she was acting on behalf of the Registrant or performing services for the Registrant, unless he or she engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. The Registrant will pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition if the applicant furnishes to the Registrant with (1) a written statement of his or her good faith belief that he or she has met the standard of conduct described above and (2) a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet this standard of conduct.

The Registrant’s board of directors is empowered, by majority vote of a quorum consisting of disinterested directors, to cause the Registrant to indemnify or contract to indemnify with any individual not described in the paragraph above who was, is or may become a party to any proceeding, by reason of the fact that he or she is or was an employee or agent of the Registrant, or is or was serving at the request of the Registrant as director, officer, employee or agent of another enterprise, to the same extent as if that individual was an individual described in the paragraph above.

Item 15. Recent Sales of Unregistered Securities.

On June 9, 2006, in connection with the incorporation of FBR Capital Markets Corporation (the “Registrant”), the Registrant issued 1,000 shares of common stock, $.001 par value per share (“Common Stock”), to FBR TRS Holdings, Inc. for $100. This issuance was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) thereof. On July 20, 2006, the Registrant issued

45,999,000 shares of its Common Stock to FBR TRS Holdings in exchange for the contribution of all of the outstanding capital stock of FBR Capital Markets Holdings, Inc. and FBR Asset Management Holdings, Inc. This issuance also was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

After the issuance of the 45,999,000 shares of Common Stock to FBR TRS Holdings, Inc. described above was completed, the Registrant sold 10,680,320 shares of its Common Stock to a group of investors in a transaction on July 20, 2006 in which Friedman, Billings, Ramsey & Co., Inc. acted as initial purchaser. The Registrant issued these shares of Common Stock to Friedman, Billings, Ramsey & Co., Inc. in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act and Friedman, Billings, Ramsey & Co., Inc. resold all of these shares of Common Stock to (i) “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A under the Securities Act and (ii) investors outside the United States in reliance on the exemption from the registration requirements of the Securities Act provided by Regulation S under the Securities Act. On July 20, 2006, the Registrant also sold 2,146,867 shares of its Common Stock in a concurrent private placement to “accredited investors” (as defined in Rule 501 under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act, in a transaction in which Friedman, Billings, Ramsey & Co., Inc. acted as placement agent. The offering price per share of Common Stock was $15.00. The aggregate proceeds to the Registrant before expenses from such offerings and the aggregate initial purchaser’s discount and placement agent fee were $192,407,805 and $13,468,546, respectively.

On July 20, 2006, the Registrant also sold 5,172,813 shares of its Common Stock in a concurrent private placement to accredited investors in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act in a transaction in which an affiliate of Crestview acted as placement agent. The offering price per share of Common Stock was $15.00. The aggregate proceeds to the Registrant before expenses from such offering and the aggregate placement agent fee payable to an affiliate of Crestview were $77,592,195 and $5,431,454, respectively.

In connection with the Registrant’s 2006 private offering, which closed on July 20, 2006, the Registrant granted stock options to purchase a total of 4,109,500 shares of Common Stock to certain of the Registrant’s directors, executive officers and key employees in accordance with the Registrant’s 2006 Long-Term Incentive Plan, of which options to purchase 99,000 shares of Common Stock have been forfeited in accordance with the Registrant’s 2006 Long-Term Incentive Plan. Also on July 20, 2006, the Registrant granted options to purchase a total of 2,600,000 shares of Common Stock to Forest Holdings LLC and Forest Holdings (ERISA) LLC, each of which are affiliates of Crestview. Such grants were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. For a more detailed description of the Incentive Plan, see “Management-2006 Long-Term Incentive Plan” in this Registration Statement.

On January 26, 2007, the Registrant granted stock options to purchase a total of 199,522 shares of Common Stock to the Registrant’s independent directors in accordance with the Registrant’s 2006 Long-Term Incentive Plan. Such grants were exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act.

On January 26, 2007, the Registrant’s board of directors approved the issuance and sale of an aggregate of 163,334 shares of Common Stock at a purchase price of $15 per share to the Registrant’s independent directors pursuant to the board’s plan. The aggregate proceeds to the Registrant from such offering was $2,450,010. The issuance was exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act.

On February 1, 2007, the Registrant awarded an aggregate of 65,016 restricted shares of Common Stock under the Registrant’s 2006 Long-Term Incentive Plan to certain of the Registrant’s employees. This issuance was exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act.

On February 9, 2007, the Registrant granted stock options to purchase an aggregate of 415,220 shares of Common Stock to certain investment banking professional pursuant to employment agreements entered into in connection with the acquisition of certain assets and a team of more than two dozen investment banking professionals from Legacy Partners Group, LLC (“Legacy”). This issuance was exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act. Also on February 9, 2007, the Registrant awarded an aggregate of 40,715 restricted shares of Common Stock to certain investment banking professionals pursuant to the terms of an acquisition agreement between the Registrant and Legacy. This issuance was exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act.

On February 12, 2007, the Registrant awarded an aggregate of 359,829 restricted shares of Common Stock under the 2006 Long-Term Incentive Plan to certain of the Registrant’s employees. This issuance was exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act.

On February 26, 2007, the Registrant granted stock options to purchase a total of 20,000 shares of Common Stock and a total of 15,000 restricted shares of Common Stock under the Registrant’s 2006 Long-Term Incentive Plan to certain of the Registrant’s employees. This issuance was exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description
3.1	Amended and Restated Articles of Incorporation of the Registrant.†

3.2	Amended and Restated Bylaws of the Registrant.†

4.1	Form of Certificate for Common Stock.*

4.2	Registration Rights Agreement, dated as of July 20, 2006, between the Registrant and Friedman, Billings, Ramsey & Co., Inc.†

4.3	Registration Rights Agreement, dated as of July 20, 2006, between the Registrant, Forest Holdings LLC and Forest Holdings (ERISA) LLC.†

4.4	Governance Agreement, dated as of July 20, 2006, among Friedman, Billings, Ramsey Group, Inc., FBR TRS Holdings, Inc., Forest Holdings LLC and Forest Holdings (ERISA) LLC.†

4.5	Voting Agreement, dated as of July 20, 2006, between Friedman, Billings, Ramsey Group, Inc., FBR TRS Holdings, Inc., the Registrant, Forest Holdings LLC and Forest Holdings (ERISA) LLC.†

5.1	Opinion of Hunton & Williams LLP relating to the legality of the securities being registered.*

10.1	2006 Long-Term Incentive Plan.†

10.2	Form of Incentive Stock Option Agreement.†

10.3	Form of Non-Qualified Stock Option Agreement.†

10.4	Contribution Agreement, dated as of July 20, 2006, between FBR TRS Holdings, Inc. and the Registrant.†

10.5	Corporate Agreement, dated as of July 20, 2006, between Friedman, Billings, Ramsey Group, Inc. and the Registrant.†

10.6	Management Services Agreement, dated as of July 20, 2006, between Friedman, Billings, Ramsey Group, Inc. and the Registrant.†

10.7	Services Agreement, dated as of July 20, 2006, between Friedman, Billings, Ramsey Group, Inc. and the Registrant.†

Exhibit Number	Description

10.8	Tax Sharing Agreement, dated as of July 20, 2006, between FBR TRS Holdings, Inc. and the Registrant.†

10.9	Trademark License Agreement, dated as of July 20, 2006, between Friedman, Billings, Ramsey Group, Inc. and the Registrant.†

10.10	Investment Agreement, dated as of July 19, 2006, among the Registrant, Forest Holdings LLC and Forest Holdings (ERISA) LLC.†

10.11	Option Agreement, dated as of July 20, 2006, between the Registrant and Forest Holdings LLC.†

10.12	Option Agreement, dated as of July 20, 2006, between the Registrant and Forest Holdings (ERISA) LLC.†

10.13	Professional Services Agreement, dated as of July 20, 2006, between the Registrant and Crestview Advisors, L.L.C.†

10.14	Subscription Agreement, dated January 26, 2007, between the Registrant and Andrew M. Alper.*

10.15	2007 Employee Stock Purchase Plan.**

10.16

Form of resolution of the Registrant’s Board of Directors with respect to the issuance and sale of an aggregate 163,334 shares of common stock pursuant to the Registrant’s independent director stock purchase plan.*

10.17	Subscription Agreement, dated January 26, 2007, between the Registrant and Thomas J. Hynes, Jr.*

10.18	Subscription Agreement, dated January 26, 2007, between the Registrant and Richard A. Kraemer.*

10.19	Subscription Agreement, dated January 26, 2007, between the Registrant and Arthur J. Reimers.*

21.1	Subsidiaries of the Registrant.†

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Hunton & Williams LLP (contained in Exhibit 5.1).*

24.1	Power of Attorney.†

24.2	Power of Attorney *

*	To be filed by amendment.
**	Previously filed as an exhibit to pre-effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-138824), which was filed with the SEC on March 5, 2007.
†	Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-138824), which was filed with the SEC on November 17, 2006.

(b) Financial Statement Schedules. Not applicable.

Item 17. Undertakings.

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment of the Registration Statement) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused Amendment No. 2 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Arlington, Virginia on March 13, 2007.

FBR CAPITAL MARKETS CORPORATION

By:	/s/ Eric F. Billings
Eric F. Billings Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, Amendment No. 2 to this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Eric F. Billings Eric F. Billings	Director, Chairman and Chief Executive Officer (principal executive officer)	March 13, 2007

/S/ KURT R. HARRINGTON Kurt R. Harrington	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	March 13, 2007

* Richard J. Hendrix	Director, President and Chief Operating Officer	March 13, 2007

* J. Rock Tonkel, Jr.	Director, Member, Office of the Chief Executive	March 13, 2007

* Thomas S. Murphy, Jr.	Director	March 13, 2007

* Richard M. DeMartini	Director	March 13, 2007

Andrew M. Alper	Director

Thomas J. Hynes, Jr.	Director

Richard A. Kraemer	Director

Arthur J. Reimers	Director

* BY:	/s/ Eric F. Billings	March 13, 2007
Eric F. Billings, as Attorney-in-Fact